Click Here for Contents

As filed with the Securities and Exchange Commission on December 13, 2004

Registration No. 333-118246

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6 to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Feldman Mall Properties, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012

(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Larry Feldman
Chairman and Chief Executive Officer
Feldman Mall Properties, Inc.
3225 North Central Avenue, Suite 1205
Phoenix, Arizona 85012
(602) 277-5559
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Beth A. De Santo, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Randolph C. Coley, Esq. Alexander G. Simpson, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003 (212) 556-2100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Back to Contents

SUBJECT TO COMPLETION, DATED DECEMBER 13, 2004

PROSPECTUS

10,666,667 Shares of Common Stock

Feldman Mall Properties, Inc.

This is our initial public offering of shares of our common stock. We are offering 10,666,667 shares of our common stock. All of the shares being offered by this prospectus are being sold by us. No public market currently exists for our common stock. Following the completion of this offering, we intend to elect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2004.

The initial public offering price of our common stock is expected to be between $14.00 and $16.00 per share. Our shares of common stock have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, or NYSE, under the symbol “FMP.”

The shares of our common stock are subject to ownership limitations contained in our charter that are intended to preserve our qualification as a REIT.

Before buying any shares, you should read the discussion of the risks of investing in our common stock in “Risk Factors” beginning on page 22, including, among others:

•	We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•
Our investments in underperforming or distressed malls could be subject to higher than anticipated costs and unexpected delays which would adversely affect our investment returns, harm our operating results and reduce funds available for distributions to our stockholders.

•
Our management team will receive material benefits upon completion of this offering, including a 14.8% equity stake in our company on a fully diluted basis (having a value of approximately $27.8 million based on the mid-point of the price range listed above), which could allow them to exercise significant influence over matters submitted to our stockholders.

•
We did not obtain any third party appraisals for the initial properties in our portfolio in connection with the formation transactions and the consideration to be given by us in exchange for them may exceed fair market value or the value that may have been determined by third party appraisals.

•
If we fail to qualify as a REIT, our distributions will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

•
Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

•
We have not committed approximately 12.1% of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
Certain members of our senior management team intend to make an aggregate investment of $1 million in this offering, including a $600,000 investment by Larry Feldman, our Chairman and Chief Executive Officer, a $125,000 investment by each of Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing, and Thomas Wirth, our Executive Vice President and Chief Financial Officer, and a $25,000 investment by Jeffrey Erhart, our Executive Vice President and General Counsel. The underwriters will not receive a discount on any shares purchased by Messrs. Feldman, Bourg, Jensen, Wirth and Erhart in this offering.

The underwriters may also purchase up to 1,600,000 additional shares of our common stock at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters expect to deliver the shares of our common stock on or about                , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FRIEDMAN BILLINGS RAMSEY

RBC CAPITAL MARKETS

BB&T CAPITAL MARKETS

The date of this prospectus is                , 2004.

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Back to Contents

Boscov's

HECHT'S
HECHT'S

VICTORIA'S SECRET
VICTORIA'S SECRET

HARRISBURG
MALL

Back to Contents

GAP

macy's
macy's

Boscov's

Interstate 87

coloniecenter

A Premier Retail Location in New York's Capital Region

Back to Contents

LOEWS THEATRES

Foothills MALL

Saving this much money should be fun.

Noble Booksellers

LOEWS THEATRES

Famous Footwear

Back to Contents

Harrisburg Mall and Foothills Mall

Harrisburg, Pennsylvania area and Tucson, Arizona area

Harrisburg Mall

Before - JC Penney Prior to Construction

After - Newly Constructed Boscov's

Foothills Mall

Before - Movie Theater Exterior Entrance Prior to Conversion

LOEWS THEATRES

After - Movie Theater Interior Entrance Redirecting Theater Traffic Through the Mall

i

Back to Contents

TABLE OF CONTENTS
(continued)

ii

Back to Contents

TABLE OF CONTENTS
(continued)

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

iii

Back to Contents

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and the financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “our” and “us” refer to Feldman Mall Properties, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Feldman Equities Operating Partnership, LP, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” and our predecessor, Feldman Equities of Arizona, LLC, an Arizona limited liability company, together with its subsidiaries and affiliates, which we refer to collectively herein as “Feldman Equities of Arizona,” the “predecessor” or “our predecessor.” In addition, references to “common stock” refer to the common stock, $0.01 par value per share, of our company, references to “OP units” refer to the units of limited partnership interest of our operating partnership and references to “equity securities” refer to the common stock and the OP units, collectively. Unless the context otherwise indicates, the information about our company assumes that the formation transactions described herein have been completed. In addition, unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option is not exercised and that the common stock to be sold in this offering is sold at $15.00 per share, which is the mid-point of the price range indicated on the front cover of this prospectus.

Overview

We are a fully-integrated, self-administered and self-managed real estate company formed in July 2004 to continue the business of Feldman Equities of Arizona, to acquire, renovate and reposition retail shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls (meaning those in which average annual shop tenant sales per square foot are above $350) or near Class A malls (meaning those in which average annual shop tenant sales per square foot range from $325 to $350) through comprehensive renovation and repositioning efforts aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow. We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

Our predecessor is currently near completion of two comprehensive mall renovation and repositioning projects for the Harrisburg Mall in the Harrisburg, Pennsylvania area and the Foothills Mall in the Tucson, Arizona area. Since our predecessor acquired a joint venture interest in the Harrisburg Mall in 2003 and in the Foothills Mall in 2002, these malls have undergone dramatic improvements in architectural design and appearance, layout, square footage and tenant composition. Upon completion of this offering, we will acquire our predecessor’s 25% capital interest in the joint venture that owns the Harrisburg Mall and will have an option to acquire the remaining 75% capital interest in this joint venture. We will also acquire a 100% ownership interest in the joint venture that owns the Foothills Mall.

In September 2004, we entered into a binding agreement to acquire Colonie Center, a super-regional mall in the Albany, New York area, for a base purchase price of $84.2 million, subject to increase by up to an additional $9 million if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. We expect to fund this acquisition out of the net proceeds of this offering. Our renovation and repositioning plan for Colonie Center is designed to convert the mall from a Class B mall to a Class A mall. We estimate that the cost of this plan will be approximately $9.6 million.

We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value. We expect to continue to source attractive opportunities that meet our investment criteria. We believe that our predecessor’s recent transactions demonstrate our ability to locate and acquire properties with the potential to substantially increase their operating cash flow and value through our comprehensive renovation and repositioning strategies.

Back to Contents

Our investment strategy includes acquiring, renovating and repositioning properties both directly and indirectly through joint ventures with institutional investors. Through joint ventures, we will seek to enhance our return on equity by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We also intend to enhance our return on equity by selectively selling properties once they are stabilized and fully valued. We intend to re-deploy the capital derived from such sales into new, higher yielding acquisition and redevelopment opportunities.

Upon completion of this offering and the formation transactions, we will conduct substantially all of our business through our operating partnership, Feldman Equities Operating Partnership, LP, in which we will hold approximately an 87% ownership interest. Our operating partnership will enable us to complete tax deferred acquisitions of additional malls utilizing our OP units as an alternative acquisition currency.

Our corporate headquarters is located at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012. Our website is located at www.FeldmanMall.com. Information on our website is not incorporated into this prospectus.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 22 prior to deciding whether to invest in our common stock. Some of the risks include:

•	We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•
Our investments in underperforming or distressed malls could be subject to higher than anticipated costs and unexpected delays which would adversely affect our investment returns, harm our operating results and reduce funds available for distributions to our stockholders.

•
Our management team will receive material benefits upon completion of this offering, including a 14.8% equity stake in our company on a fully diluted basis (having a value of approximately $27.8 million based on the mid-point of the price range indicated on the front cover of this prospectus), which could allow them to exercise significant influence over matters submitted to our stockholders. Upon completion of this offering and the formation transactions, management’s equity stake will include 163,228 shares of common stock and 966,456 OP units to be held by Larry Feldman, our Chairman and Chief Executive Officer, and his affiliates, 8,333 shares of common stock and 233,504 OP units to be held by Jim Bourg, our Executive Vice President and Chief Operating Officer, 8,333 shares of common stock and 233,504 OP units to be held by Scott Jensen, our Executive Vice President of Leasing, 1,667 shares of common stock and 160,000 OP units to be held by Jeffrey Erhart, our Executive Vice President and General Counsel and 8,333 shares of common stock and 66,667 shares of restricted stock (or other equity-based compensation of equivalent value) issued under our 2004 equity incentive plan to be held by Thomas Wirth, our Executive Vice President and Chief Financial Officer.

•
We did not obtain any third party appraisals for the initial properties in our portfolio in connection with the formation transactions and the consideration to be given by us in exchange for them may exceed fair market value or the value that may have been determined by third party appraisals.

•
If we fail to qualify as a REIT, our distributions will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

•
Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

•
We have not committed approximately 12.1% of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

Back to Contents

Our Industry

Our property acquisition and redevelopment activities are focused on underperforming regional and super-regional malls. Regional malls generally contain in excess of 400,000 square feet of enclosed and climate controlled space and offer a variety of fashion merchandise, hard goods, services, restaurants, entertainment and convenient parking. Regional malls are typically anchored by two or more department stores or large big box retail stores, which we refer to as anchor tenants. These tenants act as the main draw to a typical mall and are normally located within the mall at the ends of the common corridors. Super-regional malls have the same characteristics of regional malls but are generally larger than 800,000 square feet and have three or more anchor tenants. We refer to regional and super-regional malls as malls.

Malls typically contain numerous diversified smaller retail stores, which we refer to as shops or shop tenants. Shop tenants are mostly national or regional retailers typically located along common corridors which connect to the anchor tenants. Shop tenants typically account for a substantial majority of the rental revenues of a mall.

According to the International Council of Shopping Centers, the United States had approximately 1,130 malls in 2003. The median sales per square foot of shop tenants in a sample of malls studied by the International Council of Shopping Centers in 2002 was $318. We generally classify malls into one of the following three rating categories based upon the average annual sales per square foot of shop tenants:

Classes of Malls

Class	Shop Tenant Sales Per Square Foot

Class A	Above $350
Class B	$250 — $350
Class C	Below $250

We believe that more than half of the 1,130 malls in the United States fall into the Class B and Class C categories. Our strategy is to acquire Class B malls or Class C malls, which we refer to as underperforming or distressed malls. We believe that through our renovation and repositioning strategies, we can substantially increase shopper traffic and tenant sales which will result in higher occupancy, rents and, ultimately, cash flow to us. We believe that the successful implementation of our strategy can result in the transformation of a Class B or Class C mall into a Class A or near Class A mall. Currently, Colonie Center and the Foothills Mall fall into the Class B category and the Harrisburg Mall falls into the Class C category. We expect, however, that upon completion of our renovation and repositioning efforts, each mall will fall into the Class A or near Class A mall category.

The Market Opportunity

We believe there are a significant number of malls in the United States that are potential candidates for acquisition, renovation and repositioning by our company. These malls are typically located in favorable markets that are experiencing positive overall retail sales trends and often have excellent access to transportation, but due to mismanagement, changing retail trends or the passage of time, may lack one or more of the key characteristics of successful malls. These malls tend to have weak or closed anchor tenants, poor shop tenant mixes, non-optimal layouts, dark mall corridors or outdated designs and appearances.

We also believe that many owners of underperforming malls may prefer to sell such properties because they may be unable to respond to the forces that have eroded the competitive positions of their properties. These owners may lack the experience, expertise, capital or management resources necessary to successfully renovate and reposition their properties. We believe that these factors may allow us to acquire and redevelop malls at total project costs that are significantly below the cost of new mall construction. In addition, unlike new mall development, which may encounter strong local opposition due to traffic, environmental and other concerns, redevelopment efforts are generally strongly supported by local communities and can often be completed in a much shorter time frame in comparison to new construction.

Back to Contents

Our History

We trace our construction and redevelopment roots to the founding of a small plumbing company in 1920 by H.J. Feldman, the grandfather of Larry Feldman, our Chairman and Chief Executive Officer. That company eventually grew to become a major general contracting company. From 1950 through 1985, the firm, which was co-led by Larry Feldman’s father, Edward Feldman, was responsible for many high profile heavy construction projects, including the two main terminal buildings of Chicago’s O’Hare International Airport, as well as hospitals, sewage treatment plants, nuclear facilities and military installations throughout the United States. In 1985, Edward and Larry Feldman established a commercial real estate company under the name Feldman Equities. Larry Feldman served as President and Chief Executive Officer of Feldman Equities from 1990 until 1997. From 1997 until 1998 Larry Feldman was Chairman of the Board, Chief Executive Officer and President of Tower Realty Trust, Inc., a publicly-traded REIT, which completed its initial public offering in 1997 and focused on the redevelopment of underperforming or distressed office properties and also managed approximately 800,000 square feet of shopping centers. From 1999 until 2004, Larry Feldman served as Chairman and Chief Executive Officer of Feldman Equities and, since April 2002, of Feldman Equities of Arizona.

Our Properties

Upon completion of this offering, we will acquire interests as follows: (i) our predecessor’s 25% capital interest in Feldman Lubert Adler Harrisburg LP, the joint venture that owns the Harrisburg Mall, and will have an option, exercisable at any time prior to July 19, 2005, to acquire the remaining 75% capital interest in this joint venture and (ii) a 100% ownership interest in Foothills Mall LLC, the joint venture that owns the Foothills Mall. In addition, we have entered into a binding agreement to acquire Colonie Center, which we anticipate will close within 30 days following the closing of this offering. The table below sets forth information with respect to these properties.

Property	Year Built/ Most Recent Renovation	Ownership Interest	Total Square Feet	Rentable Square Feet	Percentage Leased	Shop Tenants Percentage Leased	Annualized Base Rent	Shop Tenant Base Rent Per Leased Sq. Ft.	Anticipated Remaining Renovation Costs	Anchor Tenants	Non-owned Anchor Tenants

Harrisburg Mall	1969/2004	25%	892,802	892,802	90.91%	74.54%	$4,301,906	$14.05	$18,800,000	Bass Pro Shops;	—
										Boscov’s; Hecht’s

Foothills Mall	1983/2004	100	710,541	500,011	91.42	85.06	6,508,516	16.56	4,300,000	Barnes & Noble;	Wal-Mart
										Linens ‘N Things;
										Loews Cineplex;
										Ross Dress for
										Less; Saks Off
										5th

Colonie Center	1966/1998	100	1,244,148	664,148	82.68	69.89	6,351,011	17.47	9,600,000	Boscov’s;	Macy’s; Sears
										Christmas Tree
										Shops; Steve &
										Barry’s; f.y.e.

Total/Weighted Average	—	—	2,847,491	2,056,961	88.14%	75.18%	$17,161,433	$16.14	$32,700,000	—	—

In the table above:

•
Our predecessor’s interest in the joint venture that owns the Harrisburg Mall consists of a 25% capital interest. In addition, once operating cash flow exceeds a 12% preferred return on the partners’ capital contributions, we will be entitled to receive an additional 20% of the excess cash flow. Upon a sale of the property, and after both partners receive a return of their capital contributions from the joint venture (which aggregated $16.8 million as of September 30, 2004) plus a 12% preferred return on their capital contributions, we will have the right to receive an additional 20% of the available cash, if any, plus our 25% share of the remaining 80% interest. In addition, in the event that a sale of the property produces an overall return in excess of 20% to our joint venture partner, we will be entitled to a 30% share of such excess, if any, plus our 25% share of the remaining 70% interest. The remaining interest in this joint venture is held by affiliates of the Lubert Adler Funds. To the extent that the partners are required to make additional capital contributions to the joint venture, the amount of the 12% preferred return, which operating cash flow must exceed in order for the partners to receive

Back to Contents

the additional 20% of excess cash flow, will increase. Therefore, if partners are required to make additional capital contributions, receipt of the additional 20% will become more difficult.

•
Our predecessor’s interest in the joint venture that owns the Foothills Mall consists of a 67% capital interest and the right to additional percentages of cash flow from the joint venture upon the achievement of certain internal rates of return. The remaining interests in this joint venture are held by unaffiliated third party investors, whose interests will be acquired as part of the formation transactions with the net proceeds of this offering. Upon completion of the formation transactions, we will acquire a 100% ownership interest in the joint venture that owns the Foothills Mall.

•	Total Square Feet includes Rentable Square Feet and the square feet occupied by non-owned anchor tenants.

•
Rentable Square Feet for the Harrisburg Mall includes 266,367 square feet of rentable shop tenant space. Rentable Square Feet for the Foothills Mall includes 193,602 square feet of rentable shop tenant space. Rentable Square Feet for Colonie Center includes 381,941 square feet of rentable shop tenant space. Rentable Square Feet for Foothills Mall and Colonie Center excludes approximately 210,000 square feet and 580,000 square feet, respectively, of non-owned anchor tenant space.

•
Percentage Leased is calculated based on leases executed as of September 30, 2004 and includes owned anchor tenant space. Percentage Leased for the Foothills Mall and Colonie Center excludes approximately 210,000 square feet and 580,000 square feet, respectively, of non-owned anchor tenant space.

•
Shop Tenants Percentage Leased is calculated based on leases executed as of September 30, 2004 by shop tenants and non-anchor tenants. These figures exclude leases to tenants under temporary leases, which are leases for a term of less than one year.

•
Annualized Base Rent is calculated based on monthly base rent derived from 100% of our existing lease agreements executed as of September 30, 2004 and annualized for a 12-month period, except as set forth below. The Annualized Base Rent figures appearing in the table above are based on net rent (which means that the rent shown above does not include certain additional charges that are passed on to the tenants, including common area maintenance charges and real estate taxes). Annualized Base Rent includes leases that expire prior to September 30, 2005, which constitute less than 4% of our Annualized Base Rent. Annualized Base Rent does not include (a) any additional revenues from temporary or month-to-month tenants, (b) lease-up of vacant space, (c) rental increases occurring after September 30, 2004 or (d) pass through of operating expenses to tenants. Annualized Base Rent at the Foothills Mall does not include approximately $150,000 of annualized rental income receivable under percentage rent lease provisions as of September 30, 2004 or approximately $320,000 of annualized income receivable from temporary and month-to-month tenants as of September 30, 2004.

•
Shop Tenant Base Rent Per Leased Square Foot is calculated based on monthly base rent derived from shop tenant leases executed as of September 30, 2004 and annualized for a 12-month period, with the product divided by the rentable square feet leased to shop tenants as of such date.

•	Anticipated Remaining Renovation Costs represents our estimate of the remaining costs of the project renovation from October 1, 2004 through project completion.

•
Non-owned Anchor Tenants are anchor tenants of the mall, but we will not own their improvements or their underlying land and therefore we will not collect rent from these retailers. We refer to these retailers as non-owned anchor tenants. We believe non-owned anchor tenants are important to a property because the attractiveness of the anchor retailers at the property (whether or not we collect rent from them) may significantly affect the leasing of owned space and shop tenant sales at the property. Wal-Mart is a non-owned anchor tenant of the Foothills Mall and occupies and owns a super center consisting of approximately 210,000 square feet, which shares a common parking lot and entrance road with the Foothills Mall.

•
The Macy’s building consists of approximately 305,000 square feet and the Sears building consists of approximately 275,000 square feet. Both buildings are contiguous to Colonie Center and share common entrances with Colonie Center.

Back to Contents

Harrisburg Mall

Our predecessor is currently nearing completion of the renovation and repositioning of the Harrisburg Mall, which is located in the Harrisburg, Pennsylvania area. Under the terms of the limited partnership agreement of Feldman Lubert Adler Harrisburg LP, the general partner (a wholly owned subsidiary of our predecessor) manages the day-to-day operations of the property. Upon completion of the formation transactions, the general partner will become our wholly owned subsidiary. The general partner and limited partners share equally in decision-making authority over major decisions affecting the property, including property sales and financings, leasing, and budget approval and amendments. The limited partners are certain entities affiliated with the Lubert Adler Funds that are ultimately controlled by Ira Lubert and Dean Adler. Prior to our predecessor’s acquisition of a 25% capital interest in Feldman Lubert Adler Harrisburg LP the joint venture that owns the Harrisburg Mall in September 2003, the Harrisburg Mall had an effective occupancy rate of 50% because two key anchor tenants, Lord & Taylor and JCPenney, had either completely ceased operations or had indicated an intention to do so. As a result of our predecessor’s leasing efforts, the Harrisburg Mall is now over 90% leased. The renovation and repositioning plan for this mall, which is designed to convert the mall from a Class C mall to a Class A mall, includes the following:

•	adding new anchors such as Bass Pro Shops and Boscov’s and securing a key lease renewal with Hecht’s;

•	enhancing entertainment features;

•	improving accessibility;

•	gaining local government support;

•	dramatically changing appearance;

•	improving signage;

•	enhancing lighting and security;

•	repaving the parking lot; and

•	upgrading the heating, ventilation and air conditioning systems.

As a result of these renovation and repositioning efforts at the Harrisburg Mall, leased square footage has grown from 428,703 at acquisition to 811,661 as of September 30, 2004, after giving effect to executed leases as of such date. Given the attractiveness of the new anchor tenants at the Harrisburg Mall, additional revenue growth from the property is expected as occupancy levels and rental rates rise above current levels.

In September 2003, our predecessor acquired an ownership interest in the Harrisburg Mall through a joint venture with affiliates of the Lubert Adler Funds. The joint venture paid $17.5 million or approximately $20.00 per square foot for the property, which was financed through both equity capital and a loan. Our joint venture partner provided approximately $10.8 million, or 75%, of the equity capital and our predecessor provided approximately $3.6 million, or 25%, of the equity capital. The remaining $3.1 million of the purchase price was financed through a construction loan with Commerce Bank. As of September 30, 2004, the joint venture had spent approximately $36 million on the renovation and repositioning of this property, and we estimate that the total additional investment required to renovate and reposition the property is approximately $18.8 million. Net of cash flow from property operations applied to project costs of approximately $8.6 million, and government grants and incentives totaling approximately $8 million, the total net project cost is estimated to be approximately $55.7 million, or $62.40 per square foot.

Foothills Mall

Our predecessor is currently nearing completion of the renovation and repositioning project for the Foothills Mall, which is located in the Tucson, Arizona area. At the time our predecessor contracted to purchase this property in November 2001, the Foothills Mall was experiencing low tenant sales and had difficulty attracting new tenants despite a favorable location and a strong retail market. The renovation and

Back to Contents

repositioning plan for this mall, which is designed to convert the mall from a Class B mall to a Class A mall, includes the following:

•	stepping up leasing initiatives, such as new leases that have recently been secured with Old Navy and Famous Footwear;

•	redirecting theatre traffic for the Loews Cineplex from outside to inside the mall and the conversion of the remaining theatres to stadium seating;

•	increasing rentable square footage;

•	improved exterior entrance signage;

•	improving visibility of interior mall corridors;

•	creating new rotunda mall entrances;

•	adding new “lifestyle” component;

•	improving food court and amenities;

•	conducting public marketing campaigns; and

•	expanding the mall.

These renovation and repositioning efforts have already impacted the operating performance of the Foothills Mall. Leased square footage, as a percentage of total rentable square feet, was maintained at approximately 90% throughout the renovation process which added approximately 27,000 square feet of rentable area. Additional revenue growth from the property is expected as rentable area is added and occupancy levels rise above current levels. Since September 30, 2004, our predecessor has leased 29,572 square feet of shop space totaling approximately $403,000 of annualized based rent to retailers including Old Navy.

Our predecessor acquired an interest in the joint venture that acquired the Foothills Mall in April 2002 for $54 million. As of September 30, 2004, the joint venture had spent approximately $6.7 million on the renovation and repositioning of this property, and we estimate that the total additional investment required to renovate and reposition the property is approximately $4.3 million. We estimate the total project cost for this property to be approximately $65 million, or $130 per square foot.

Colonie Center

In September 2004, we entered into a binding agreement to acquire Colonie Center, a 1.2 million square foot super-regional mall located in the Albany, New York area for a base purchase price of $84.2 million. The agreement, which is subject to customary closing conditions, provides for an increase to the purchase price if certain pending lease transactions are executed and tenants under such leases take occupancy and commence their rental payments. The maximum amount of such purchase price increase is approximately $9 million so that the maximum purchase price is $93.2 million. In addition, the agreement provides for the seller to bear all expenses incurred in connection with such leases, including tenant improvements, leasing commissions and other tenant inducements. Our renovation and repositioning plan is designed to convert the mall from a Class B mall to a Class A mall. We estimate that the cost of this plan will be approximately $9.6 million. Our renovation and repositioning plan currently includes the following:

•	adding new upscale junior anchor tenants;

•	redirecting anchor tenant traffic;

•	major change in appearance;

•	improved signage; and

•	adding entertainment features.

We expect these renovation and repositioning efforts to impact the financial performance of Colonie Center by drawing the already high volume of anchor tenant shoppers into the main mall and by attracting

Back to Contents

more affluent shoppers. We expect our revenues to grow as more shoppers spend more time in the main mall, which we expect will increase shop tenant sales per square foot and therefore the rental rates that existing and prospective tenants may be willing to pay.

Investment Highlights

The following factors may benefit our company as we implement our business plan:

Favorable Industry Conditions. We have identified a significant number of malls that are potential candidates for renovation and repositioning by our company. We believe that the difficulties faced by many mall owners due to changing retail trends, competition and mismanagement have created an opportunity for us to acquire properties and to complete the mall renovations at well below the cost of new mall construction. According to the U.S. Department of Commerce, despite periods of varying macroeconomic growth and decline in the U.S. economy, total retail and food services sales increased from approximately $2.1 trillion in 1992 to $3.8 trillion in 2003, or 82.5%. We believe that these favorable trends of increasing retail and food service sales, combined with the opportunity to acquire and renovate properties at well below the cost of new construction, present us with the opportunity to create substantial value for our stockholders through our acquisition, renovation and repositioning strategies.

Lack of Competition for the Acquisition of Underperforming Malls. Upon completion of this offering, we believe that we will be the only publicly-traded REIT exclusively focused on the acquisition, renovation and repositioning of underperforming or distressed malls. Most of the existing mall REITs are primarily focused on acquiring and owning stabilized malls with predictable in-place cash flow and are generally disinclined to purchase or own underperforming assets. In addition, investments in underperforming or distressed malls are highly complex, management intensive and require significant experience by the owner, which discourages many real estate investors from seeking these properties.

Experienced Management Team. Our senior management team has significant experience in all aspects of property development, acquisition, management, leasing and redevelopment. Four of the top five members of our senior management team have an average of over 20 years experience in the real estate business and have led the development, redevelopment, leasing and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion. Our senior management team will devote substantially all of their business attention and time to our company.

Growth-Oriented Capital Structure. Upon completion of this offering and the formation transactions, we expect to have the financial capacity to acquire additional mall assets by accessing additional funds through secured and unsecured borrowings and public offerings of equity and debt securities. We do not currently have commitments in place for these borrowings and have no current intention to conduct offerings of equity or debt securities in the near future.

Management’s Significant Equity Stake. Upon completion of this offering, our management team will own a 14.8% equity interest in our company on a fully-diluted basis. Therefore, management’s and stockholders’ economic interests will be closely aligned.

Appreciation Potential. We will attempt to redevelop our mall portfolio in a manner that will create significant appreciation in value as a result of our renovation and repositioning strategies, which affords us the opportunity to create capital gains for our stockholders as we selectively sell stabilized properties. We intend to re-deploy the capital derived from such sales into new, higher yielding investment opportunities in the mall sector.

Back to Contents

Our Business and Growth Strategies

Our primary business objectives are to increase the occupancy, tenant sales, rental income, and cash flow from each of our properties resulting in increased cash available for distribution to our stockholders and growth in net asset value per share. Our business and growth strategies to achieve these objectives include the following elements:

•
Aggressively Pursue Additional Targeted Property Acquisitions. Our strategy is to opportunistically acquire underperforming or distressed malls and transform them into physically attractive and profitable Class A or near Class A malls. We recently executed a non- binding letter of intent to acquire a super-regional mall in a major Midwestern market and are conducting due diligence investigations on this property. There can be no assurance that we will complete this transaction.

•
Focus on Markets with Strong Demographics. We will seek to acquire underperforming or distressed malls that exhibit strong market characteristics and demographics, including proximity to major highways, dense population centers and retail hubs, rising population and income trends and manageable competition in relation to local population densities.

•
Implement Renovation and Repositioning Strategies. We will implement comprehensive renovation and repositioning strategies aimed at improving the physical appearance, visibility and design of our malls in order to increase shopper traffic and tenant sales.

•
Maximize Occupancy. We will seek to remedy weak occupancy at our target properties by adding anchor tenants with powerful consumer draws as well as attractive and diverse national and specialty shop tenants. We expect to achieve optimal tenant mixes by moving tenants into tenant neighborhoods. Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers. A major component of our tenant leasing program will be accomplished by implementing targeted tenant marketing campaigns at the local and national level.

•
Drive Revenues Through Leasing. We will seek to increase rental income from existing space by maintaining high levels of occupancy, increasing rental rates as current leases with below market rents expire, negotiating new leases to reflect increases in rental rates and maximizing percentage rents. We will also seek to replace underperforming shop tenants with stronger tenants whose sales will enhance overall mall shopper traffic and tenant sales. We believe that higher tenant sales per square foot will generate increased leasing demand from higher quality shop tenants. As a result, we believe that our malls will tend to have a greater potential for increases in rent upon lease renewal in comparison to more stable properties owned by other mall REITs.

•
Manage Property Intensively. The core of our management strategy is to continuously increase shopper traffic through our malls, which improves tenant sales volume and, ultimately, rental rates. In addition, we utilize a comprehensive decentralized approach to property and operational management to increase and maintain occupancy, improve tenant satisfaction, improve customer satisfaction and control operating costs.

•
Mitigate Risk. We will seek to control the risks associated with our acquisition, renovation and repositioning efforts through an extensive due diligence and project evaluation process prior to committing substantial risk capital to any project. In some cases, we will seek to negotiate new tenant leases with multiple anchor tenants (rather than relying on only one or two larger anchor tenants) and we will negotiate early lease terminations from underperforming tenants.

•
Pursue Joint Ventures. We intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors through which we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures.

Our Financing Strategies

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical

Back to Contents

of publicly-traded mall REITs. We will consider a number of factors in evaluating our actual level of indebtedness, both fixed and variable rate, and in making financial decisions. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction, including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset we will replace construction financing with medium- to long-term fixed rate financing. We may also finance our activities through any combination of sales of common or preferred shares or debt securities, additional secured or unsecured borrowings and our proposed line of credit.

In addition, we may also finance our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We may also acquire properties in exchange for our OP units.

Proposed Line of Credit

We are currently exploring the possibility of obtaining from certain banks a line of credit for approximately $75 million. We currently expect that the equity value of Colonie Center could be used to support a secured line of credit. We expect to enter into this proposed line of credit concurrently with or shortly after completion of this offering.

The Formation Transactions

We currently conduct our business through (i) our predecessor, Feldman Equities of Arizona, LLC, an Arizona limited liability company, which, together with its subsidiaries, owns a 25% capital interest in the joint venture that owns the Harrisburg Mall and a 67% capital interest in the joint venture that owns the Foothills Mall, and (ii) two corporations which also serve as the general partner of two of these subsidiaries. We refer collectively to Feldman Equities of Arizona and these two corporations as the contributed entities. Prior to the formation transactions, the ownership interests in Feldman Equities of Arizona were held, directly or indirectly, by Larry Feldman, our Chairman and Chief Executive Officer (who together with his affiliates holds an estimated 56% economic interest), Jim Bourg, our Executive Vice President and Chief Operating Officer (who holds an estimated 15.5% indirect economic interest), Scott Jensen, our Executive Vice President of Leasing (who holds an estimated 15.5% indirect economic interest), and Jeffrey Erhart, our Executive Vice President and General Counsel (who holds an estimated 13.1% economic interest), and their respective affiliates. The two corporations are owned 51% by Larry Feldman and his affiliates. We refer to the ownership interests in the contributed entities collectively as the ownership interests and we refer to the holders of these ownership interests who are members of our senior management team and their respective affiliates as the contributors. Larry Feldman, Jim Bourg and Scott Jensen are considered promoters with respect to our company.

Prior to or concurrently with the closing of this offering, we will engage in the following series of transactions, which we refer to as the formation transactions, pursuant to contribution, merger and related agreements. These agreements contain customary representations and warranties and are subject to customary closing conditions. As a result of the formation transactions, we will acquire the contributed entities, including their interests in the Harrisburg Mall and the Foothills Mall. The formation transactions include the following:

•
We will sell 10,666,667 shares of our common stock in this offering and up to an additional 1,600,000 shares of our common stock if the underwriters exercise their over-allotment option and will contribute the net proceeds from this offering to our operating partnership in exchange for a number of OP units equal to the total number of shares of common stock sold.

•
Pursuant to separate contribution, merger and related agreements, the contributors will contribute their direct and indirect ownership interests to us in exchange for an aggregate of approximately 123,228 shares of our common stock and 1,593,464 OP units (having an aggregate value of approximately $25.8 million based on the mid-point of the price range indicated on the front cover of this

Back to Contents

prospectus). The aggregate historical combined net book value of the ownership interests to be contributed to us was approximately $34,000 as of September 30, 2004. The aggregate number of equity securities to be received by each such person and his or her affiliates and the aggregate net book value attributable to such interests as of September 30, 2004 are set forth in “Benefits to Related Parties.” In addition, unaffiliated third party investors will exchange their ownership interests in our joint ventures for $5 million in cash.

•
The contribution, merger and related agreements also provide that Larry Feldman, Jim Bourg and Scott Jensen will retain all right, title and interest held by the contributed entities to amounts held in certain cash impound accounts established pursuant to the $54.8 million mortgage loan due 2008 originated by Archon Group, LP, which is secured by the Foothills Mall. Funds held in these accounts accrue interest and will be released or reimbursed to Larry Feldman, Jim Bourg and Scott Jensen promptly upon their release from the impound accounts. As of September 30, 2004, the balances in these accounts totaled approximately $7.6 million.

•
In addition, Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), Jim Bourg and Scott Jensen will receive 70%, 15% and 15%, respectively, of additional OP units that may be issued for their ownership interests upon the achievement of the internal rate of return relating to the Harrisburg Mall. The aggregate value of the additional OP units that may be issued with respect to the Harrisburg Mall will be equal to 50% of the amount, if any, that the internal rate of return achieved by us from the joint venture exceeds 15% on or prior to December 31, 2009.

•
In connection with the formation transactions, we will become subject to approximately $70.1 million of consolidated mortgage and other indebtedness consisting of (i) a $54.8 million mortgage loan secured by the Foothills Mall, (ii) a $5.4 million mezzanine loan relating to the Foothills Mall, (iii) a $5.9 million intercompany loan owed to Feldman Partners, LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and to pay our predecessor’s overhead expenses, and (iv) the $4 million outstanding under the $6 million line of credit owed by our predecessor which was incurred to return funds advanced by our existing owners in connection with the purchase and renovation of the Harrisburg Mall and the Foothills Mall. In addition, the joint venture that owns the Harrisburg Mall will remain subject to a construction loan that has a maximum funding commitment of approximately $46.9 million, of which the joint venture has borrowed $29.7 million as of September 30, 2004. The construction loan bears interest at a rate of LIBOR plus 250 basis points.

•
We intend to use approximately $13.4 million of the net proceeds of this offering to repay certain of the outstanding indebtedness, consisting of (i) a $5.4 million mezzanine loan relating to the Foothills Mall, (ii) $4.0 million of the $5.9 million intercompany loan owed to Feldman Partners, LLC ($1.9 million of this loan will be converted into equity securities) and (iii) the $4 million outstanding under the $6 million line of credit owed by our predecessor.

•
We intend to acquire Colonie Center for a base purchase price of $84.2 million, subject to increase by up to an additional $9 million if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. In addition we plan to invest an additional $9.6 million in the renovation and repositioning plan for Colonie Center for an estimated total project cost of $102.8 million. We expect to fund these amounts out of the net proceeds of this offering. We anticipate that this acquisition will close within 30 days following the closing of this offering. We believe it is probable that this transaction will be consummated; however, there can be no assurance that this transaction will close.

•
In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% of the aggregate liability on each of the next five following year ends thereafter.

Back to Contents

In determining the number of equity securities that will be issued in exchange for the ownership interests in the formation transactions, the management of our predecessor valued the ownership interests in our predecessor by taking into account the value of the properties owned by the joint ventures in which our predecessor owns an interest and the amount of the related debt and other liabilities of our predecessor and such joint ventures that will be outstanding immediately prior to the closing of this offering. The factors considered by our predecessor’s management in valuing the properties included an analysis of the progress made in completing the redevelopment of these properties, market sales comparables, market capitalization rates for other mall properties and general market conditions for mall properties. Our predecessor’s management, however, did not receive any third party appraisals of our predecessor’s properties in determining their value.

Feldman Equities Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of our operating partnership, will, together with our company, make an election to be treated as our taxable REIT subsidiary. We expect that this taxable REIT subsidiary will earn income and engage in activities that might otherwise jeopardize our status as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. We will own all of the outstanding capital stock of two corporations, Feldman Pads Partner Inc. and Feldman Mall Partners Inc., that held a 1% interest in the joint venture that currently owns the Foothills Mall. We acquired these two taxable REIT subsidiaries and their combined 1% interest in the Foothills Mall in the formation transactions, and we do not expect them to earn significant income. A taxable REIT subsidiary is taxed as a corporation and its income therefore will be subject to U.S. federal, state and local corporate level tax. We may form additional taxable REIT subsidiaries in the future in order to engage in certain activities that might otherwise jeopardize our status as a REIT. Any income earned by our taxable REIT subsidiaries will not be included for purposes of the 90% distribution requirement discussed under “US Federal Income Tax Considerations—Annual Distribution Requirements.” For a further detailed discussion of the effect of taxable subsidiary entities, see “U.S. Federal Income Tax Considerations—Taxation of the Company.”

Back to Contents

Our Structure

The following chart reflects the material aspects of our corporate organization following completion of this offering and the formation transactions:

(1)	An entity controlled by Larry Feldman and owned by him and his family.
(2)
Certain members of our senior management team intend to make an aggregate investment of $1 million in this offering, including a $600,000 investment by Larry Feldman, our Chairman and Chief Executive Officer, a $125,000 investment by each of Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing, and Thomas Wirth, our Executive Vice President and Chief Financial Officer, and a $25,000 investment by Jeffrey Erhart, our Executive Vice President and General Counsel. The underwriters will not receive a discount on any shares purchased by Messrs. Feldman, Bourg, Jensen, Wirth and Erhart in this offering.

Back to Contents

Benefits to Related Parties

Upon completion of this offering and the formation transactions, certain of our directors and members of our senior management will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits, see “Management,” “Certain Relationships and Related Transactions” and “Benefits to Related Parties.” Unless otherwise indicated, the information set forth below assumes a per share value of $15.00, which is the mid-point of the price range indicated on the front cover of this prospectus.

Formation Transactions

In connection with the formation transactions, the contributors will exchange their existing ownership interests in the contributed entities for equity securities in our company, as described below:

Name	Securities Received

Larry Feldman, or Feldman Partners, LLC, an entity controlled by Larry Feldman and owned by him and his family

Larry Feldman and Feldman Partners, LLC will contribute the following ownership interests in the contributed entities: (i) an estimated 56% economic interest in Feldman Equities of Arizona and (ii) a 51% interest in each of Feldman Mall Partners Inc. and Feldman Equities General Partner, Inc. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $23,000. These interests will be exchanged for 123,228 shares of common stock and 966,456 OP units (with a combined aggregate value of approximately $16.3 million).

Jim Bourg	Jim Bourg will contribute an estimated 15.5% indirect economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $5,500. These ownership interests will be exchanged for 233,504 OP units (with an aggregate value of approximately $3.5 million).

Scott Jensen	Scott Jensen will contribute an estimated 15.5% indirect economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $5,500. These ownership interests will be exchanged for 233,504 OP units (with an aggregate value of approximately $3.5 million).

Jeffrey Erhart	Jeffrey Erhart will contribute an estimated 13.1% economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had a nominal book value. These ownership interests will be exchanged for 160,000 OP units (with an aggregate value of approximately $2.4 million) and which exchange has reduced the shares of restricted stock reserved for issuance under the 2004 equity incentive plan.

Predecessor Distribution

      On September 30, 2004, our predecessor declared a distribution in respect of the calendar quarter ended September 30, 2004 in the aggregate amount of $450,652, which was paid to Larry Feldman by our predecessor on December 2, 2004.

Back to Contents

Repayment of Affiliated Indebtedness and Release of Guarantees

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), in the amount of $5.9 million as of September 30, 2004. Of the total amount of this loan, $1.9 million will be converted into equity securities and $4.0 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and to pay overhead expenses.

The Harrisburg Mall joint venture has a construction loan with Commerce Bank relating to the Harrisburg Mall that has a maximum funding commitment of approximately $46.9 million, of which the joint venture has borrowed $29.7 million as of September 30, 2004. This loan presently has a limited recourse of $10 million, of which affiliates of the Lubert Adler Funds are liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman with respect to any loss incurred with respect thereto.

We expect to cause the release of (i) a contingent personal guaranty previously made by Larry Feldman with respect to the Foothills Mall and (ii) a personal guaranty previously made by Larry Feldman with respect to the $6 million line of credit with Marshall and Ilsley Bank upon application of a portion of the net proceeds of this offering to repay the $4 million outstanding thereunder.

Employment Agreements

Prior to the closing of this offering, Larry Feldman, Jim Bourg, Scott Jensen, Jeff Erhart and Thomas Wirth will enter into or have entered into employment agreements with our company, each of which will have a term of three years (four years in the case of Mr. Feldman) with automatic one year renewals and will provide for an annual base salary, eligibility for annual bonuses, eligibility for participation in our 2004 equity incentive plan and participation in all of the employee benefit plans and arrangements made available by us to our similarly situated executives. Additionally, Mr. Wirth will be granted 66,667 shares of restricted stock (or other equity-based compensation of equivalent value) valued at $1,000,000 under the 2004 equity incentive plan.

Registration Rights Agreement

As holders of OP units and/or common stock, Larry Feldman and our other officers and directors will receive registration rights with respect to shares of our common stock acquired by them in the formation transactions, including in connection with their exercise of redemption rights with regard to their OP units under the partnership agreement.

Additional OP Units

The contribution, merger and related agreements provide that Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), Jim Bourg and Scott Jensen will receive 70%, 15% and 15%, respectively, of additional OP units for their ownership interests that may be issued upon the achievement of the internal rate of return relating to the Harrisburg Mall prior to December 31, 2009. The aggregate value of the additional OP units that may be issued with respect to the Harrisburg Mall will be equal to 50% of the amount, if any, that the internal rate of return achieved by us from the joint venture exceeds 15% on or prior to December 31, 2009.

Cash Impound Accounts

The contribution, merger and related agreements also provide that Larry Feldman, Jim Bourg and Scott Jensen will retain all right, title and interest held by the contributed entities to amounts held in certain restricted and cash impound accounts established pursuant to the $54.8 million mortgage loan due in 2008 and originated by Archon Group, LP, which is secured by the Foothills Mall. Funds held in these accounts accrue interest and will be released or reimbursed to Larry Feldman, Jim Bourg and Scott Jensen promptly

Back to Contents

upon their release from the impound accounts. As of September 30, 2004, the balances in these accounts totaled approximately $7.6 million.

Tax Protection Agreements

In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% of the aggregate liability on each of the next five following year ends thereafter.

Directors’ and Officers’ Indemnification Agreements

We have also entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by applicable Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, the court may order us to indemnify the executive officer or director. In addition, our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by applicable Maryland law.

Conflicts of Interest

Following completion of this offering and the formation transactions, conflicts of interest will exist between our directors and executive officers and our company as described below.

We have entered into tax protection agreements with the contributors which may limit our ability to sell certain of our properties because we are obligated, pursuant to the terms of these agreements, to idemnify the contributors for certain tax liabilities intended to be deferred through the formation transactions.

Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel, have direct or indirect ownership interests in certain entities to be contributed to our operating partnership in the formation transactions. Accordingly, to the extent these individuals are parties to any of our contribution agreements, we may pursue less vigorous enforcement of the terms of these agreements.

We did not obtain third party appraisals of the initial properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed fair market value or the value that may be indicated by third party appraisals. The terms of the contribution agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any holder of OP units, on the other hand. For example, in connection with a proposed sale or refinancing of a property that has been contributed by a holder of OP units, that holder may have different and more adverse tax consequences with respect to that sale as compared to our stockholders. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as a general partner of our operating partnership through a wholly owned business trust subsidiary, have fiduciary duties to our operating partnership and to its limited partners under Delaware law. To the extent that conflicts exist between the interests of our company and our stockholders, on the one hand, and our operating partnership and holders of OP units, on the other hand, the duties of our directors and officers to our company and to our stockholders may conflict with our duties as general partner to our operating partnership and its partners. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners of our operating partnership.

We have adopted policies that are designed to eliminate or minimize potential conflicts of interest.

Back to Contents

This Offering

Common stock offered by us	10,666,667 shares(1)

Common stock to be outstanding prior to completion of this offering	123,228 shares(2)

Common stock to be outstanding after this offering	10,917,880 shares(1) (3)

Common stock to be outstanding after this offering (assuming conversion of all OP units into common stock)	12,511,344 shares(1) (3)

Use of proceeds (in thousands)	We intend to use the net proceeds of this offering to:

•	acquire Colonie Center which is currently under contract	$93,200(4)

•	invest in the renovation and repositioning plan for Colonie Center	$9,600

•	repay a mezzanine loan owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall	$5,400

•	repay an intercompany loan owed by our predecessor to Feldman Partners, LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses	$4,000

•	repay amounts outstanding under the $6 million line of credit owed by our predecessor to Marshall and Ilsley Bank which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements	$4,000

•	reimburse cash impound accounts at the Foothills Mall established in connection with tenant improvements, including interest	$4,100

•	acquire unaffiliated third party investor interests in the Foothills Mall	$4,500

•	acquire unaffiliated minority third party investor interests in the Harrisburg Mall	$500

Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes and for potential acquisitions of underperforming malls. If the underwriters exercise their over-allotment option for this offering in full, we expect to use the additional net proceeds, which will be approximately $22,300, for property acquisitions and working capital needs.

NYSE symbol	“FMP”

(1)	Excludes up to 1,600,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option with respect to this offering.
(2)	Represents the number of shares of common stock outstanding prior to the completion of this offering and following completion of the formation transactions.
(3)	Includes 127,985 restricted shares of common stock to be issued by us concurrently with this offering to employees and our independent directors under the 2004 equity incentive plan.
(4)
The base purchase price of Colonie Center is $84.2 million. The purchase agreement provides for an increase in the purchase price of up to $9 million if, prior to June 30, 2005 certain leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments.

Back to Contents

Our Ownership Limit

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter generally prohibits any person from actually or constructively owning more than 9.0% (by value or by number of shares, whichever is more restrictive) of our common stock or 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our charter, however, will permit exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our tax status as a REIT. In addition, a different ownership limit will apply to Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. This ownership limit will allow Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, to hold 13.5% (by value or by number of shares, whichever is more restrictive) of our common stock or 13.5% (by value or number of shares, whichever is more restrictive) of our outstanding capital stock. Furthermore, certain designated investment entities, as defined in our charter generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% (by value or by number of shares, whichever is more restrictive) of our common stock, or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, provided that the beneficial owners of the common stock or capital stock, as applicable, held by such entity would satisfy the 9.0% ownership limit after application of the relevant constructive ownership rules.

Our Tax Status

We intend to elect to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. We expect to receive an opinion of Clifford Chance US LLP to the effect that, beginning with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 2004 and subsequent taxable years.

To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property, and the income of our taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Distribution Policy

On September 30, 2004, our predecessor declared a distribution in the aggregate amount of $450,652, which will be payable to Larry Feldman by our predecessor out of available cash balances of our predecessor in respect of the quarter ended September 30, 2004. There is no assurance that we will be able to maintain our distribution to our stockholders at this level, or at all, following the completion of this offering.

Following the completion of the formation transactions, the timing and frequency of our distributions will be determined and declared by our board of directors based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties and the pace and timing of our acquisitions;

•	the number of our malls which are producing stable cash flow after having undergone renovations and repositionings directed by our company;

Back to Contents

•	our taxable income;

•	our operating expenses; and

•	other factors that our board of directors may deem relevant.

In addition, because loan advances under the Harrisburg Mall joint venture’s construction loan with Commerce Bank are reduced by the amount of the joint venture’s net cash flow after operating expenses and debt service, the joint venture will not have cash from operations to distribute to the joint venture partners during the period that it is taking advances under this loan because any net cash flow will be used in lieu of the advances. The construction loan with Commerce Bank matures on December 31, 2005 and we expect that the construction project at the Harrisburg Mall will be completed by the third quarter of 2005. We do not expect this limitation to affect our ability to fund distributions because once the construction is completed, we expect the joint venture that owns the Harrisburg Mall to refinance this construction loan with alternative mortgage financing.

We anticipate that, at least initially, our distributions will exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of these distributions may represent a return of capital rather than a dividend for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce such adjusted basis in our common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year.

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may have to borrow funds to make some distributions.

Back to Contents

SUMMARY FINANCIAL DATA

The following table shows summary consolidated pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following summary pro forma and historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma and historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The following summary consolidated historical financial data have been derived from financial statements audited by KPMG LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (date of inception) to December 31, 2002, and the related notes thereto appear elsewhere in this prospectus. The selected historical financial data as of and for the nine months ended September 30, 2004 and September 30, 2003 have been derived from the unaudited financial statements of our predecessor included elsewhere in this prospectus and include all adjustments, consisting only of normal, recurring accruals which management considers necessary for a fair presentation of the historical financial data for such periods.

Our unaudited summary consolidated pro forma results of operations data and balance sheet data as of and for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, this offering, the use of proceeds from this offering and certain related transactions as described elsewhere in this prospectus. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine months ended September 30,			Period ended December 31, (1)

	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical

	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Statement of Operations Data:
Revenue:
Rental	$12,378	$4,913	$5,175	$17,386	$6,720	$4,881
Tenant reimbursements	6,541	3,192	3,319	9,125	4,446	3,385
Management, leasing and development services	799	799	339	461	461	248
Interest and other income	260	206	93	116	67	51

Total revenue	19,978	9,110	8,926	27,088	11,694	8,565
Expenses:
Rental property operating and maintenance	6,520	3,364	3,081	8,654	4,193	2,950
Real estate taxes	2,315	947	987	3,048	1,225	1,017
Interest (including amortization of deferred financing costs)	2,497	3,336	3,031	4,355	4,904	3,264
Depreciation and amortization	3,822	1,206	1,051	4,900	1,442	964
General and administrative	2,004	512	319	4,962	672	1,218
Other	34	34	47	161	161	249

Total expenses	17,192	9,399	8,516	26,080	12,597	9,662
Equity in earnings of unconsolidated real estate partnership	300	300	—	954	197	—

Income (loss) before minority interest	3,086	11	410	1,962	(706)	(1,097)
Minority interest	393	68	344	250	30	107

Net income (loss)	$2,693	$(57)	$66	$1,712	$(736)	$(1,204)

Pro forma basic earnings per share (2)	$0.25	—	—	$0.16	—	—
Pro forma diluted earnings per share (3)	$0.25	—	—	$0.16	—	—

Back to Contents

	Nine months ended September 30,			Period ended December 31, (1)

	Company Pro Forma	Our Predecessor Historical		Company Pro Forma	Our Predecessor Historical

	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Pro forma weighted average common shares outstanding — basic(2)	10,834,689	—	—	10,815,492	—	—
Pro forma weighted average common shares outstanding — diluted(3)	10,917,880	—	—	10,917,880	—	—

Balance Sheet Data (at period end):
Investments in real estate, net of accumulated depreciation	$131,797	$52,157	$49,227		$50,473	$48,729
Total assets	204,284	74,240	58,256		70,776	58,271
Mortgages and other loans payable	54,750	64,434	45,099		61,278	46,528
Total liabilities	77,917	73,376	54,255		69,923	54,680
Minority interest	16,094	830	3,108		762	2,764
Stockholders’/owners’ equity	110,273	34	893		91	827
Total liabilities and stockholders’/owners’ equity	204,284	74,240	58,256		70,776	58,271

Other Data:
Cash flows provided by (used in):
Operating activities	—	(196)	1,240	—	758	514
Financing activities	—	1,585	(960)	—	9,517	54,363
Investing activities	—	(4,152)	101	—	(6,644)	(54,531)

(1)	Represents the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002.
(2)
Pro forma basic earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock. The pro forma shares outstanding for the nine months ended September 30, 2004 excludes 30,000 additional shares, equivalent to the amount of the distributions declared by our predecessor on September 30, 2004.

(3)
Pro forma diluted earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Unvested shares of restricted stock are excluded from the computation of pro forma diluted earnings per share in the event their inclusion is antidilutive. The pro forma shares outstanding for the nine months ended September 30, 2004 excludes 30,000 additional shares, equivalent to the amount of the distributions declared by our predecessor on September 30, 2004.

Back to Contents

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to the other information contained in this prospectus before purchasing shares of the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

Risks Related to Our Properties and Operations

We have not committed approximately 12.1% of the net proceeds of this offering to any specific investment and, as a result, may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our remaining net proceeds. We may be unable to invest the remaining net proceeds on acceptable terms, or at all.

Approximately 12.1% of the net proceeds of this offering have not yet been targeted for investment, and we have not identified any assets in which there is a reasonable probability that we will invest. As a result, we may have a significant amount of uncommitted net proceeds after this offering and may be considered to be a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any investments we make with our uncommitted net proceeds.

Until we identify an investment consistent with our investment criteria, we intend to invest the uncommitted net proceeds of this offering in interest bearing, short-term, investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. We may not be able to identify mall investments that meet our investment criteria or be successful in completing any investment we identify. Any investment we complete using the net proceeds of this offering may not yield the anticipated returns on our investment. We may be unable to invest the uncommitted net proceeds from this offering on acceptable terms or at all, which could delay stockholders receiving a return on their investment. Moreover, because we will not have identified these future investments at the time of this offering, we will have broad authority to invest the excess net proceeds of this offering in any real estate investments that we may identify in the future.

Our investments in underperforming or distressed malls could be subject to higher than anticipated costs and unexpected delays, which would adversely affect our investment returns, harm our operating results and reduce funds available for distributions to our stockholders.

A key component of our growth strategy is pursuing renovation and repositioning opportunities in underperforming or distressed malls. These renovation and repositioning projects may (i) be abandoned after funds have been expended, (ii) not be completed on schedule or within budgeted amounts, or (iii) encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations. Any of the foregoing circumstances could result in our failing to realize any return on our investment or a lower return than expected. Such an outcome could reduce our revenue, harm our operating results and reduce funds available for distributions to our stockholders.

The assumptions we make in evaluating a renovation or repositioning opportunity may not prove to be correct and, as a result, our investment returns may be adversely impacted.

In deciding whether to renovate and reposition a particular property, we make certain assumptions regarding the expected future performance of that property and the projected costs and expenses to be incurred. We may underestimate the costs or time necessary to bring the property up to the standards established for its intended market position or may be unable to increase occupancy at a newly acquired property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these projects and harm our operating results, liquidity and financial condition, which could result in a decline in the value of our common stock.

Back to Contents

Our initial properties are limited to three geographic areas leaving us exposed to economic downturns in those areas.

Our properties are located in the Harrisburg, Pennsylvania area and the Tucson, Arizona area. In addition, we have entered into a binding agreement to acquire a third mall located in the Albany, New York area. We are particularly exposed to downturns in these local economies or other changes in local real estate market conditions. As a result of economic changes in these markets, our business, financial condition, operating results, cash flow, the trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions could be materially adversely affected.

We may seek to acquire, renovate and reposition a property in a new, less familiar geographic area, and such an expansion may not prove successful or achieve expected performance even if successfully completed.

We may in the future renovate and reposition malls in geographic regions where we do not currently have a presence and where we do not possess the same level of familiarity with redevelopment as we do in other geographic areas. Our ability to redevelop such properties successfully or at all or to achieve expected performance depends, in part, on our familiarity with local demographic trends and potential competition from new development. We are currently in preliminary discussions with a number of potential sellers of mall properties. Other than our proposed acquisition of Colonie Center, we currently have no agreement to invest in any property other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

We have a limited operating history and might not be able to operate our business or implement our strategies successfully.

We were organized in July 2004 and have no operating history as a publicly-traded mall REIT dedicated to the acquisition, renovation and repositioning of retail shopping malls. Our lack of operating history provides you with a limited basis to evaluate the likelihood that we will be able to successfully implement our mall renovation and repositioning strategies. We cannot assure you that our past experience will be sufficient to successfully operate our company as a publicly-traded mall REIT.

Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could adversely affect our operating results and financial condition.

We receive a substantial portion, approximately 56.4% of base rental income for the nine months ended September 30, 2004, from long-term leases, which we define as having an initial term of more than five years. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. Any leasing delays, tenant failures to make rental payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a key anchor tenant, material losses to us and harm to our results of operations. Some of our tenants may occupy stores at multiple locations in our portfolio, and the impact of any bankruptcy of those tenants may be more significant on us than on other mall operators. If tenants are unable to comply with the terms of our leases, we may modify lease terms in ways that are unfavorable to us. In addition, under many of our leases, our tenants may be required to pay rent based on a percentage of their sales or other operating results. We expect that during 2004 we will receive percentage rents from tenants occupying approximately 9.5% of our total leased square footage as of September 30, 2004. Accordingly, declines in these tenants’ operating performance would reduce the income produced by our properties.

Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could also delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders

Back to Contents

of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, which may harm our financial condition. As of the date hereof, we are aware that four of our tenants (including Colonie Center tenants), KB Toys, Crescent Jewelers, Weathervane and Gameworks Studio, are in bankruptcy proceedings. These four tenants represent, collectively, approximately 1.2% of our total leased square footage. We are not aware of any other tenants currently threatening to file for bankruptcy protection.

Certain provisions of our leases with some of our tenants may harm our operating performance.

We have entered into leases with some of our tenants that allow the tenant to terminate its lease, or to pay reduced rent if certain tenants fail to open or subsequently cease operating, certain percentages of the shop space in the applicable mall are not leased or if we violate exclusives and/or restrictions imposed under the leases on the types and sizes of certain tenants or uses. Such leases comprised approximately 35.6% of our predecessor’s total base rent based on leases in effect as of September 30, 2004. If any of these events occur, we may be unable to re-lease the vacated space which would reduce our rental revenue.

In addition, in many cases, our tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular mall, or limit the ability of other tenants within that mall to sell that merchandise or provide those services. When re-leasing space after a vacancy by one of these other tenants, these provisions may limit the number and types of prospective tenants for the vacant space. The failure to re-lease on satisfactory terms could harm our operating results.

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our properties. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. If our properties fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, funds from operations, cash flow, financial condition, ability to make distributions to stockholders and common stock trading price could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

•
the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

•
periods of economic slowdown or recession, rising interest rates or the public perception that any of these events may occur, which could result in a general decline in rent under our leases or an increase in tenant defaults;

•	local or regional real estate market conditions such as the oversupply of shop space in a particular area;

•	negative perceptions by retailers or shoppers of the safety, convenience and attractiveness of our properties and the areas in which they are located;

•	increases in operating costs, including the need for capital improvements, insurance premiums, real estate taxes and utilities;

•	changes in supply of or demand for similar or competing properties in an area;

•	the impact of environmental protection laws;

•	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

•	changes in tax, real estate and zoning laws.

Back to Contents

Competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our operating results.

We face competition from the following retail centers that are near our malls with respect to the renewal of leases and re-letting of space as leases expire;

•
The Harrisburg Mall faces competition from two regional malls and four power centers located within 10 miles of the property. In addition, we expect to compete with a new lifestyle center within four miles of the Harrisburg Mall.

•
The Foothills Mall faces competition from three regional malls and seven power centers within 12 miles of this property. We expect the construction of new retail properties to increase modestly in proportion to demand so that vacancy levels remain low.

•	Colonie Center faces competition from three regional malls and four power centers within 15 miles of the property.

Any additional competitive properties that are developed close to our existing properties also may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements may negatively impact our financial position. Also, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and reduce the income produced by our properties. Excessive vacancies (and related reduced shopper traffic) at one of our properties may hurt sales of other tenants at that property and may discourage them from renewing leases.

Our leases do not allow us to pass on all real estate related costs to our tenants and, if such costs increase, they could reduce our cash flow and funds available for distributions.

Our properties and any properties we acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses, including real estate and other taxes, utility costs, operating expenses, insurance costs, repair and maintenance costs and administrative expenses. Excluding vacant space and excluding non-owned anchor tenants, approximately 4.6% of our predecessor’s leased square footage as of September 30, 2004 was occupied by tenants whose leases do not require them to pay a portion of the expenses associated with the property. To the extent we lease properties on a basis not requiring tenants to pay all or some of the expenses associated with the property, or if tenants fail to pay required expenses, we could be required to pay those costs, which could reduce our results of operations and cash flow.

We may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

Integral to our business strategy are continuing acquisitions of underperforming or distressed malls. Our ability to expand through acquisitions requires us to identify suitable acquisition candidates or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable acquisition candidates or investment opportunities or in consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our growth, which could adversely affect our results of operations.

Our ability to acquire properties on favorable terms may be adversely affected by the following significant risks:

•
competition from local investors and other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds, that may significantly increase the purchase price of the property, which could reduce our profitability;

Back to Contents

•	satisfactory completion of due diligence investigations and other customary closing conditions;

•	failure to finance an acquisition on favorable terms or at all; or

•
acquisitions of properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We may not be successful in integrating and operating acquired properties which could adversely affect our results of operations.

We expect to make future acquisitions of underperforming or distressed malls. We will be required to integrate them into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated, may require expenditures of excessive time and cash to make necessary improvements or renovations and may cause disruptions in our operations and divert management’s attention away from our other operations, which could impair our results of operations as a whole.

Uninsured losses or losses in excess of our insurance coverage could result in a loss of our investment, anticipated profits and cash flow from a property.

We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to riots, acts of war or terrorism. Should an uninsured loss occur, we could lose our investment in, as well as anticipated profits and cash flow from, a property. In addition, even if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss.

Increases in taxes and regulatory compliance costs may reduce our revenue.

Increases in income, service or other taxes generally are not passed through to tenants under leases and may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to stockholders and the per share trading price of our common stock. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We did not obtain any third party appraisals for the initial properties in our portfolio in connection with the formation transactions and the consideration to be given by us in exchange for them may exceed fair market value or the value that may have been determined by third party appraisals.

We did not obtain any third party appraisals for our initial properties in connection with our acquisition of these properties as part of the formation transactions and the consideration being paid by us in exchange for these properties may exceed fair market value or the value that may have been determined by third party appraisals. The terms of these agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Joint venture investments could be subject to additional risks as a result of our lack of sole decision-making authority.

Immediately following completion of this offering and the formation transactions, we will hold a 25% capital interest in the Harrisburg Mall through a joint venture. We expect to selectively enter into additional joint ventures as part of our strategy. In the event that we enter into a joint venture, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Although major decisions affecting the Harrisburg Mall and the joint venture, including the declaration and payment of distributions by the joint venture, are shared equally by us and our joint venture partners,

Back to Contents

affiliates of the Lubert Adler Funds, the decision-making authority in other joint ventures may be vested exclusively with our joint venture partners or be subject to a majority vote of the joint venture partners. In addition, investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third party partners or co-venturers.

Risks Related to This Offering

If you purchase shares of our common stock in this offering, you will experience immediate and significant dilution in the book value of our common stock offered in this offering equal to $5.52 per share.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. On a pro forma basis at September 30, 2004, after giving effect to the issuance of shares of common stock and OP units in the formation transactions, but before giving effect to the other formation transactions and this offering, the net tangible book value of our predecessor was approximately ($14,917,000) or ($8.69) per share of common stock. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $5.52 in the book value per share of common stock from the price you pay for our common stock in this offering. This means that the investors who purchase shares:

•	will pay a price per share that substantially exceeds the per share book value of our net assets after subtracting our liabilities; and

•	will have contributed 118% of the total amount of our equity funding since inception but will only own 85.3% of the shares outstanding.

In addition, the exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock, in connection with our compensation programs or otherwise, may result in further dilution to investors in this offering.

There is currently no public market for our common stock, an active trading market for our common stock may never develop following this offering and the trading and our common stock price may be volatile and could decline substantially following this offering.

Prior to this offering, there has been no public market for our common stock and an active trading market for our common stock may never develop or be sustained. You may not be able to resell our common stock at or above the initial public offering price. The initial public offering price of our common stock has been determined based on negotiations between us and the representatives of the underwriters and may not be indicative of the market price for our common stock after this offering. Performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations, earnings estimates or publication of research reports about us or the real estate industry;

Back to Contents

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market, economic and political conditions.

Because our senior management team will have broad discretion to invest a portion of the net proceeds of this offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior management team will have broad discretion to invest a portion of the net proceeds of this offering and to determine the timing of such investments. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

Future sales of shares of our common stock may depress the price of our shares.

Upon completion of this offering and the formation transactions, we will have outstanding 10,917,880 shares of common stock, including 123,228 shares issued in the formation transactions. In addition, we will have reserved for issuance 1,593,464 shares of common stock for redemption of outstanding OP units and 287,985 shares of common stock issuable under our 2004 equity incentive plan. The 10,666,667 shares of common stock sold in this offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT). The shares issued in the formation transactions or issuable upon redemption of outstanding OP units or under our 2004 equity incentive plan will be subject to the 180-day lock-up period described under the caption “Underwriting.” Such shares, as well as any shares owned by our “affiliates,” as that term is defined for purposes of Rule 144 under the Securities Act of 1933, as amended, or the 1933 Act, may only be resold pursuant to the requirements of Rule 144 under the 1933 Act or as described below, subject to the 180-day lock-up period described under the caption “Underwriting.”

Holders of shares issued in the formation transactions or upon redemption of outstanding OP units have registration rights requiring us to register their common stock with the Securities and Exchange Commission. In the aggregate, these shares of common stock and OP units represent approximately 13.7% of our outstanding shares of common stock on a fully-diluted basis after completion of this offering. In addition, after completion of this offering and the formation transactions, we intend to register all common stock that we may issue under our 2004 equity incentive plan, and once we register these shares they can be freely sold in the public market after issuance.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units, or the perception that such sales might occur, may cause the market price of our shares to decline.

In addition, the exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could decrease the market price of the shares of our common stock, and the existence of OP units and shares of our common stock reserved for issuance as restricted shares of our common stock or upon redemption of OP units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

Back to Contents

Risks Related to the Real Estate Industry

Any negative perceptions of the mall industry generally by the investing public may result in a decline in our stock price.

We own and operate indoor malls and expect to continue to focus on acquiring, renovating and repositioning indoor malls in the future. Consequently, we are subject to risks inherent in investments in a single industry. To the extent that the investing public has a negative perception of indoor mall properties, the value of our common stock may be negatively impacted, which would result in our common stock trading at a discount below the inherent value of our assets as a whole.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These lockout provisions may restrict our ability to sell a property even if we deem it necessary or appropriate.

At the time of this offering, we have one loan for approximately $54.8 million secured by the Foothills Mall that contains a lockout provision. The loan is closed to prepayment during a lockout period until the first to occur of (i) three years following the commencement of the loan or (ii) two years following the sale of the loan to a bondholder trust. After the end of the lockout period, the loan is open to prepayment by defeasance (providing treasury bonds as substitute collateral for the property) only. The loan was sold to a bondholder trust in May 2004. Therefore, we may not defease the loan until May 2006.

We could incur significant costs related to environmental matters.

Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases. The cost of investigation, remediation or removal of these substances may be substantial.

Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example,

Back to Contents

environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

Phase I Environmental Reports were completed more than two years ago in connection with our predecessor’s investments in the Harrisburg Mall and the Foothills Mall. A Phase I Environmental Report was recently completed for Colonie Center. According to the Harrisburg Mall report, the property has an active 30,000 gallon underground heating oil storage tank which will require ongoing monitoring and testing to ensure continued compliance with environmental laws. In addition, the Harrisburg Mall has a limited amount of asbestos- containing building materials that will need to be removed in accordance with applicable laws and regulations if encountered during any renovation or maintenance activities. We do not believe the costs associated with this compliance to be material. The Phase I Environmental Report for each of the Foothills Mall and Colonie Center did not reveal any existing material environmental conditions.

Existing environmental reports with respect to any of our properties may not reveal (i) all environmental liabilities, (ii) that any prior owner or operator of our properties did not create any material environmental condition not known to us, or (iii) that a material environmental condition does not otherwise exist as to any one or more of our properties. There also exists the risk that material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, our results of operations, our cash flow, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be adversely affected.

Risks Related to Our Organization and Structure

Our management team will receive material benefits upon completion of this offering, including a 14.8% equity stake in our company which could allow them to exercise significant influence over matters submitted to our stockholders.

Our management team will receive material benefits upon completion of this offering, including a 14.8% equity stake in our company on a fully diluted basis (having a value of approximately $27.8 million based on the mid-point of the price range indicated on the front cover of this prospectus). Management’s equity stake will include 163,228 shares of common stock and 966,456 OP units to be held by Larry Feldman, our Chairman and Chief Executive Officer, and his affiliates, 8,333 shares of common stock and 233,504 OP units to be held by Jim Bourg, our Executive Vice President and Chief Operating Officer, 8,333 shares of common stock and 233,504 OP units to be held by Scott Jensen, our Executive Vice President of Leasing, 1,667 shares of common stock and 160,000 OP units to be held by Jeffrey Erhart, our Executive Vice President and General Counsel and 8,333 shares of common stock and 66,667 shares of restricted stock (or other equity-based compensation of equivalent value) issued under the 2004 equity incentive plan to be held by Thomas Wirth, our Executive Vice President and Chief Financial Officer. Consequently, those stockholders, individually or to the extent their interests are aligned, collectively, may be able to influence the outcome of matters submitted for stockholder consideration, including the election of our board of directors, the approval

Back to Contents

of significant corporate transactions, including business combinations, consolidations and mergers, and the determination of our day-to-day corporate and management policies. Therefore, those stockholders have substantial influence over us and could exercise their influence in a manner that is not in the best interests of our other stockholders.

Conflicts of interest could arise as a result of our relationship with our operating partnership and the resolution of such conflicts may not be in our favor.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any holder of OP units, on the other hand. For example, in connection with a proposed sale or refinancing of a property that has been contributed by a holder of OP units, that holder may have different and more adverse tax consequences with respect to that sale as compared to our stockholders. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned business trust subsidiary, as a general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware laws. To the extent that conflicts exist between the interests of our company and our stockholders, on the one hand, and our operating partnership and holders of OP units, on the other hand, the duties of our directors and officers to our company and to our stockholders may conflict with our duties as general partner to our operating partnership and its partners. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Following completion of this offering and the formation transactions, conflicts of interest will exist between our directors and executive officers and our company as described below.

We have entered into tax protection agreements with the contributors which may limit our ability to sell certain of our properties.

Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel, have direct or indirect ownership interests in certain entities to be contributed to our operating partnership in the formation transactions. Accordingly, to the extent these individuals are parties to any of our contribution agreements, we may pursue less vigorous enforcement of the terms of these agreements.

We did not obtain third party appraisals of the initial properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed fair market value or the value that may be indicated by third party appraisals. The terms of the contribution agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that neither we, our direct wholly owned business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify a person for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the

Back to Contents

partnership agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Conflicts of interest between management and our stockholders may arise that could impact potential dispositions.

Members of our senior management team may suffer adverse tax consequences upon the sale or refinancing of our properties. Therefore, certain members of our senior management team may have different objectives than our stockholders regarding the pricing, timing and other material terms of any sale or refinancing of our properties.

Our management’s right to receive OP units upon the achievement of certain performance thresholds relating to the Harrisburg Mall may cause them to devote a disproportionate amount of time to such performance thresholds, which could cause our overall operating performance to suffer.

Upon completion of the offering and the formation transactions, Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), Jim Bourg, our Executive Vice President and Chief Operating Officer, and Scott Jensen, our Executive Vice President of Leasing, will have the right to receive additional OP units for ownership interests contributed by them as part of the formation transactions, only upon the achievement of the internal rate of return relating to the Harrisburg Mall. The aggregate value of the additional OP units that may be issued with respect to the Harrisburg Mall will be equal to 50% of the amount, if any, that the internal rate of return achieved by us from the joint venture exceeds 15% on or prior to December 31, 2009.

As a result, Larry Feldman, Jim Bourg and Scott Jensen may have an incentive to devote a disproportionately large amount of their time and a disproportionate amount of our resources to achieving these performance thresholds in comparison with our other objectives, which could harm our operating results.

We may pursue less vigorous enforcement of terms of contribution, merger and other related agreements because of conflicts of interest with certain of our officers.

Larry Feldman, Jim Bourg, Scott Jensen and Jeffrey Erhart, who serve as directors and/or officers have direct or indirect ownership interests in certain entities to be contributed to our operating partnership in the formation transactions. Following the completion of this offering and the formation transactions, we, under the agreements relating to the contributions of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by the contributors. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution, merger and related agreements because of our desire to maintain our ongoing relationships with the individuals party to these agreements.

None of the contribution agreements was the result of arm’s-length negotiations and may not reflect terms comparable to those that could have been obtained from unaffiliated third parties.

The contribution, merger and related agreements that were executed in connection with the formation transactions were not negotiated on an arm’s-length basis. As a consequence, these agreements may not reflect terms comparable to those that could have been obtained from unaffiliated third parties and, therefore, may not be as favorable to us as they may otherwise have been.

The exemption from the registration requirements of the 1933 Act may not be available in the formation transactions, which may give rise to rights of rescission.

The offering and issuance of the shares of common stock and OP units to our senior management team in the formation transactions has been structured as a private placement transaction that is exempt from the registration requirements under the 1933 Act pursuant to the exemption afforded by Section 4(2) thereof and/or Regulation D thereunder.

Back to Contents

Under federal securities laws as interpreted by the Securities and Exchange Commission, an exemption from the registration requirements of the 1933 Act may not be available for an otherwise valid private placement if that private placement is determined to be “integrated” with a registered public offering. Generally, a valid private placement will not be “integrated” with a registered public offering if the investor in the private placement has completed its investment decision with regard to the private placement before the initial filing of the registration statement for the registered offering and the definitive investment agreement executed prior to the initial filing of the registration statement is complete and encompasses all material terms.

Because the investment agreements executed by our senior management team prior to the initial filing of the registration statement, of which this prospectus is a part, provide for the issuance to the senior management team of equity securities based on a particular formula set forth in the investment agreements, a question may arise under federal securities laws as to whether the investment decisions of our senior management team made prior to the initial filing of such registration statement were sufficiently definitive, which could make the private placement exemption unavailable for the private placement made to our senior management team.

Federal securities laws provide for a one-year rescission right for investors who purchase securities in an unregistered transaction for which the private offering or another exemption was not available. An investor successfully asserting a rescission right during the one- year time period has the right to require the issuer to repurchase the securities issued to the investor at the price paid by the investor for the securities. We have approximated that the aggregate purchase price for all of the equity securities issued to our senior management team in the private placement is $25.8 million, based on the aggregate number of shares and OP units issued in the private placement multiplied by $15, which is the mid-point of the price range indicated on the front cover of this prospectus.

On these issues, we have obtained an opinion from our legal counsel that the offer and issuance of the shares of common stock and OP units to our senior management team are exempt from the registration requirements of the 1933 Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder. In addition, we expect to avoid any possible liability or repurchase obligation arising out of the private placement of the shares of common stock and OP units to the senior management team because each member of our senior management team has entered into an agreement/waiver with us and our operating partnership providing that (i) he will not, under any circumstances, exercise any rescission rights arising out of the formation transactions, (ii) he has irrevocably waived any right to rescission that may arise with respect to the formation transactions and (iii) irrevocably agreed to contribute to our operating partnership any proceeds received by him as a result of any rescission action arising out of the formation transactions if it is ultimately determined that such agreement/waiver is not enforceable.

Our organizational documents, including the stock ownership limit imposed by our charter, may inhibit market activity in our stock and could delay, defer or prevent a change in control transaction.

Our charter authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and, subject to certain exceptions, limits any person to actual or constructive ownership of no more than 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership, direct or indirect, in excess of 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock could jeopardize our status as a REIT. These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Back to Contents

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares, or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations. However, we have, by resolution, exempted business combinations (1) between us and Larry Feldman, his affiliates and associates and people acting in concert with any of the foregoing and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), from the provisions of the Maryland Business Combination Act. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. We have determined to opt out of the so-called “control share” provisions of the MGCL that provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. We may in the future elect to become subject to the control share provisions of the MGCL. The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our board of directors has the power to issue additional shares of our stock in a manner that may not be in your best interests.

Our charter authorizes our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. Our board of directors could issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. Upon completion of this offering, we expect to have                 authorized but unissued shares of common stock, 10,917,880 shares of common stock issued and outstanding,                             authorized but unissued shares of preferred stock and no shares of preferred stock issued and outstanding.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Back to Contents

Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

We may assume unknown liabilities in connection with the formation transactions thereby negatively impacting our results of operations and cash available for distributions.

As part of the formation transactions, we (through our operating partnership) will receive the contribution of certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to this offering (that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities will be limited. The liabilities we are knowingly assuming in the formation transactions include existing debt, construction loans, trade payables and other accounts payable.

Our business could be harmed if key personnel with long standing business relationships in the real estate business terminate their employment with us.

Our success depends, to a significant extent, on the continued services of Larry Feldman, our Chairman and Chief Executive Officer, and the other members of our senior management team. Although we will have an employment agreement with Larry Feldman and some other members of our senior management team, there is no guarantee that any of them will remain employed by us. We do not maintain key-person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly Larry Feldman, could harm our business and our prospects.

Risks Related to Our Organization and Operation as a REIT

To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax under certain circumstances if we fail to make sufficient and timely distributions of our taxable income. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Distributions payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

Recently enacted tax legislation reduces the maximum tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations” below) to 15% (through 2008). Distributions payable by REITs, however, are generally not eligible for the reduced rates (though distributions paid by a taxable REIT subsidiary or other corporation are generally eligible for the reduced rates). Consequently, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Back to Contents

Possible legislative or other actions affecting REITs could reduce our total return to our stockholders or cause us to terminate our REIT status.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

The power of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders. Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

If we fail to qualify as a REIT, our distributions will not be deductible by us and we will be subject to corporate level tax on our taxable income. This would reduce the cash available to make distributions to our stockholders and may have significant adverse consequences on the value of our stock.

We intend to operate in a manner that will allow us to elect to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify as a REIT or lose our status as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our stockholders who are taxed as individuals would be taxed on our distributions at capital gains rates, and our corporate stockholders generally would be entitled to deductions with respect to such distributions, subject, in each case, to applicable limitations under the Internal Revenue Code. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes, or the desirability of an investment in a REIT relative to other investments.

Back to Contents

We will pay some taxes which will reduce the amount of funds available to make distributions to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. We expect that we, Feldman Equities Management, Inc. and certain corporations that hold small interests in the Foothills Mall, will elect for each such corporation to be treated as a “taxable REIT subsidiary” of our company for U.S. federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to tenants in the ordinary course of business. To the extent that we or our taxable REIT subsidiaries (or additional taxable REIT subsidiaries we may form in the future) are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

Risks Related to Our Debt Financings

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

Upon completion of this offering and the formation transactions, we expect to have approximately $54.8 million of outstanding indebtedness, 100% of which will be secured. We estimate that on a pro forma basis (after giving effect to the completion of this offering and the formation transactions) our consolidated debt to total market capitalization ratio will be approximately 22.6%. On a pro forma basis, for the year ended December 31, 2003, our annual debt service was approximately $2.8 million. We expect to incur additional debt in connection with future acquisitions. We may borrow under our proposed line of credit or borrow new funds to acquire these future properties. Further, we may need to borrow funds to make distributions required to maintain our REIT status or to meet our expected distributions.

If we are required to utilize our proposed line of credit for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions or distributions required to maintain our REIT status;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	after debt service, the amount available for distributions to our stockholders is reduced;

•	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•
our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

Back to Contents

Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to make distributions could be adversely affected if we become highly leveraged.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Upon completion of this offering and the formation transactions, we expect to have approximately $54.8 million of outstanding indebtedness. On a pro forma basis (after giving effect to the completion of this offering and the formation transactions) our consolidated debt to total market capitalization ratio will be approximately 22.6%. We could alter the balance between our total outstanding indebtedness and the value of our portfolio at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or the distributions required to maintain our REIT status, and could harm our financial condition.

Increases in interest rates may increase our interest expense and reduce our cash flow and impair our ability to service our indebtedness and make distributions to our stockholders.

Upon completion of this offering and the formation transactions, we expect our pro rata share of unconsolidated debt held by the Harrisburg Mall joint venture to be approximately $10 million, which will be subject to variable interest rates. This variable rate debt had an effective interest rate of approximately 5.1% per annum as of September 30, 2004. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to pay distributions. For example, if market rates of interest on this variable rate debt increased 100 basis points, the increase in interest expense would have decreased 2003 pro forma earnings and cash flows by approximately $100,000 annually.

Our cash flow is not assured. If our cash flow is reduced, we may not be able to make distributions to our stockholders.

We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the federal tax laws and to avoid federal income tax and the nondeductible excise tax. We have not established a minimum distribution payment level. Our ability to make distributions may be adversely affected by the risks described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors that our board of directors may deem relevant from time to time. We cannot assure you that we will be able to make distributions in the future. Our ability to make distributions is based on many factors, including efficient management of our properties.

The Harrisburg Mall joint venture’s construction loan with Commerce Bank provides that loan advances are reduced by the amount of the joint venture’s net cash flow after operating expenses and debt service. As a result, the joint venture will not have cash from operations to distribute to the joint venture partners during the period that it is taking advances under this loan because any net cash flow will be used in lieu of the advances. The construction loan with Commerce Bank matures on December 31, 2005 and we expect that the construction project at the Harrisburg Mall will be completed by the third quarter of 2005. As a result, our net cash provided by operations may, during the term of this loan, be reduced by the limitation on our joint venture’s ability to pay distributions to us and our operating partnership.

We also cannot assure you that the level of our distributions will increase over time or the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for distribution to stockholders. In the event of defaults or lease terminations by our tenants, rental payments could decrease or cease, which would result in a reduction in cash available for distribution to our stockholders. If our cash available for distributions generated by our assets is less than our expected dividend distributions, or if such cash available for distribution decreases in future periods from expected levels, our ability to make the expected distributions would be adversely affected. We may be required either to fund future distributions from borrowings under our proposed line of credit or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution or fail to make expected distributions, our stock price may decline.

Back to Contents

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our business strategy, including our acquisition, renovation and repositioning plans;

•	our ability to close pending acquisitions;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures;

•	demand for shop space or retail goods;

•	availability and creditworthiness of current and prospective tenants;

•	lease rates and terms; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

Back to Contents

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $144.6 million (or approximately $166.9 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated expenses of this offering.

We will contribute the net proceeds from this offering to our operating partnership in exchange for OP units.

The following table sets forth the uses of funds that we expect in connection with this offering assuming that:

•	we issue 10,666,667 shares of common stock at $15.00 per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus, for gross proceeds of $160 million; and

•	we complete the formation transactions.

Sources (in thousands)		Uses (in thousands)

Gross proceeds from this offering	$160,000	•	Acquisition of Colonie Center which is currently under contract	$93,200
		•	Investment in the renovation and repositioning plan for Colonie Center	9,600
		•	Repayment of a mezzanine loan owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall	5,400
		•	Repayment of an intercompany loan owed by our predecessor to Feldman Partners, LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and to pay overhead expenses	4,000
		•	Repayment of amounts outstanding under the $6 million line of credit owed by our predecessor to Marshall and Ilsley Bank which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements	4,000
		•	Reimbursement of cash impound accounts at the Foothills Mall established in connection with tenant improvements, including interest	4,100
		•	Acquisition of unaffiliated third party investor interests in the Foothills Mall	4,500
		•	Acquisition of unaffiliated minority third party investor interests in the Harrisburg Mall	500

			Subtotal	125,300

		•	Underwriting discounts and commissions	11,200
		•	Other offering fees and expenses (including repayment of loan balances used to pay such expenses)	4,200
		•	Cash for working capital and potential acquisitions of underperforming malls	19,300

			Subtotal	34,700

Total Sources	$160,000		Total Uses	$160,000

Back to Contents

Our repayment of existing indebtedness related to our initial assets consists of the following:

Debt

(in thousands)
A mezzanine loan due December 2008, which bears interest at a rate of 10.5% per annum	$5,400
An intercompany loan with no stated maturity, which bears interest at a rate of 15% per annum	4,000
Amounts outstanding under the $6 million line of credit due April 2005, which bears interest at a rate of prime plus 1.5% per annum	4,000

$13,400

In September 2004, we entered into a binding agreement to acquire Colonie Center, a regional mall located in the Albany, New York area for a base purchase price of $84.2 million. The agreement, which is subject to customary closing conditions, provides for an increase to the purchase price, if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. The maximum amount of such purchase price increase is approximately $9 million so that the maximum purchase price is $93.2 million. In addition, we plan to invest an additional $9.6 million in the renovation and repositioning plan for Colonie Center for a maximum total project cost of $102.8 million. We expect to fund these amounts out of the net proceeds of this offering. We anticipate that this acquisition will close within 30 days following the closing of this offering. We believe that it is probable that this transaction will be consummated; however, there can be no assurance that this transaction will close.

Pending the use of any cash proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes and to acquire assets. If the underwriters exercise their over-allotment option for this offering in full, we expect to use the additional net proceeds, which will be approximately $22.3 million, for property acquisitions and working capital needs.

Back to Contents

DISTRIBUTION POLICY

On September 30, 2004, our predecessor declared a distribution in the aggregate amount of $450,652, which was paid to Larry Feldman on December 2, 2004 by our predecessor out of available cash balances of our predecessor in respect of the quarter ended September 30, 2004. There is no assurance that we will be able to maintain our distribution to our stockholders at this level, or at all, following the completion of this offering. See “Risk Factors.”

Following the completion of the formation transactions, the timing and frequency of our distributions will be determined and declared by our board of directors based upon a variety of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties and the pace and timing of our acquisitions;

•	the number of our malls which are producing stable cash flow after having undergone renovations and repositionings directed by our company;

•	our taxable income;

•	our operating expenses;

•	restrictions under applicable law; and

•	other factors that our board of directors may deem relevant.

Our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, Feldman Equities Operating Partnership, LP. Under the agreement of limited partnership of our operating partnership, our wholly owned subsidiary controls the timing and amount of all distributions.

In addition, because loan advances under the Harrisburg Mall joint venture’s construction loan with Commerce Bank are reduced by the amount of the joint venture’s net cash flow after operating expenses and debt service, the joint venture will not have cash from operations to distribute to the joint venture partners during the period that it is taking advances under this loan because any net cash flow will be used in lieu of the advances. The construction loan with Commerce Bank matures on December 31, 2005 and we expect that the construction project at the Harrisburg Mall will be completed by the third quarter of 2005. We do not expect this limitation to affect our ability to fund distributions because once the construction is completed, we expect the joint venture that owns the Harrisburg Mall to refinance this construction loan with alternative mortgage financing.

We anticipate that, at least initially, our distributions will exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of these distributions may represent a return of capital rather than a dividend for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce such adjusted basis in our common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year.

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may have to borrow funds or sell assets to make some distributions.

Back to Contents

CAPITALIZATION

The following table presents the capitalization on an historical basis for Feldman Equities of Arizona and on a pro forma basis for the company as of September 30, 2004 taking into account the formation transactions and this offering. The pro forma adjustments give effect to this offering and the formation transactions as if they had occurred on September 30, 2004 and the application of the net proceeds as described in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Data,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2004

	Historical Predecessor	Company Pro Forma (as adjusted)

	(amounts in thousands, except share and per share data)
Mortgage and other loans payable	$64,434	$54,750
Minority interest in our operating partnership	—	16,094
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value per share, no shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share, shares authorized, 10,917,880 shares issued and outstanding on a pro forma basis (1)	—	109
Additional paid-in capital	—	112,084
Unearned compensation	—	(1,920)
Owners’ equity	34	—

Total stockholders’/owners’ equity	34	110,273

Total capitalization	$64,468	$181,117

(1)
The common stock outstanding as shown includes common stock to be issued in this offering and the formation transactions and restricted stock grants with an aggregate value of $163.4 million and excludes (i) up to 1,600,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) 287,985 shares of common stock available for future issuance under our 2004 equity incentive plan and (iii) 1,593,464 shares of common stock that may be issued by us upon redemption of any OP units outstanding upon completion of this offering.

Back to Contents

DILUTION

Dilution After This Offering

Purchasers of our common stock will experience an immediate and significant dilution of the net tangible book value of our common stock from the assumed initial public offering price. On a pro forma basis at September 30, 2004, after giving effect to the issuance of shares of common stock and OP units in the formation transactions, but before giving effect to the other formation transactions and this offering, the net tangible book value of our predecessor was $1.1 million deficit or $(0.64) per share of common stock. On a pro forma basis as of September 30, 2004, after giving effect to the formation transactions, but before giving effect to the sale of shares of common stock to new investors in this offering, our predecessor’s pro forma net tangible book value would have been a $16.0 million deficit or $(9.33) per share, or a decrease in pro forma net tangible book value attributable to the formation transactions of $14.9 million or $(8.69) per share. After giving effect to the sale of shares of common stock in this offering, the receipt by us of the net proceeds from this offering, the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net book value as of September 30, 2004 would have been $101.3 million or $9.48 per share, or an increase in pro forma net tangible book value attributable to the sale of shares of common stock to new investors of $32.3 million or $18.81 per share. This amount represents an immediate dilution in pro forma net tangible book value of $5.52 per share from the assumed initial public offering price of $15.00 per share. The following table illustrates this per share dilution:

Initial public offering price per share			$15.00

Pro forma net tangible book value per share of our predecessor as of September 30, 2004, before the formation transactions and this offering(1)	$(0.64)

Pro forma net tangible book value per share attributable to the formation transactions, but before this offering(2)	(8.69)

Pro forma net tangible book value per share after the formation transactions, but before this offering		$(9.33)

Increase in pro forma net tangible book value per share attributable to this offering(3)		18.81

Pro forma net tangible book value per share after the formation transactions and this offering(4)			9.48

Dilution in pro forma net tangible book value per share to new investors(5)			$5.52

For the purpose of calculating our predecessor’s pro forma book values in this section, we have assumed that, as of September 30, 2004, the shares of common stock and OP units to be issued to the contributors in the formation transactions were outstanding. In determining dilution to purchasers of our common stock in this offering, we have not reflected the right of Larry Feldman, Jim Bourg and Scott Jensen to receive additional OP units upon the achievement of the internal rate of return discussed in this prospectus relating to the Harrisburg Mall. In relation to the line items in the table above:

(1)
Pro forma net tangible book value per share of our predecessor as of September 30, 2004, before the formation transactions and this offering, was determined by dividing the pro forma net tangible book value before the formation transactions and this offering by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

(2)
The decrease in pro forma net tangible book value per share attributable to the formation transactions, but before this offering, was determined by dividing the difference between (a) the pro forma net tangible book value before the formation transactions and this offering and (b) the pro forma net tangible book value after the formation transactions and before this offering, by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

Back to Contents

(3)
The increase in pro forma net tangible book value per share attributable to this offering was determined by dividing the difference between (a) the pro forma net tangible book value attributable to the purchasers in this offering after the formation transactions but before this offering and (b) the pro forma net tangible book value after the formation transactions and this offering, by the number of shares of common stock and OP units to be issued to the contributors in the formation transactions.

(4)
The pro forma net tangible book value per share after the formation transactions and this offering was determined by dividing pro forma net tangible book value of approximately $101.3 million by 10,666,667 shares of common stock, which amount excludes (i) 287,985 shares of common stock available for future issuance under the 2004 equity incentive plan, (ii) up to 1,600,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (iii) 1,593,464 shares of common stock issued by us upon redemption of OP units outstanding upon completion of this offering and (iv) 127,985 shares of restricted stock reserved for issuance to employees and directors under the 2004 equity incentive plan.

(5)
The dilution in pro forma net tangible book value per share to new investors was determined by subtracting pro forma net tangible book value per share of common stock after the formation transactions and this offering from the assumed initial public offering price paid by a new investor for a share of common stock.

Differences Between New Stockholders and Contributors in the Formation Transactions in Number of Shares and Amount Paid

The table below summarizes, as of September 30, 2004, on a pro forma basis after giving effect to the formation transactions and this offering, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share paid by the contributors in the formation transactions and paid in cash by the new investors purchasing shares in this offering (based on the net tangible book value attributable to the membership interests exchanged by such members in the formation transactions).

The table below excludes (i) up to 1,600,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, and (ii) 287,985 shares of common stock available for future issuance under the 2004 equity incentive plan. In calculating the common stock to be issued in this offering, we used the assumed initial public offering price of $15.00 per share which is the mid-point of the price range indicated on the front cover of this prospectus, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares/Units Issued Assuming No Exercise of Underwriters’ Over-Allotment Option		Net Tangible Book Value of Contribution/Cash			Average Price
	Number	Percentage	Amount		Percentage	per Share

			($ in thousands)
OP units to be issued upon completion of this offering and the formation transactions	1,593,464	12.7%	$(24,412	)(1)	(18.0)%	$(15.01)
Common stock to be issued upon completion of the formation transactions(2)	251,213	2.0	2		—	.01
Common stock to be issued in this offering	10,666,667	85.3	160,000		118.0%	$15.00

Total	12,511,344	100.0%	$135,590		100.0%

Back to Contents

(1)
Represents pro forma net tangible book value as of September 30, 2004 of the assets contributed to our operating partnership in the formation transactions giving effect to the formation transactions, but not to the effects of this offering (in thousands):

Pro forma total assets	$204,284
Less: pro forma deferred charges	(11,371)
Less: pro forma acquired lease rights	(4,997)

Total tangible assets	187,916
Less: pro forma total liabilities	(77,917)
Add: pro forma acquired lease obligation	6,221

Pro forma net tangible assets	116,220
Less: proceeds from this offering, net of costs associated with this offering	(140,632)

Pro forma net intangible assets after the effects of the formation transactions, but before the effects of this offering	$(24,412)

(2)	Includes 127,985 shares of restricted stock reserved for issuance to employees and directors under the 2004 equity incentive plan.

Back to Contents

SELECTED FINANCIAL DATA

The following table shows selected consolidated pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following selected pro forma and historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma and historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

The following selected consolidated historical financial data have been derived from financial statements audited by KPMG LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the year ended December 31, 2003 and for the period from April 1, 2002 (date of inception) to December 31, 2002, and the related notes thereto appear elsewhere in this prospectus. The selected historical financial data as of and for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited financial statements of our predecessor included elsewhere in this prospectus and include all adjustments, consisting only of normal, recurring accruals which management considers necessary for a fair presentation of the historical financial data for such periods.

Our unaudited selected consolidated pro forma results of operations data and balance sheet data as of and for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, this offering, the use of proceeds from this offering and certain related transactions.

Back to Contents

	Nine months ended September 30,			Period ended December 31, (1)

	Company Pro Forma	Our Predecessor		Company Pro Forma	Our Predecessor
		Historical			Historical
	2004 (Unaudited)	2004 (Unaudited)	2003 (Unaudited)	2003 (Unaudited)	2003	2002

	(amounts in thousands, except share and per share data)
Statement of Operations Data:
Revenue:
Rental	$12,378	$4,913	$5,175	$17,386	$6,720	$4,881
Tenant reimbursements	6,541	3,192	3,319	9,125	4,446	3,385
Management, leasing and development services	799	799	339	461	461	248
Interest and other income	260	206	93	116	67	51

Total Revenue	19,978	9,110	8,926	27,088	11,694	8,565
Expenses:
Rental property operating and maintenance	6,520	3,364	3,081	8,654	4,193	2,950
Real estate taxes	2,315	947	987	3,048	1,225	1,017
Interest (including the amortization of deferred financing costs)	2,497	3,336	3,031	4,355	4,904	3,264
Depreciation and amortization	3,822	1,206	1,051	4,900	1,442	964
General and administrative	2,004	512	319	4,962	672	1,218
Other	34	34	47	161	161	249

Total Expenses	17,192	9,399	8,516	26,080	12,597	9,662
Equity in earnings of unconsolidated real estate partnership	300	300	—	954	197	—

Income (loss) before minority interest	3,086	11	410	1,962	(706)	(1,097)
Minority interest	393	68	344	250	30	107

Net income (loss)	$2,693	$(57)	$66	$1,712	$(736)	$(1,204)

Pro forma basic earnings per share (2)	$0.25			$0.16
Pro forma diluted earnings per share (3)	$0.25			$0.16
Pro forma weighted average common shares outstanding — basic	10,834,689	—	—	10,815,492	—	—
Pro forma weighted average common shares outstanding — diluted	10,917,880	—	—	10,917,880	—	—

Balance Sheet Data (at period end):
Investments in real estate, net of accumulated depreciation	$131,797	$52,157	$49,227		$50,473	$48,729
Total assets	204,284	74,240	58,256		70,776	58,271
Mortgages and other loans payable	54,750	64,434	45,099		61,278	46,528
Total liabilities	77,917	73,376	54,255		69,923	54,680
Minority interest	16,094	830	3,108		762	2,764
Stockholders’/owners’ equity	110,273	34	893		91	827
Total liabilities and stockholders’/owners’ equity	204,284	74,240	58,256		70,776	58,271

Other Data:
Cash flows provided by (used in):
Operating activities	—	(196)	1,240	—	758	514
Financing activities	—	1,585	(960)	—	9,517	54,363
Investing activities	—	(4,152)	101	—	(6,644)	(54,531)

(1)	Represents the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002.
(2)
Pro forma basic earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock. The pro forma shares outstanding for the nine months ended September 30, 2004 excludes 30,000 additional shares, equivalent to the amount of the distribution declared by our predecessor on September 30, 2004.

(3)
Pro forma diluted earnings per share is computed assuming this offering was consummated as of January 1, 2003 and equals pro forma net income (loss) divided by the number of shares of our common stock to be outstanding after this offering, excluding the weighted average of the number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Unvested shares of restricted stock are excluded from the computation of pro forma diluted earnings per share in the event their inclusion is antidilutive. The pro forma shares outstanding for the nine months ended September 30, 2004 excludes 30,000 additional shares, equivalent to the amount of the distribution declared by our predecessor on September 30, 2004.

Back to Contents

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are a fully-integrated, self-administered and self-managed real estate company formed in July 2004 to continue the business of our predecessor to acquire, renovate and reposition shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and repositioning efforts aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow.

We will derive revenues primarily from rent and reimbursement payments received by our operating partnership from tenants under existing leases at each of our properties. Our operating results, therefore, will depend materially on the ability of our tenants to make required payments and overall real estate market conditions.

Prior to the completion of the formation transactions and this offering, our business has been operated by our predecessor, Feldman Equities of Arizona, and its subsidiaries and affiliates. The consolidated financial statements of our predecessor for the nine months ended September 30, 2004 and 2003, the year ended December 31, 2003 and the nine months ended December 31, 2002, include the operating results of our predecessor which, throughout these periods, was engaged in comprehensive mall renovation and repositioning projects, one for the Foothills Mall which was acquired through a joint venture by our predecessor in April 2002 and the other for the Harrisburg Mall which was acquired through a joint venture by our predecessor on September 29, 2003. Our predecessor consolidates the financial results of the Foothills Mall and accounts for its investment in the Harrisburg Mall using the equity method of accounting.

A discussion of the results of operations of our predecessor is set forth below. For the following reasons, the results of operations of our predecessor may not be indicative of the results of operations of our company following the completion of this offering:

•
Upon completion of this offering, we will acquire interests as follows: (i) our predecessor’s 25% capital interest in Feldman Lubert Adler Harrisburg LP, the joint venture that owns the Harrisburg Mall and will have an option, exercisable at any time prior to July 19, 2005, to acquire the remaining 75% capital interest in this joint venture and (ii) a 100% ownership interest in Foothills Mall LLC, the joint venture that owns the Foothills Mall.

•	We have entered into a binding agreement to acquire Colonie Center, which we anticipate will close within 30 days following the closing of this offering.

•
Since our predecessor acquired its interest in the Foothills Mall in 2002 and in the Harrisburg Mall in 2003, these malls have undergone dramatic changes in architectural design and appearance, layout, square footage and tenant composition. We estimate that the redevelopment costs (excluding the costs of acquisition) for the renovation and repositioning of the Harrisburg Mall and Foothills Mall will total approximately $54.8 million and $11 million, respectively. These changes have already significantly improved the performance of these properties. In the case of the Harrisburg Mall, leased square footage has grown from 428,703 at acquisition to 811,661 as of September 30, 2004, after giving effect to executed leases as of such date. In the case of the Foothills Mall, leased square footage as a percentage of total rentable area was maintained at approximately 90% throughout the renovation process which added approximately 27,000 square feet of rentable area. Additional revenue growth from both properties is expected as occupancy levels and rental rates rise above current levels.

•
As part of the formation transactions, we will acquire the interests owned by unaffiliated third parties in the joint venture that owns the Foothills Mall, and we have an option to acquire the remaining interests now held by our joint venture partner, affiliates of the Lubert Adler Funds, in the Harrisburg Mall.

Back to Contents

•
In September 2004, we entered into a binding agreement to acquire Colonie Center for an initial purchase price of $84.2 million, subject to increase by up to an additional $9 million if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. We expect to fund the purchase price of this acquisition using the net proceeds from this offering. We intend to commence the renovation and repositioning project for Colonie Center shortly after we acquire this property. We estimate that the total additional investment required to renovate and reposition this property, including tenant improvements and leasing commissions, will be approximately $9.6 million.

•	We intend to qualify as a REIT for federal income tax purposes.

•
Upon completion of this offering and the formation transactions, we expect to have approximately $40.3 million in cash on hand available and also expect to be able to access additional funds through secured and unsecured borrowings. We expect to invest our available cash in additional mall investments which will enable us to acquire a much larger real estate portfolio over time.

Upon completion of this offering and the formation transactions, we also expect to substantially enhance our financial flexibility and access to capital compared to our predecessor, which should play an important role in allowing our company to implement its growth and business plan over time.

Critical Accounting Policies

A summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements and the unaudited pro forma consolidated financial statements included in this prospectus is set forth below. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the consolidated financial statements included in this prospectus. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Actual results could differ from these estimates.

Revenue Recognition

Rental revenues from rental retail property are recognized on a straight-line basis over the non-cancelable terms of the related leases. Deferred rent represents the aggregate excess of rental revenue recognized on a straight-line basis over cash received under applicable lease provisions. Rental revenue which is based upon a percentage of the sales recorded by tenants is recognized in the period such sales were earned by the respective tenants.

Reimbursements from tenants computed as a formula related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable costs are incurred. Lease termination fees, which are included in interest and other income in the accompanying consolidated statements of operations, are recognized when the related leases are cancelled, the tenant surrenders the space, and we have no continuing obligation to provide services to such former tenants.

Additional revenue is derived from the provision of management services to third parties, including property management, brokerage, leasing and development. Management fees generally are a percentage of managed property cash receipts. Leasing and brokerage fees are earned upon the consummation of new leases. Development fees are earned over the time period of the development activity.

In the case of land parcels that are sold outright for development by third parties, revenue is recognized in the period the sale is consummated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 66.

We must also make estimates related to the collectibility of our accounts receivable related to minimum rent, deferred rent, tenant reimbursements, lease termination fees, management and development fees and other income. We analyze accounts receivable and historical bad debts, tenant concentrations, tenant credit worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts

Back to Contents

receivable. These estimates have a direct impact on net income, because a higher bad debt allowance would result in lower net income.

Principles of Consolidation and Equity Method of Accounting

The accompanying consolidated financial statements include the accounts of our predecessor, its subsidiaries which are wholly owned, and all partnerships in which our predecessor has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

Our company evaluates its investments in partially owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially owned entity is a “variable interest entity,” or a “VIE,” and our company is the “primary beneficiary” as defined in FIN 46R, we account for such investment as if it were a consolidated subsidiary.

For a joint venture investment which is not a VIE or in which our company is not the primary beneficiary, we follow the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (“SOP 78-9”). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when our ownership interest is less than 50% and we do not exercise direct or indirect control. Factors that we will consider in determining whether or not we exercise control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of our partners. To the extent that we are deemed to control these entities, these entities are consolidated.

We have determined that the Foothills Mall and the Harrisburg Mall joint ventures are not VIEs. Our predecessor consolidates the joint venture owning the Foothills Mall as it is the majority owner that exercises control over all significant decisions. It accounts for its investments in the joint venture that owns the Harrisburg Mall under the equity method of accounting in view of the important rights (as defined in SOP 78-9) held by the other joint venture partners. This investment is recorded initially at cost and subsequently adjusted for equity in earnings or losses and cash contributions and distributions. We would expect the operations of the Harrisburg Mall to become consolidated with our company if we exercise the option we hold to acquire the remaining interests in the joint venture that owns this property.

On a periodic basis, we assess whether there are any indicators that the value of an investment in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Investments in Real Estate and Real Estate Entities

Real estate is stated at historical cost, less accumulated depreciation. Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 39 years. Tenant improvements are depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on an accelerated basis over the estimated useful lives of five to seven years.

It is our policy to capitalize interest, real estate taxes and direct salaries related to properties under redevelopment and to depreciate these costs over the life of the related assets.

In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, investment properties are reviewed for impairment on a property-by-property basis at least annually or whenever events or changes in circumstances indicate that the carrying value of investment properties may not be recoverable. Impairment losses for investment properties are recorded when the undiscounted cash flows estimated to be generated by the investment properties during the expected hold

Back to Contents

period are less than the carrying amounts of those assets. Impairment losses are measured as the difference between the carrying value and the fair value of the asset. We are required to assess whether there are impairments in the values of our investments in real estate, including indirect investments in real estate through entities which we do not control and are accounted for using the equity method of accounting.

Pursuant to the formation transactions, we will acquire our predecessor in exchange for the issuance of units in our operating partnership and shares of our common stock. This exchange will be accounted for as a reorganization of entities, under common control; accordingly, we will record the contributed assets and liabilities at our predecessor’s historical cost.

Purchase Price Allocation

We allocate the purchase price of properties to tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations. In making estimates of fair values for the purpose of allocating purchase price, management utilized a number of sources. We also consider information about each property obtained as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of tangible and intangible assets acquired.

We allocate a portion of the purchase price to tangible assets including the fair value of the building on an as-if vacant basis, and to land determined either by real estate tax assessments, third party appraisals or other relevant data.

A portion of the purchase price is allocated to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market and below-market lease values are amortized as a reduction of or an addition to rental income over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the lease intangibles would be charged or credited to income.

A portion of the purchase price is also allocated to the value of leases acquired, and management utilizes independent sources or management’s determination of the relative fair values of the respective in-place lease values. Our estimates of value are made using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. We also estimate costs to execute similar leases including leasing commissions, legal expenses and other related costs.

Depreciation and Insurance

The U.S. federal tax basis for our initial malls used to determine depreciation for U.S. federal income tax purposes will be the carryover basis for such malls. For U.S. federal income tax purposes, depreciation with respect to the real property components of our malls (other than land) generally will be computed using the straight-line method over a useful life of 39 years.

The initial malls are adequately covered by insurance of the type and amount we believe are customary for these types of properties. We do not expect to obtain terrorism insurance on our properties because of the significant expense of this coverage, unless we determine premiums have become cost-justified or this insurance is necessary to become adequately covered. In the future, lenders may require us to obtain terrorism coverage on our properties as a condition to extending us credit.

Back to Contents

Results of Operations of Our Predecessor

Overview

The discussion below relates to the results of operations of our predecessor which, throughout the periods discussed below, was engaged in comprehensive mall renovation and repositioning projects, one for the Foothills Mall which was acquired through a joint venture by our predecessor in 2002 and the other for the Harrisburg Mall which was acquired through a joint venture by our predecessor in 2003.

Comparison of nine months ended September 30, 2004 to nine months ended September 30, 2003

Revenues

Rental revenues decreased approximately $262,000, or 5.1%, to $4.9 million for the nine months ended September 30, 2004 compared to $5.2 million for the nine months ended September 30, 2003. The decrease was primarily due to the loss of tenancy and lease restructuring in the Foothills Mall as a result of the mall’s 2003 renovation.

Revenues from tenant reimbursements decreased $127,000, or 3.8%, to $3.2 million for the nine months ended September 30, 2004 compared to $3.3 million for the nine months ended September 30, 2003. The decrease was primarily due to the loss of tenancy and lease restructuring at the Foothills Mall partially offset by an increase in temporary tenancy during the renovation period. Revenues from tenant reimbursements are expected to increase in the future based upon property operating expense increases described below.

Revenues from management, leasing and development services increased $460,000, or 135.7%, to $799,000 for the nine months ended September 30, 2004 compared to $339,000 for the nine months ended September 30, 2003. The increase was primarily due to the inclusion of management fee revenues related to the Harrisburg Mall, which our predecessor began managing in September 2003. The Company expects to continue to receive fee revenue in connection with the continued construction, renovation and related leasing activity at the Harrisburg Mall.

Interest and other income increased $113,000, or 121.5%, to $206,000 for the nine months ended September 30, 2004 compared to $93,000 for the nine months ended September 30, 2003. The increase was primarily due to a lease termination payment of $125,000 received in 2004.

Expenses

Rental property operating and maintenance expenses increased $283,000, or 9.2%, to $3.4 million for the nine months ended September 30, 2004 compared to $3.1 million for the nine months ended September 30, 2003. The increase was due to (i) higher insurance costs in line with the increase in replacement value of the Foothills Mall, (ii) an increase in utility rates and greater usage as a result of the Foothills Mall expansion, (iii) maintenance and preventative maintenance required under the new loan agreement and (iv) increased personnel costs. In connection with the continued capital improvements at the Foothills Mall, we believe these identified increased costs will continue to trend above the 2003 results.

Interest expense increased $305,000, or 10.1%, to $3.3 million for the nine months ended September 30, 2004 compared to $3.0 million for the nine months ended September 30, 2003. The increase was primarily due to increased borrowings from the refinancing of the Foothills Mall partially offset by a decline in the average borrowing rate thereon. The October 2003 $61.2 million refinancing included a $54.8 million interest only mortgage note payable at 5.09% and a $6.45 million 10.5% 5-year self-amortizing note payable. The nine months ended September 30, 2003 include the interest on our predecessor’s prior $43.5 million mortgage loan payable at LIBOR plus 3.4% (5.62% weighted average), and our predecessor’s prior mezzanine loan of approximately $3 million, which bore interest at 13.5% per annum. Interest expense on amounts due to an affiliate increased to $585,000 in 2004 from $533,000 in 2003, as a result of an increase in the principal outstanding.

Depreciation and amortization expense increased $155,000, or 14.7%, to $1.2 million for the nine months ended September 30, 2004 compared to $1.1 million for the nine months ended September 30, 2003, as a result of capital additions to the Foothills Mall.

Back to Contents

General and administrative expenses increased $193,000, or 60.5%, to $512,000 for the nine months ended September 30, 2004 compared to $319,000 for the nine months ended September 30, 2003. The increase was primarily due to an increase in our predecessor’s overhead costs incurred by our New York office.

Equity in earnings of unconsolidated real estate partnership represents our share of the equity in the earnings of the joint venture owning the Harrisburg Mall since September 29, 2003.

Minority interest decreased in the nine months ended September 30, 2004 as a result of decreasing operating results of the Foothills Mall.

Comparison of year ended December 31, 2003 to the nine-month period from April 1, 2002 to December 31, 2002

The activities of our predecessor commenced with its investment in the Foothills Mall in April 2002. Accordingly, most items of revenues and expenses increased in 2003 due to the inclusion of 12 months of activity compared to nine months of activity in 2002.

Revenues

Rental revenue increased approximately $1.8 million to $6.7 million for the year ended December 31, 2003 compared to $4.9 million for the nine months ended December 31, 2002. On an annualized basis, the rental revenue would have been comparable for the two periods.

Revenues from tenant reimbursements increased $1.1 million to $4.4 million for the year ended December 31, 2003 compared to $3.4 million for the nine months ended December 31, 2002. However, on an annualized basis, tenant reimbursements decreased by approximately $67,000, or 1.5%, due to the loss of several shop tenants.

Revenues from management, leasing and development services increased $213,000 to $461,000 for the year ended December 31, 2003 compared to $248,000 for the nine months ended December 31, 2002. On an annualized basis, the increase was approximately $130,000, or 39.4%. This increase was primarily due to the management fees earned from the unconsolidated joint venture that owns the Harrisburg Mall in the amount of approximately $64,000, which we started managing in the fourth quarter of 2003.

Expenses

Rental property operating and maintenance expenses increased approximately $1.2 million to $4.2 million for the year ended December 31, 2003 compared to $3 million for the nine months ended December 31, 2002. On an annualized basis the increase was approximately $260,000, or 6.6%, and was due to an increase in insurance and mall security expense.

Real estate taxes increased $208,000 to $1.2 million for the year ended December 31, 2003 compared to $1 million for the nine months ended December 31, 2002. However, on an annualized basis real estate taxes decreased approximately $131,000 due to the sale of several parcels of land, or “pads,” in the second half of 2002 and in 2003.

Interest expense includes (i) the borrowings on our first mortgage and mezzanine loans for the Foothills Mall, (ii) amortization of related deferred financing costs, and (iii) interest on loan balances due to Feldman Partners, LLC, the majority owner of our predecessor. Overall, interest expense increased $1.6 million to $4.9 million for the year ended December 31, 2003 compared to $3.3 million for the nine months ended December 31, 2002. On an annualized basis, interest expense increased approximately $552,000, or 13%. This increase was due to an increase in the average borrowings outstanding, partially offset by the refinancing of the mortgage and mezzanine loans on the Foothills Mall during 2003 which decreased the interest rates on both loans. As a result of the refinancing, the balance of our predecessor’s unamortized deferred financing costs, relating to the original loans, in the amount of $722,000, was written off. In addition, interest expense on amounts due to an affiliate increased from $356,000 in 2002 to $711,000 in 2003, due to both an increase in principal and the additional three months in 2003.

Back to Contents

Depreciation and amortization expense increased $478,000 to $1.4 million for the year ended December 31, 2003 compared to $964,000 for the nine months ended December 31, 2002. On an annualized basis, the increase was approximately $157,000, or 12.2%, as a result of capital additions.

General and administrative expenses decreased $546,000 to $672,000 for the year ended December 31, 2003 compared to $1.2 million for the nine months ended December 31, 2002. The 2002 operating results include approximately $887,000 of general, administrative and abandoned project costs incurred by Feldman Partners, LLC or by Larry Feldman prior to April 2002 in connection with the formation of our predecessor, which the owners of our predecessor agreed would be reimbursed to him and included in his contribution to capital. Excluding these costs, general and administrative expenses in 2002, on an annualized basis, would have been approximately $417,000. The increase in 2003 is due to an increase in operating costs as a result of the growth of our predecessor.

The minority interest expense in our Foothills Mall joint venture decreased in 2003 as a result of the accelerated amortization of the deferred financing costs related to the mortgage refinancing.

As indicated above, in September 2003, our predecessor made an investment in a joint venture owning the Harrisburg Mall, and the share of the earnings of that joint venture was $197,000 in 2003.

Cash Flows

Comparison of nine months ended September 30, 2004 to nine months ended September 30, 2003

Cash and cash equivalents were $1.2 million and $727,000, respectively, at September 30, 2004 and September 30, 2003. The decrease in cash from operating activities was also due to the timing of collections of rents and expense reimbursements from certain tenants, payment of operating expenses and reduced net income before minority interest.

Net cash used in investing activities for the nine months ended September 30, 2004 was primarily the result of $2.8 million paid for the renovation of the Foothills Mall and an additional $594,000 capital contribution in the Harrisburg Mall joint venture during the nine months ended September 30, 2004. This compares to $1.4 million of renovation cost during the nine months ended September 30, 2003, and the initial investment of $1.6 million in the Harrisburg Mall joint venture, offset by the proceeds from the sales of parcels of land for $1.6 million and $1.5 million net cash received from certain escrow accounts.

Net change in cash from financing activities reflects greater borrowings under the line of credit in 2004 compared to 2003, offset by a repayment of the principal balance on our mezzanine loan in the nine months ended September 30, 2003 ($3.0 million), and $766,000 of amortization of principal balance on the mezzanine loan in the nine months ended September 30, 2004.

Comparison of year ended December 31, 2003 to the nine-month period from April 1, 2002 to December 31, 2002

Cash and cash equivalents were $4 million and $346,000, respectively, at December 31, 2003 and 2002.

Net cash provided by operating activities was $758,000 for the year ended December 31, 2003 compared to $514,000 for the nine months ended December 31, 2002. The increase was due to a reduction in net loss for the period, offset by the funding of our restricted real estate tax and insurance balances in accordance with the mortgage loan agreements.

Net cash used in investing activities in 2003 primarily represents (i) our predecessor’s investment of $3.6 million in the joint venture that owns the Harrisburg Mall, (ii) additions in the amount of $3.0 million to the Foothills Mall, and (iii) additional escrow deposits pursuant to the new mortgage loan agreement to be used for certain capital and tenant improvements, offset by $1.6 million of proceeds from the sale of undeveloped pads at Foothills. In 2002, the net cash used in investing activities related to the acquisition of the Foothills Mall and funding of related capital escrow accounts, partially offset by $2.8 million in proceeds from the sale of pads at the property.

Back to Contents

Net cash provided by financing activities in 2003 relates to the refinancing of the Foothills Mall original mortgage and mezzanine loans, and payment of corresponding financing costs. From the proceeds of the refinancing, (i) our predecessor made a distribution to the minority partner in the Foothills Mall joint venture in the amount of $2 million, and (ii) the lender required the funding of a cash impound account in the amount of $3.5 million, which funds would be released upon achieving specific financial milestones. In addition to the Foothills Mall borrowings, during 2002, our predecessor borrowed approximately $4.3 million in principal from Feldman Partners, LLC, to help fund the purchase of the Foothills Mall and working capital needs. This loan shall be repaid before any distributions to the other owners. The principal balance of the loan increased slightly in 2003. The balance due to affiliates also includes accrued interest payable in the amounts of $356,000 and $1.1 million as of December 2002 and 2003, respectively.

Liquidity and Capital Resources

Overview

Upon completion of this offering and the formation transactions, we expect to have approximately $40.3 million in cash on hand available and also expect to be able to access additional funds through secured and unsecured borrowings. We also expect to substantially enhance our financial flexibility and access to capital compared to our predecessor, which should play an important role in allowing our company to implement its growth and business plan over time. As a public company, we believe we will have greater access to capital through public offerings of equity or debt securities. This additional capital will allow us to acquire additional assets, exploit advantageous market conditions and respond efficiently to changing conditions in real estate markets. Upon completion of this offering and the formation transactions, we anticipate that our total consolidated indebtedness outstanding will be approximately $54.8 million, or approximately 26.8% of our total assets on a pro forma basis as of September 30, 2004.

We intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset, we will replace construction financing with medium to long-term fixed rate financing.

Short Term Liquidity Requirements

Our short term liquidity needs include funds to pay distributions to our stockholders required to maintain our REIT status, funds for capital expenditures and, potentially, acquisitions. We expect to meet our short-term liquidity requirements generally through net cash provided by operations and the net proceeds of this offering. Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. For the period April 1, 2002 through September 30, 2004, our weighted average annual tenant improvement and leasing commission costs were $14.34 per square foot of vacant space, leased space and renewals. As of September 30, 2004, we have commitments to make tenant improvements and other capital expenditures at the Foothills Mall in the amount of approximately $601,000 to be incurred during the remaining three months ending December 31, 2004, which we intend to fund from existing cash and cash from operating activities. We expect the annual cost of additional future tenant improvements and leasing commissions and renovation costs for the Foothills Mall to be approximately $602,000, based upon existing vacancy and approximately 29,000 square feet that will become available in our properties as a result of leases scheduled to expire during the twelve months ending December 31, 2005. We expect the cost of recurring capital improvements for the Foothills Mall to be approximately $100,000 annually, based upon a historic $0.20 per square foot annual reserve. We believe that our net cash provided by operations and our available cash and restricted cash will be adequate to fund operating requirements, pay interest on our borrowings and fund distributions in accordance with the REIT requirements of the federal income tax laws.

In addition, as of September 30, 2004, the joint venture owning the Harrisburg Mall has commitments to make tenant improvements and other capital expenditures in the amount of $18.8 million to be incurred in the

Back to Contents

three months ending December 31, 2004. The joint venture intends to fund these commitments from the remaining proceeds of the construction loan with Commerce Bank (approximately $17.2 million) described under “—Harrisburg Mall Loan” and approved state and local government grants and other economic incentives (approximately $8 million). Loan advances under the construction loan with Commerce Bank, however, are reduced by the amount of the Harrisburg Mall joint venture’s net cash flow after operating expenses and debt service. Accordingly, the Harrisburg Mall joint venture will not have cash from operations to distribute to the joint venture partners during the period that it is taking advances under this loan because any net cash flow will be used in lieu of the advances. The construction loan with Commerce Bank matures on December 31, 2005 and we expect that the construction project at the Harrisburg Mall will be completed by the third quarter of 2005. Our net cash provided by operations may, during the term of this loan, be reduced by the limitation on our joint venture’s ability to pay distributions to us and our operating partnership. We do not expect that this limitation will have a material impact on our ability to meet our short term liquidity requirements because once the construction is completed we expect the joint venture that owns the Harrisburg Mall to refinance this construction loan with alternative mortgage financing.

Long Term Liquidity Requirements

Our long-term liquidity requirements consist primarily of funds necessary for acquisition, renovation and repositioning of new properties, non-recurring capital expenditures and payment of indebtedness at maturity. We expect to fund the acquisition of Colonie Center and related renovation costs out of the net proceeds of this offering. We expect to meet our other long-term liquidity requirements through net cash from operations, the cash we will have available upon completion of this offering, additional long-term secured and unsecured borrowings and the issuance of additional equity or debt securities.

We are currently exploring the possibility of obtaining from certain banks a proposed line of credit of up to $75 million. We expect that the equity value on Colonie Center could be used to support such line of credit. We expect to enter into this proposed line of credit concurrently with or shortly after completion of this offering. We intend to repay indebtedness incurred under our line of credit from time to time, for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional equity or debt securities. No assurances can be given that we will obtain such credit facility or, if we do, what the amount and terms will be. Our failure to obtain such a facility on favorable terms could adversely impact our ability to execute our business strategy. In the future, we may seek to increase the amount of our credit facilities, negotiate additional credit facilities or issue corporate debt instruments. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate and may be subject to such other terms as we deem prudent.

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical in the mall industry. We will consider a number of factors in evaluating our actual level of indebtedness, both fixed and variable rate, and in making financial decisions. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction, including traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset we will replace construction financing with medium- to long-term fixed rate financing. In addition, we may also finance our activities through any combination of sales of common or preferred shares or debt securities, additional secured or unsecured borrowings and our proposed line of credit.

In addition, we may also finance our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We may also acquire properties in exchange for our OP units.

We are currently in preliminary discussions with a number of potential sellers of mall properties. Other than the proposed acquisition of Colonie Center, we currently have no agreement to invest in any property

Back to Contents

other than the initial properties. There can be no assurance that we will make any investments in any other properties that meet our investment criteria.

Contractual Obligations

The following table summarizes our contractual obligations to third parties, excluding interest, as of September 30, 2004:

Year	Consolidated Capital Expenditure Commitments	Our Share of Capital Expenditure Commitments in Unconsolidated Joint Venture Entities	Consolidated Long Term Debt	Our Share of Long Term Debt in Unconsolidated Joint Venture Entities	Total

	(dollars in thousands)
2004 (3 months)	$602	$4,697	$269	$—	$5,568
2005	—	—	5,149	7,422	12,571
2006	—	—	1,276	—	1,276
2007	—	—	1,417	—	1,417
2008	—	—	56,323	—	56,323
Thereafter	—	—	—	—	—

Total	$602	$4,697	$64,434	$7,422	$77,155

Consolidated Indebtedness Expected to Be Outstanding After This Offering

Our consolidated indebtedness outstanding upon completion of this offering and the formation transactions will be comprised principally of mortgage indebtedness secured by the Foothills Mall acquired in the formation transactions. On a pro forma basis, our indebtedness will be approximately $54.8 million in principal amount. The following table sets forth certain information with respect to such indebtedness:

	Amount of Debt	Weighted Average Interest Rate	Maturity Date	Annual Debt Service	Balance at Maturity

	(dollars in thousands)
Fixed Rate Debt	$54,750	5.09%	11/1/08	$2,787	$54,750

Total Debt	$54,750			$2,787	$54,750

The following table sets forth the repayment schedule with respect to the indebtedness we expect to have outstanding upon completion of the formation transactions and this offering:

Amounts

(in thousands)
Through December 31, 2004	—
2005	—
2006	—
2007	—
2008	$54,750
Thereafter	—

Total Indebtedness	$54,750

The $54.8 million loan was originated by Archon Financial, LP and later sold to a bondholder trust and is currently serviced by General Motors Acceptance Corp. on behalf of the bondholder trust. The term of the loan commenced on October 30, 2003 and expires on November 1, 2008. This loan contains customary representations, warranties and covenants. The loan is closed to prepayment during a lockout period until the first to occur of (i) three years following commencement of the loan or (ii) two years following the sale of the loan to a bondholder trust. After the end of the lockout period, the loan is open to prepayment by defeasance (providing treasury bonds as substitute collateral for the property) only. The loan was sold to a bondholder trust in May 2004. Therefore, we may not defease the loan until May 2006.

Back to Contents

Harrisburg Mall Loan

The joint venture that owns the Harrisburg Mall has entered into a construction loan with Commerce Bank with a maximum funding commitment of $46.9 million, as amended in October 2004, of which the joint venture has borrowed $29.7 million as of September 30, 2004. Through November 17, 2004, the loan bore interest at a rate of LIBOR plus 325 basis points. The loan currently bears interest at a rate of LIBOR plus 250 basis points. Interest on the outstanding principal balance of this loan is payable on the first day of each month. No payments of principal are required on this loan until December 31, 2005, at which time the entire principal balance together with any accrued interest thereon will be due. This loan can be repaid in whole or in part at any time without penalty and may be extended for up to three additional one year periods. This loan presently has a limited recourse of $10 million, of which affiliates of the Lubert Adler Funds are liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman for any loss incurred with respect thereto. In addition, pursuant to the terms of this loan, at any time the joint venture is entitled to receive a loan advance, the lender shall reduce the amount of such advance by the amount of the joint venture’s net cash flow after operating expenses and debt service.

Off-Balance Sheet Arrangements

Other than the loan with Commerce Bank described above, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Market Risk Related to Fixed Rate Debt. We had approximately $54.8 million of outstanding indebtedness on a pro forma basis as of September 30, 2004, all of which matures on November 1, 2008 and bears interest at a fixed rate of 5.09%. Upon the maturity of our debt, there is a market rate risk as to the prevailing rates at the time of refinancing. Changes in market rates on our fixed-rate debt affects the fair market value of our debt but it has no impact on interest expense incurred or cash flow. A 100 basis point increase or decrease in interest rates on our pro forma fixed rate debt would increase or decrease our annual interest expense by approximately $548,000, as the case may be.

Inflation. Most of our leases contain provisions designed to mitigate the adverse impact of inflation by requiring the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance. The leases also include clauses enabling us to receive percentage rents based on gross sales of tenants, which generally increase as prices rise. This reduces our exposure to increases in costs and operating expenses resulting from inflation.

Capital Expenditures

We are required to maintain each retail property in good repair and condition and in conformity with applicable laws and regulations and in accordance with the tenant’s standards and the agreed upon requirements in our lease agreements. The cost of all such routine maintenance, repairs and alterations may be paid out of a capital expenditures reserve, which will be funded by cash flow. Routine repairs and maintenance will be administered by our subsidiary management company.

Back to Contents

STRUCTURE AND FORMATION OF OUR COMPANY

Overview

We currently conduct our business through (i) our predecessor, Feldman Equities of Arizona, LLC, an Arizona limited liability company, which together with its subsidiary partnerships, owns a 25% capital interest in the joint venture that owns the Harrisburg Mall and a 67% capital interest in the joint venture that owns the Foothills Mall, and (ii) two corporations which also serve as the general partner of two of these subsidiary partnerships. We refer collectively to Feldman Equities of Arizona and these two corporations as the contributed entities. Prior to the formation transactions, the ownership interests in these contributed entities were held, directly or indirectly, by Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing, and Jeffrey Erhart, our Executive Vice President and General Counsel, and their respective affiliates, and other unaffiliated third party investors.

Prior to or concurrently with the closing of this offering, we will engage in the formation transactions, pursuant to contribution, merger and related agreements. These agreements contain customary representations and warranties and are subject to customary closing conditions. As a result of the formation transactions, we will acquire the contributed entities, including their interests in the Harrisburg Mall and the Foothills Mall.

We discuss below the following significant elements of our formation transactions undertaken in connection with this offering:

•	formation of our company and our operating partnership;

•	contribution and exchange of ownership interests in contributed entities;

•	joint venture option;

•	formation of taxable REIT subsidiaries; and

•	debt repayment and other transactions.

Formation Transactions

Formation of Our Company and Our Operating Partnership

We were organized on July 14, 2004 under the laws of the State of Maryland. We intend to elect to qualify as a REIT for U.S. federal income tax purposes beginning with our initial taxable year ending December 31, 2004. Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, and Scott Jensen, our Executive Vice President of Leasing, are considered promoters with respect to us.

Feldman Equities Operating Partnership LP, our operating partnership, was organized as a limited partnership under the laws of the State of Delaware on August 6, 2004. Upon completion of this offering and the formation transactions, we will, through our wholly owned business trust subsidiaries, act as the operating partnership’s sole general partner and hold units of the operating partnership’s limited partner interest.

Contribution and Exchange of Ownership Interests in Contributed Entities

Prior to or concurrently with the closing of this offering, holders of ownership interests will contribute and exchange their ownership interests as follows:

•
We will sell 10,666,667 shares of our common stock in this offering and up to an additional 1,600,000 shares of our common stock if the underwriters exercise their over-allotment option, and we will contribute the net proceeds from this offering to our operating partnership in exchange for a number of OP units equal to the total number of shares of common stock sold.

•
Pursuant to separate contribution, merger and related agreements, the contributors will contribute their direct and indirect ownership interests to us in exchange for an aggregate of approximately 123,228 shares of our common stock and 1,593,464 OP units (having an aggregate value of approximately

Back to Contents

$25.8 million based on the mid-point of the price range indicated on the front cover of this prospectus). The aggregate historical combined net book value of the ownership interests to be contributed to us was approximately $34,000 as of September 30, 2004. In addition, unaffiliated third party investors will exchange their ownership interests in our joint ventures for $5 million in cash.

•
The contribution, merger and related agreements also provide that Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), Jim Bourg and Scott Jensen, will receive 70%, 15% and 15%, respectively, of additional OP units that may be issued upon the achievement of the internal rate of return discussed below relating to the Harrisburg Mall on or prior to December 31, 2009.

•
The aggregate value of additional OP units, that may be issued with respect to the Harrisburg Mall, would be equal to 50% of the amount, if any, that the internal rate of return achieved by us from the Harrisburg Mall joint venture exceeds 15%. The internal rate of return from our investment in the Harrisburg Mall joint venture will be based on an assumed $8.5 million investment by us in the joint venture and will be calculated on the earliest to occur of (i) December 31, 2009, (ii) the sale of the Harrisburg Mall by the joint venture or (iii) the sale of our interest in the Harrisburg Mall joint venture to our joint venture partner. In the event that we continue to hold our interest in the Harrisburg Mall joint venture, the internal rate of return calculation will be based on an assumed sale of the Harrisburg Mall as of such date for an amount equal to the net operating income of the Harrisburg Mall for the year ended December 31, 2009, divided by an 8.5% capitalization rate. Our independent auditors will verify our calculations under this provision, and any such calculations or the decision to effect the sale of the Harrisburg Mall or the sale of any interest in the Harrisburg Mall joint venture, as the case may be, will be subject to approval by our board of directors, including a majority of our independent directors.

•
The contribution, merger and related agreements also provide that Larry Feldman, Jim Bourg and Scott Jensen will retain all right, title and interest held by the contributed entities to amounts held in certain restricted and cash impound accounts established pursuant to the $54.8 million mortgage loan due in 2008 and originated by Archon Group, LP, which is secured by the Foothills Mall. Under the terms of the formation agreements, funds held in these accounts accrue interest and will be released or reimbursed to Larry Feldman, Jim Bourg and Scott Jensen promptly upon their release from the cash impound accounts. As of September 30, 2004, the balances in these accounts totaled approximately $7.6 million, consisting of:

•
$3.7 million to be released or reimbursed by our company, in the approximate amount of $1.1 million to Feldman Partners, LLC and the remainder to be distributed (70% to Feldman Partners, LLC, 15% to Jim Bourg and 15% to Scott Jensen), which will occur concurrently with the release to Loews Cineplex of $3.7 million held by the lender in respect of the loan secured by Foothills Mall. The release to Loews Cineplex will occur upon completion of its improvements, including the conversion of the theatre to stadium seating, which is expected by year end 2004;

•
$3.5 million to be released (70% to Feldman Partners, LLC, 15% to Jim Bourg and 15% to Scott Jensen) upon the achievement of certain financial milestones in connection with the Foothills Mall loan; and

•	$400,000 to be released (70% to Feldman Partners, LLC, 15% to Jim Bourg and 15% to Scott Jensen) upon the achievement of certain financial milestones in connection with the Foothills Mall loan.

•
In connection with the formation transactions, we will become subject to approximately $70.1 million of consolidated mortgage and other indebtedness consisting of the (i) $54.8 million mortgage loan secured by the Foothills Mall, (ii) a $5.4 million mezzanine loan relating to the Foothills Mall, (iii) a $5.9 million intercompany loan owed to Feldman Partners, LLC that was used to invest in the Harrisburg Mall and the Foothills Mall and to pay our predecessor’s overhead expenses, and (iv) the $4 million outstanding under the $6 million line of credit owed by our predecessor which was incurred to return funds advanced by our existing owners in connection with the purchase and renovation of the

Back to Contents

Harrisburg Mall and the Foothills Mall. In addition, the joint venture that owns the Harrisburg Mall will remain subject to a construction loan that has a maximum funding commitment of approximately $46.9 million, of which the joint venture has borrowed $29.7 million as of September 30, 2004. Through November 17, 2004, the loan bore interest at a rate of LIBOR plus 325 basis points. The loan currently bears interest at a rate of LIBOR plus 250 basis points.

•
In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred through the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% of the aggregate liability on each of the next five following year ends thereafter.

•
In determining the number of equity securities that will be issued in exchange for the membership interests, the management of our predecessor valued the ownership interests in our predecessor by taking into account the value of the properties owned by the joint ventures in which our predecessor owns an interest and the amount of the related debt and other liabilities of our predecessor and such joint ventures that will be outstanding immediately prior to the closing of this offering. The factors considered by our predecessor’s management in valuing the properties included an analysis of the progress made in completing the redevelopment of these properties, market sales comparables, market capitalization rates for other mall properties and general market conditions for mall properties. Our predecessor’s management, however, did not receive any third party appraisals of our predecessor’s properties in determining their value.

•
The value of the equity securities that we will give in exchange for ownership interests in the contributed entities will increase or decrease if our common stock is priced above or below the mid-point of the range of prices shown on the front cover of this prospectus. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters. Among the factors to be considered in determining the initial public offering price are our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the mall industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering. In addition, we have not and will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not obtained third party appraisals of the properties in connection with this offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed fair market value or the value of these properties that may have been determined in a third party appraisal.

Joint Venture Option

Our predecessor acquired an ownership interest in the Harrisburg Mall through a joint venture with affiliates of the Lubert Adler Funds in 2003. Upon completion of this offering and the formation transactions, the joint venture for this property will remain in place. Our company has been granted an option, exercisable at any time prior to July 19, 2005, to purchase the remaining interest held by our joint venture partner for an aggregate of $27.6 million in cash. The terms of this joint venture are described under the caption “Business and Properties—Our Properties—Harrisburg Mall—Joint Venture and Financing.”

Back to Contents

Formation of Taxable REIT Subsidiaries

Feldman Equities Management, Inc., a Delaware corporation, an Arizona limited liability company and an indirect wholly owned subsidiary of our operating partnership, will, together with our company, make an election to be treated as our taxable REIT subsidiary. We expect that this taxable REIT subsidiary will earn income and engage in activities that might otherwise jeopardize our status as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. We will own all the outstanding capital stock of two corporations, Feldman Pads Partner Inc. and Feldman Mall Partners Inc. that held a 1% interest in the joint venture that currently owns the Foothills Mall. We acquired these two taxable REIT subsidiaries and their combined 1% interest in the Foothills Mall in the formation transactions, and we do not expect them to earn significant income. A taxable REIT subsidiary is taxed as a corporation and its income therefore will be subject to U.S. federal, state and local corporate level tax. We may form additional taxable REIT subsidiaries in the future in order to engage in certain activities that otherwise might jeopardize our status as a REIT. Any income earned by our taxable REIT subsidiaries will not be included for purposes of the 90% distribution requirement discussed under “US Federal Income Tax Considerations—Annual Distribution Requirements.” For a further detailed discussion of the effect of taxable subsidiary entities, see “U.S. Federal Income Tax Considerations—Taxation of the Company.”

Debt Repayment and Other Transactions

We intend to use approximately $13.4 million of the net proceeds of this offering to repay certain of the outstanding indebtedness, consisting of:

•	a mezzanine loan in the amount of approximately $5.4 million owed by our predecessor to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall;

•
$4.0 million of the $5.9 million intercompany loan owed to Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family) which was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses ($1.9 million of this loan will be converted into equity securities); and

•
approximately $4.0 million of a $6.0 million line of credit owed by our predecessor to Marshall and Ilsley Bank which was used by our predecessor to return funds advanced by the existing owners in our two properties for acquisition costs and capital improvements.

Colonie Center Acquisition

As part of the formation transactions, we intend to acquire Colonie Center for a base purchase price of $84.2 million, subject to increase by up to an additional $9 million if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. In addition, we plan to invest an additional $9.6 million in the renovation and repositioning plan for Colonie Center for a maximum total project cost of $102.8 million. We expect to fund these amounts out of the net proceeds of this offering. We anticipate that this acquisition will close within 30 days following the closing of this offering. We believe it is probable that the transaction will be consummated, however, there can be no assurance that this transaction will close.

Back to Contents

BUSINESS AND PROPERTIES

All statistical data contained in this prospectus is the most recently available data from the sources cited. Where no source is cited, statistical data has been derived from internal data prepared by our management.

Overview

We are a fully-integrated, self-administered and self-managed real estate company formed to continue the business sponsored by Feldman Equities of Arizona, to acquire, renovate and reposition retail shopping malls. Our investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and repositioning efforts aimed at increasing shopper traffic and tenant sales. Through these renovation and repositioning efforts, we expect to raise occupancy levels, rental income and property cash flow. We intend to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004.

Our predecessor is currently near completion of two comprehensive mall renovation and repositioning projects for the Harrisburg Mall and the Foothills Mall. Since our predecessor acquired a joint venture interest in the Harrisburg Mall in 2003 and in the Foothills Mall in 2002, these malls have undergone dramatic improvements in architectural design and appearance, layout, square footage and tenant composition. The Harrisburg Mall now contains an aggregate of approximately 900,000 square feet and is anchored by three large anchor tenants, Bass Pro Shops, Boscov’s and Hecht’s. The Foothills Mall is anchored by national big box anchor tenants, including Barnes & Noble, Linens ’N Things, a Loews Cineplex 15 screen stadium cinema, Ross Dress for Less and Saks Off 5th. In addition, Wal-Mart occupies and owns a new approximately 210,000 square foot super center which shares a common parking lot and road entrance with the Foothills Mall, generating substantial additional shopper traffic for the mall. Including the adjacent Wal-Mart which is not owned by us, the Foothills Mall now contains an aggregate of approximately 710,000 square feet. These changes have already significantly improved the performance of these properties. Leased square footage at the properties has grown from approximately 855,000 at acquisition to approximately 1.3 million as of September 30, 2004.

Upon completion of this offering, we will acquire interests as follows: (i) our predecessor’s 25% capital interest in Feldman Lubert Adler Harrisburg LP, the joint venture that owns the Harrisburg Mall, and will have an option, exercisable at any time prior to July 19, 2005, to acquire the remaining 75% capital interest in this joint venture and (ii) a 100% ownership interest in Foothills Mall LLC, the joint venture that owns the Foothills Mall.

In September 2004, we entered into a binding agreement to acquire Colonie Center, a super-regional mall in the Albany, New York area for a base purchase price of $84.2 million, subject to increase by up to an additional $9 million if, prior to June 30, 2005, certain pending leases in negotiation are executed and tenants under such leases take occupancy and commence rental payments. We expect to fund this acquisition out of the net proceeds of this offering. We anticipate that this transaction will close within 30 days following the closing of this offering. We believe that it is probable that this transaction will be consummated; however, there can be no assurance that this transaction will close.

We have identified and are actively pursuing a number of additional malls as potential acquisition and redevelopment candidates. Although we have not executed any purchase contracts with respect to these malls, we recently executed a non-binding letter of intent to acquire a super-regional mall in a major Midwestern market and are conducting due diligence investigations on this property. There can be no assurance that we will complete this or any other transaction. Our management team’s approach to the acquisition and redevelopment process includes visiting potential acquisition targets, surveying local areas and assessing local demographics and market characteristics. We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value. We expect to continue to source attractive opportunities that meet our investment criteria. We believe that our predecessor’s recent transactions demonstrate our ability to leverage proprietary relationships to locate and acquire

Back to Contents

properties which have the potential to substantially increase their operating cash flow and value through our comprehensive renovation and repositioning strategies.

Our investment strategy includes acquiring, renovating and repositioning properties both directly and indirectly through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our return on equity by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We also intend to enhance our return on equity by selectively selling properties once they are stabilized and fully valued. We intend to re-deploy the capital derived from such sales into new higher yielding acquisition and redevelopment opportunities.

We trace our construction and redevelopment roots to the founding of a small plumbing company in 1920 by H.J. Feldman, the grandfather of Larry Feldman, our Chairman and Chief Executive Officer. That company eventually grew to become a major general contracting company. From 1950 through 1985, the firm, which was co-led by Larry Feldman’s father, Edward Feldman, was responsible for many high profile heavy construction projects, including the two main terminal buildings of Chicago’s O’Hare International Airport, as well as hospitals, sewage treatment plants, nuclear facilities and military installations throughout the United States. In 1985, Edward and Larry Feldman established a commercial real estate company under the name Feldman Equities.

Our senior management team has significant experience in all aspects of property development, acquisition, renovation, management and leasing of both retail and office properties. Four of the top five members of our senior management team have an average of over 20 years experience in the real estate business and have led the development, redevelopment, leasing and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion. Our senior management team will devote substantially all of their business attention and time to our company.

Our Chairman and Chief Executive Officer, Larry Feldman, was the Chairman and Chief Executive Officer of Tower Realty Trust, Inc., or Tower Realty Trust, a publicly-traded REIT, which completed its initial public offering in 1997. Tower Realty Trust was focused on the redevelopment of underperforming or distressed office properties and also managed approximately 800,000 square feet of shopping centers. In addition, our Executive Vice President and Chief Operating Officer, Jim Bourg, and our Executive Vice President of Leasing, Scott Jensen, also served as members of the senior management of Tower Realty Trust. Following the sale of Tower Realty Trust to another publicly-traded REIT in 1999, the management team continued its real estate and development activities together as senior officers of Feldman Equities and, since April 2002, our predecessor company. Tom Wirth, our Executive Vice President and Chief Financial Officer, held the positions of Chief Accounting Officer, Chief Financial Officer or Vice President of Finance of SL Green Realty Corp., a publicly- traded REIT, for nearly seven years. In addition, Jeffrey Erhart, our Executive Vice President and General Counsel, has approximately 20 years of real estate related legal experience. Upon completion of this offering and the formation transactions, these individuals will become full-time senior officers of our company. Additionally, Robert Rusing, our Director of Leasing, has been responsible for the leasing of over five million square feet of regional malls and shopping centers during his 18 years of retail leasing experience.

Upon completion of this offering and the formation transactions, we will also conduct substantially all of our business through our operating partnership, Feldman Equities Operating Partnership, LP, in which we expect to hold approximately an 87% ownership interest upon completion of this offering. Our operating partnership will enable us to complete tax-deferred acquisitions of additional malls using our OP units as alternative acquisition currency.

Back to Contents

Our Industry

Retail properties are differentiated, as summarized in the table below, based upon size and marketing strategy. Our property acquisitions and redevelopment activities are focused on underperforming regional and super-regional malls.

Types of Retail Properties

Type of Center	Concept/Market	Square Feet (including Anchors)	Anchor Type

Neighborhood Center	Convenience	30,000 – 150,000	One or more supermarkets

Community Center	General merchandise, convenience	100,000 – 350,000	Two or more discount department stores, supermarkets, drug stores, home improvement or large specialty/discount apparel

Regional Malls*	General merchandise, fashion (typically enclosed and referred to as malls)	400,000 – 800,000	Two or more full-line department stores, jr. department store, mass merchant, discount department store or fashion apparel

Super-Regional Malls*	Similar to regional mall but has more variety and assortment (typically enclosed and referred to as malls)	800,000+	Three or more full-line department stores, jr. department stores, mass merchant or fashion apparel

Fashion/Specialty Center	Higher-end, fashion-oriented	80,000 – 250,000	Fashion

Lifestyle Center	Upscale specialty stores; dining and entertainment in outdoor setting	150,000 – 500,000 (can be smaller or larger)	Not usually anchored but may include large-format book store, multiplex, cinema, small department(s) and other big boxes

Power Center	Category-dominant anchors, few small tenants	250,000 – 600,000	Three or more category killer, home improvement, discount department store, warehouse club or off-price store

Theme/Festival Center	Leisure, tourist-oriented, retail and service	80,000 – 250,000	Restaurants, entertainment

Outlet Center	Manufacturers’ outlet stores	50,000 – 400,000	Manufacturers’ outlet stores

*	Target properties
Source: International Council of Shopping Centers

Malls

Regional malls generally contain in excess of 400,000 square feet of enclosed and climate controlled space and offer a variety of fashion merchandise, hard goods, services, restaurants, entertainment and convenient parking. Regional malls are typically anchored by two or more department stores or large big box retail stores, which are called anchor tenants. These tenants act as the main draw to a typical mall and are normally located within the mall at the ends of the common corridors. Super-regional malls have the same characteristics of regional malls but are generally larger than 800,000 square feet and have three or more anchor tenants. We refer to regional and super-regional malls as malls.

Malls typically contain numerous diversified smaller retail stores, which we refer to as shops or shop tenants. Shop tenants are mostly national or regional retailers typically located along common corridors which connect to the anchor tenants. Shop tenants typically account for a substantial majority of the revenues of a mall.

Malls have different strategies with regard to price, merchandise offered and tenant mix, and are generally tailored to meet the needs of their trade areas. Malls draw from their trade areas by providing an array of shops, restaurants and entertainment facilities and often serve as the town center and a preferred gathering place for community, charity, and promotional events. In many communities, the mall is an

Back to Contents

important engine of economic activity, providing a range of employment opportunities to local residents and sales and property tax revenues to local governments.

Investment Classes

According to the International Council of Shopping Centers, the United States had approximately 1,130 malls in 2003. The median sales per square foot of shop tenants in a sample of malls studied by the International Council of Shopping Centers in 2002 was $318. We generally classify malls into one of the following three rating categories based upon the average annual sales per square foot of shop tenants:

Classes of Malls

Class	Shop Tenant Sales Per Square Foot

Class A	Above $350
Class B	$250 - $350
Class C	Below $250

We believe that more than half of the 1,130 malls in the United States fall into the above Class B and Class C categories. Our strategy is to acquire Class B malls or Class C malls, which we refer to as underperforming or distressed malls. We believe that through our renovation and repositioning strategies, we can substantially increase shopper traffic and tenant sales which will result in higher occupancy, rents and, ultimately, cash flow. We believe that the successful implementation of our strategy can result in the transformation of a Class B or Class C mall into a Class A or near Class A mall. Currently, Colonie Center and the Foothills Mall fall into the Class B category and the Harrisburg Mall falls into the Class C category. We expect, however, that upon completion of our renovation and repositioning efforts, each mall will fall into the Class A or near Class A mall category.

Drivers of Success

Many factors influence the success and profitability of malls. Successful malls generally are located near major highways and thoroughfares and benefit from a high level of drive-by traffic and visibility. They tend to be located in an area that enjoys improving population densities and trends, rising income and employment levels, stable or improving economic conditions, manageable competition from other retail properties and reasonably high barriers to entry.

In addition to these location factors, successful malls generally exhibit the following characteristics:

•	strong anchor tenants with a powerful draw;

•	attractive shop tenant mixes and layouts;

•
entertainment components such as upscale restaurants, movie theaters, specialty arcades, play areas for children, food courts, and open spaces for special events and displays which help to create a shopping experience not generally available at large discount retailers;

•	a distinctive architectural style, design and appearance;

•	a variety of shopper comforts and amenities;

•	layouts that optimize shopper and vehicle traffic flow;

•	signage and graphics that direct shoppers to, in and out of the mall; and

•	well maintained property with convenient parking and bright lighting to promote safety and security.

Investment Highlights

The following factors may benefit our company as we implement our business plan:

Favorable Industry Conditions. We have identified a significant number of malls that are potential candidates for renovation and repositioning by our company. We believe that the difficulties faced by many

Back to Contents

mall owners due to changing retail trends, competition and mismanagement have created an opportunity for us to acquire properties and to complete the mall renovations at well below the cost of new mall construction. According to the U.S. Department of Commerce, despite periods of varying macroeconomic growth decline in the U.S. economy, total retail and food services sales increased from approximately $2.1 trillion in 1992 to $3.8 trillion in 2003, or 82.5%.

These statistics show that retail sales may perform well in economically uncertain times and retail performance may not necessarily be tied to the performance of the larger national economy. More recently, retail sales have also been supported by rising consumer confidence levels which are estimated to have increased by 11.1% from October 2003 to October 2004 according to The Conference Board.

While consumers make purchases through a variety of retail formats, including large stand-alone discount retail stores such as Wal-Mart and Target, we believe that malls will continue to be the preferred shopping destination for a substantial number of consumers. A key component of our strategy is to secure tenants that can complement, rather than directly compete with, such discount retail stores.

By providing a convenient, climate controlled shopping environment and offering a broad selection of retailers, services, food establishments and entertainment facilities, we believe that malls will continue to generate a high level of shopper traffic, repeat patronage and tenant sales despite competition from other retail formats such as open air centers. According to a sample study by the International Council of Shopping Centers, median sales per square foot of shop tenants at enclosed malls were approximately $142 higher than that of shop tenants in open air centers. We believe these higher sales levels enable mall owners to obtain higher rental rates.

Lack of Competition for the Acquisition of Underperforming Malls. Upon completion of this offering, we believe that we will be the only publicly-traded REIT exclusively focused on the acquisition, renovation and repositioning of underperforming or distressed malls. Most of the existing mall REITs are primarily focused on acquiring and owning stabilized malls with predictable in-place cash flow and are generally disinclined to purchase or own underperforming assets. In addition, investments in underperforming or distressed malls are highly complex, management intensive, and require significant experience by the owner, which discourages many real estate investors from seeking these properties. We will also be able to offer existing owners of an underperforming mall the opportunity to exit or sell their investments in a tax-deferred transaction by utilizing our OP units as an alternative acquisition currency.

Back to Contents

Experienced Management Team. Our senior management team has significant experience in all aspects of property development, acquisition, management, leasing and redevelopment. Four of the top five members of our senior management team have an average of over 20 years experience in the real estate business and have led the development, redevelopment, leasing and acquisition of more than 50 retail and office properties totaling over six million square feet of space with an aggregate market value of more than $1.3 billion. In addition, four of our senior officers have experience in running a publicly-traded REIT, including our Chairman and Chief Executive Officer, Larry Feldman, who was Chairman and Chief Executive Officer of Tower Realty Trust, and Tom Wirth, our Executive Vice President and Chief Financial Officer, held the positions of Chief Accounting Officer, Chief Financial Officer and Vice President of Finance of SL Green Realty Corp., a publicly-traded REIT, for nearly seven years. Our senior management team will devote substantially all of their business attention and time to our company.

Growth-Oriented Capital Structure. Upon completion of this offering and the formation transactions, we expect to have the financial capacity to acquire additional mall assets by accessing additional funds through secured and unsecured borrowings and public offerings of equity and debt securities. We do not currently have commitments in place for these borrowings and have no current intention to conduct offerings of equity or debt securities in the near future.

Management’s Significant Equity Stake. Upon completion of this offering and the formation transactions, our management team will own a 14.8% equity interest in our company on a fully-diluted basis. Therefore, management’s and stockholders’ economic interests will be closely aligned.

Appreciation Potential. We will attempt to redevelop our mall portfolio in a manner that will create significant appreciation in value as a result of our renovation and repositioning strategies, which affords us the opportunity to create capital gains for our stockholders as we selectively sell stabilized properties. We intend to redeploy the capital derived from such sales into new, higher yielding investment opportunities in the mall sector.

The Market Opportunity

We believe there are a significant number of malls in the United States that are potential candidates for acquisition, renovation and repositioning by our company. These malls are typically located in favorable markets that are experiencing positive overall retail sales trends and often have excellent access to transportation, but due to mismanagement, changing retail trends or the passage of time, may lack one or more of the key characteristics of successful malls. These malls tend to have weak or closed anchor tenants, poor shop tenant mixes, non-optimal layouts, dark mall corridors or outdated designs and appearances.

We also believe that many owners of underperforming malls may prefer to sell such properties because they may be unable to respond to the forces that have eroded the competitive positions of their properties. These owners may lack the experience, expertise, capital or management resources necessary to successfully renovate and reposition their facilities. We believe that these factors may allow us to acquire and redevelop malls at total project costs that are significantly below the cost of new mall construction.

Notwithstanding the increase in national retail sales and the favorable characteristics of malls, the rate of new U.S. mall construction continues to decrease. We believe that the low rate of new mall construction is caused by high barriers to entry, such as:

•	a large number of existing malls which adequately serve or, in many cases, over-serve the available mall trade areas in the United States;

•	the presence of large stand-alone discount retailers such as Wal-Mart and Target;

•	costs and difficulties associated with assembling land for sites with sufficient acreage, requisite regional access and suitable development characteristics;

•
the time and expense associated with obtaining zoning entitlements and environmental approvals due to growing environmental concerns and objections to new mall development from local governments and citizen groups; and

Back to Contents

•	the high costs of new construction and a five to 10-year lead-time required from project conception to completion of new malls.

Unlike new mall development that may encounter strong opposition from local community and/or local government, renovation efforts are usually strongly supported by local communities and can be completed in a much shorter time frame. In many communities, the mall is a highly important economic driver and a significant source of employment and local government revenue. Therefore, underperforming or distressed malls threaten a community with a significant loss of economic activity, jobs and tax revenues. As a result, strong support can generally be found in local communities and from local governments for renovation and repositioning plans, including tax incentives and/or government grants. For example, in the case of the Harrisburg Mall, the joint venture expects to receive $8 million in government incentives and grants upon completion of the renovation and repositioning project.

Our Business and Growth Strategies

Our primary business objectives are to increase the occupancy, tenant sales, rental income, and cash flow from each of our properties resulting in increased cash available for distribution to our stockholders and growth in net asset value per share. Our business and growth strategies which are aimed at achieving these objectives include the following elements:

•
Aggressively Pursue Additional Targeted Property Acquisitions. Our strategy is to opportunistically acquire underperforming or distressed malls and to transform them into Class A or near Class A malls through a comprehensive renovation and repositioning process. We intend to carefully select and acquire existing malls that fit our acquisition investment criteria, which extends generally to well-located properties that are underperforming due to vacant anchors, outdated designs, poor tenant mixes, mismanagement, or changing retail trends. We will tap our significant network of contacts within the finance, retail and real estate industry to locate distressed malls at favorable prices. We believe that we have developed a reputation as a trusted and reliable buyer in the real estate industry.

•
Focus on Markets with Strong Demographics. We will seek to acquire underperforming or distressed malls that exhibit strong market characteristics and demographics, including proximity to major highways, dense population centers and retail hubs, rising population and income trends and manageable competition in relation to local population densities.

•
Implement Renovation and Repositioning Strategies. We will implement the comprehensive renovation and repositioning strategies described below aimed at improving the physical appearance, visibility and design of our malls in order to increase shopper traffic and tenant sales.

•
Maximize Occupancy. We will seek to remedy weak occupancy at our target properties by adding anchor tenants with powerful consumer draws as well as attractive and diverse national and specialty shop tenants. We expect to achieve optimal tenant mixes by moving tenants into “tenant neighborhoods.” Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers. A major component of our tenant leasing program will be accomplished by implementing targeted tenant marketing campaigns at the local and national level.

•
Drive Revenues Through Leasing. We will seek to increase rental income from existing space by maintaining high levels of occupancy, increasing rental rates as current leases with below market rents expire, negotiating new leases to reflect increases in rental rates and maximizing percentage rents. We will also seek to replace underperforming shop tenants with stronger tenants whose sales will enhance overall mall traffic and tenant sales. Following the completion of the renovation and repositioning of our malls, we expect our tenant’s sales per square foot to increase sharply. We expect that such increases in sales per square foot will enable our tenants to pay higher rents. We also believe that higher tenant sales per square foot will generate increased leasing demand from higher quality shop tenants. As a result, we believe that our malls will tend to have a greater potential for increases in rent upon lease renewal in comparison to more stable properties owned by other mall REITs.

Back to Contents

•
Manage Property Intensively. The core of our management strategy is to continuously increase shopper traffic through our malls, which improves tenant sales volume and, ultimately, rental rates. In addition, we utilize a comprehensive decentralized approach to property and operational management to increase and maintain occupancy, improve tenant satisfaction, improve customer satisfaction and control operating costs. In certain cases, we may evaluate the replacement of heating, ventilation and air conditioning systems in order to reduce the cost of energy.

•
Mitigate Risk. We will seek to control the risks associated with our acquisition, renovation and repositioning efforts through an extensive due diligence and project evaluation process prior to committing substantial risk capital to any project. In some cases, we will seek to negotiate new tenant leases with multiple anchor tenants and early lease terminations from underperforming tenants.

•
Pursue Joint Ventures. We intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors. Through these joint ventures we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures.

Mall Acquisitions

Larry Feldman, our Chairman and Chief Executive Officer, will lead our acquisition efforts, supported by Edward Feldman, our Chairman Emeritus and the Chairman Emeritus of our predecessor, our in-house staff and a network of third party professionals. We have identified and are actively pursuing a number of additional malls as potential acquisition and redevelopment candidates. Although we have not executed any purchase contracts with respect to these malls, we recently executed a non-binding letter of intent to acquire a super-regional mall in a major Midwestern market and are conducting due diligence investigations on this property. There can be no assurance that we will complete this or any other transaction. We believe our acquisition and redevelopment pipeline creates opportunities to increase our company’s cash flow and create long-term stockholder value.

Our senior management team has a proven track record of strong lead generation and the ability to execute transactions. Larry Feldman has been directly involved with the acquisition and development of over 50 retail and office properties aggregating over $1.3 billion in value since 1985 and has previously been the Chairman and Chief Executive Officer of a publicly-traded REIT. Four of the top five members of our senior management team have been actively involved in the real estate business for an average period of over 20 years each. In addition, Tom Wirth, our Executive Vice President and Chief Financial Officer, held the positions of Chief Accounting Officer, Chief Financial Officer and Vice President of Finance of SL Green Realty Corp., a publicly-traded REIT, for nearly seven years.

We believe that we have built a reputation as a trusted and reliable buyer with a track record of success in acquiring, renovating and repositioning underperforming or distressed properties. Over the past two years, our predecessor acquired interests in two malls aggregating approximately 1.6 million square feet, and we recently executed a contract to purchase a third mall consisting of approximately 1.2 million square feet. The two malls our predecessor currently owns have undergone dramatic improvements in architectural design and appearance, layout, square footage and tenant composition.

We take an active approach to new acquisitions, which includes visiting potential acquisition targets and surveying local areas. In assessing a potential acquisition opportunity, we focus on both market and property characteristics. We especially focus on areas within a three to 25 mile radius of a property, which is the target draw area for most malls.

As part of our acquisition process, we look for well-located malls that exhibit strong market characteristics and demographics, including proximity to major highways, dense population centers and retail hubs, rising population and income trends and manageable competition in relation to local population densities. If these market characteristics are favorable, we consider whether and to what extent property characteristics are responsible for the mall’s low sales per square foot. When evaluating a mall, we consider all property characteristics, including strength of anchor tenants, mix of shop tenants, mall design and layout, physical appearance, comforts and amenities, destination and entertainment attractions and existing marketing and leasing programs.

Back to Contents

Prior to committing substantial risk capital, we conduct a careful analysis of the project, including an evaluation of its financial and practical viability, purchase price and other key terms. Our extensive due diligence process includes:

•	examining the property, the surrounding area and the potential and existing competition from other malls and discount retailers;

•
evaluating the market demographic information, including average household income, population density, historical and projected population growth, transportation patterns and infrastructure, barriers to the development of competing malls and diversity of the employment base;

•	surveying potential tenants and in some cases negotiating new tenant leases with multiple anchor tenants to secure leasing commitments or strong expressions of interest;

•	meeting with local officials to gauge support for the project and the availability of governmental incentives;

•	negotiating early lease terminations from underperforming tenants;

•	developing and strategically analyzing financial models;

•	testing the cost of our acquisition and the cost of implementing our strategic renovation and repositioning plan against our expected return upon stabilization; and

•	evaluating opportunities to enhance value through professional property management.

We also intend to acquire, renovate and reposition some of our properties in joint ventures with institutional investors. Through these joint ventures we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We will seek to have the joint venture agreements in place at an early stage of the project or contribute an existing investment into a new joint venture.

The Renovation and Repositioning Process

Our Executive Vice President and Chief Operating Officer, Jim Bourg, leads our renovation and repositioning functions. Mr. Bourg has over 20 years of real estate experience and has been directly responsible for the development, renovation and/or repositioning of several major real estate projects during his career. Mr. Bourg is supported in his efforts by our in-house staff and a network of third party professionals. In the actual construction of our mall renovations, we employ local subcontractors who are directly overseen by Mr. Bourg with the support of other members of our management team. We work closely with our local subcontractors in each region where we operate and apply our general contracting background to the supervision of our local subcontractors. We believe that we will be able to complete most renovation and repositioning projects in a three-year time horizon from property purchase to completion.

Our specific renovation and repositioning strategies are developed on a case-by-case basis based upon the needs of the particular property. We conduct a careful analysis of the changes required to create and/or enhance the key characteristics of a successful mall which the particular property may lack. Our renovation and repositioning process may include:

•
the creation of entertainment components, such as upscale restaurants, movie theaters, specialty arcades, play areas for children, food courts, and open spaces for special events and displays, which we believe will insulate our malls from the proliferation of large stand- alone discount retailers such as Wal-Mart and Target;

•	a dramatic change to the property’s exterior façade, parking lot and landscaping;

•	leasing to specialty retailers, such as American Eagle, Bath and Body Works, PacSun, The Limited and Victoria’s Secret, which offer branded products not typically available at discount retailers;

•	the creation of a “lifestyle” or “streetscape” environment with exterior tenants such as restaurants and outdoor cafés;

Back to Contents

•	the re-engineering of shopper and vehicular traffic flow and the expansion, reconfiguration and relocation of specific stores within our malls;

•	a major improvement of the size, number and visibility of property signage;

•	mall renaming or rebranding in order to signal the mall’s radical transformation to the community;

•	cooperation with local governments to obtain grants and other incentives; and

•	conversion of the acquired property into an open air format in certain situations, which we refer to as “de-malling.”

The focus of our renovation and repositioning strategies is to go beyond mere cosmetic changes in order to transform the public perception and image of the mall. We believe this will extend the mall’s geographic reach to the widest possible area, drive higher levels of shopper traffic and increase shop tenant sales which will ultimately maximize the cash flow and profitability of the property.

Property Management, Leasing and Marketing

At the local property level, each mall manager is empowered with operational control over a property’s performance and is responsible for analyzing marketing trends and developing and implementing new approaches to retail shopping in his or her mall. Our mall managers report directly to our Chief Operating Officer who oversees property performance.

We intend to aggressively manage our properties to increase operating cash flow and margins through occupancy increases and expense control. In order to achieve this goal, we intend to concentrate on actively managing our malls and providing efficient and customer- friendly service to both the consumers who shop in our malls and the retailers who lease space in our malls, while strictly controlling operating costs. Our cost saving measures will include the continuous evaluation of the need for, and installation where practical of, new heating, ventilating and air conditioning systems that can significantly reduce heating and cooling costs.

Our leasing and marketing functions are led by our Executive Vice President of Leasing, Scott Jensen. Mr. Jensen has over 20 years of real estate leasing and marketing experience and has been directly responsible for the leasing of over three million square feet of real estate during his career. Our Director of Leasing, Robert Rusing, has over 18 years of retail leasing experience and held the position of Vice President of Leasing for Grossman Company Properties, a real estate development company specializing in the ownership of regional malls and lifestyle centers in the greater Phoenix metropolitan area, for nine years. Mr. Rusing has been responsible for the leasing of over five million square feet of regional malls and shopping centers over his 18 years as a leasing professional. Mr. Jensen and Mr. Rusing are supported by an in-house staff of three other marketing and leasing professionals and assistants.

Our leasing strategy includes ongoing initiatives designed to increase shopper traffic through our malls, which improves sales volume. In many cases, we will be able to increase rents as the level of tenant store sales increases. Initiatives include increasing occupancy levels, continuing to increase revenue by increasing rentable area within existing building envelopes, continuing to improve the merchandise mix and range of tenants, continuing to market to tenant prospects that contribute to the property factors of successful malls, such as cinemas, restaurants, specialty shops and strong anchor tenants, and converting non-productive space to productive rentable area.

A mall’s ability to draw customers is based, in part, upon the number, size and quality of its anchor tenants and its shop tenant mix. Higher quality anchor tenants and a better shop tenant mix improve a mall’s ability to draw customers from the surrounding area to increase sales at the mall. Accordingly, one of the primary objectives of our property management and operations function is tenant marketing. We believe that we will be unique among REITs and other mall owners as to the intensive nature of our marketing campaigns to attract tenants to our malls. These tenant marketing campaigns may include:

•	monthly direct mail campaigns to targeted lists of pre-qualified national and regional tenants;

•	special direct mail campaigns to prospective local retailers to fill non-optimal spaces;

Back to Contents

•	a regular flow of promotional gifts to prospective brokers and tenants;

•	personalized tenant prospecting at events hosted by the International Council of Shopping Centers;

•	an emphasis on face-to-face meetings with both national and local brokers;

•	targeted advertising in specialty trade publications;

•	an extensive public relations campaign focused on achieving greater name visibility for Feldman Mall Properties, Inc.; and

•	internet marketing strategies, including an e-mail newsletter to prospective tenants and brokers.

Mall tenants usually pay rent comprised of several elements. The first element is a fixed base, or minimum rent, which is often subject to increases according to a schedule agreed upon at the time of lease negotiation. A second element is percentage rent, which requires tenants to pay a percentage of their sales exceeding certain negotiated levels. The third element is reimbursement for property operating expenses (such as security and maintenance), real estate taxes, insurance, advertising and promotional activities and certain other expenditures. Anchor tenants’ obligations to contribute such funds vary. We intend to pass increases in these costs to shop tenants and, in some cases, anchor tenants.

We will seek to increase rental income by leasing vacant space, increasing base rent as current leases with below market rents expire, and negotiating new leases to incorporate contractual escalations in base rent. As lease terms expire, we will have the opportunity to increase minimum rents and percentage rents, to revise lease terms and conditions (including contributions to property operating expenses), to relocate existing tenants, and to change the mix and location of tenants to create tenant neighborhoods. Tenant neighborhoods are clusters of tenants located within a concentrated area of a mall that sell to specific consumer segments, such as teenagers.

We will also seek to replace weak anchor tenants with new strong anchor tenants and to introduce new retailers and retail concepts to the mall. In addition, the company will place a strong emphasis on leasing to entertainment tenants such as restaurants, movie theaters, bowling alleys, outdoor cafés, and upscale game arcades. Following the completion of our repositioning and renovation programs we will aggressively increase our marketing to the public in order to increase sales productivity and expand our market penetration and market base.

We intend to maintain and upgrade our properties on a continuous basis through a regular preventative maintenance program and to support the appeal of our properties by making them clean, attractive and secure. We believe that our advertising, promotions, customer service programs and strong anchor tenant recognition will build shopper recognition and loyalty, especially in highly competitive markets.

Our Properties

Upon completion of this offering, we will acquire interests as follows: (i) our predecessor’s 25% capital interest in Feldman Lubert Adler Harrisburg LP, the joint venture that owns the Harrisburg Mall, and will have an option, exercisable at any time prior to July 19, 2005, to acquire the remaining 75% capital interest in this joint venture and (ii) a 100% ownership interest in Foothills Mall LLC, the joint venture that owns the Foothills Mall. In addition, we have entered into a binding agreement to acquire Colonie Center, which we anticipate will close within 30 days following the closing of this offering. The table below sets forth information with respect to these properties.

Back to Contents

Property	Year Built/ Most Recent Renovation	Ownership Interest	Total Square Feet	Rentable Square Feet	Percentage Leased	Shop Tenants Percentage Leased	Annualized Base Rent	Shop Tenant Base Rent Per Leased Sq. Ft.	Anticipated Remaining Renovation Costs	Anchor Tenants	Non-owned Anchor Tenants

Harrisburg Mall	1969/2004	25%	892,802	892,802	90.91%	74.54%	$4,301,906	$14.05	$18,800,000	Bass Pro Shops;	—
										Boscov’s; Hecht’s

Foothills Mall	1983/2004	100	710,541	500,011	91.42	85.06	6,508,516	16.56	4,300,000	Barnes & Noble;	Wal-Mart
										Linens ‘N Things;
										Loews Cineplex;
										Ross Dress for
										Less; Saks Off
										5th

Colonie Center	1966/1998	100	1,244,148	664,148	82.68	69.89	6,351,011	17.47	9,000,000	Boscov’s;	Macy’s; Sears
										Christmas Tree
										Shops; Steve &
										Barry’s; f.y.e.

Total/Weighted Average	—	—	2,847,491	2,056,961	88.14%	75.18%	$17,161,433	$16.14	$32,700,000	—	—

In the table above:

•
Our predecessor’s interest in the joint venture that owns the Harrisburg Mall consists of a 25% capital interest. In addition, once operating cash flow exceeds a 12% preferred return on the partners’ capital contributions, we will be entitled to receive an additional 20% of the excess cash flow. Upon a sale of the property, and after both partners receive a return of their capital contributions from the joint venture (which aggregated $16.8 million as of September 30, 2004) plus a 12% preferred return on their capital contributions, we will have the right to receive an additional 20% of the available cash, if any, plus our 25% share of the remaining 80% interest. In addition, in the event that a sale of the property produces an overall return in excess of 20% to our joint venture partner, we will be entitled to a 30% share of such excess, if any, plus our 25% share of the remaining 70% interest. The remaining interest in this joint venture is held by affiliates of the Lubert Adler Funds. To the extent that the partners are required to make additional capital contributions to the joint venture, the amount of the 12% preferred return, which operating cash flow must exceed in order for the partners to receive the additional 20% of excess cash flow, will increase. Therefore, if partners are required to make additional capital contributions, receipt of the additional 20% will become more difficult.

•
Our predecessor’s interest in the joint venture that owns the Foothills Mall consists of a 67% capital interest and the right to additional percentages of cash flow from the joint venture upon the achievement of certain internal rates of return. The remaining interests in this joint venture are held by unaffiliated third party investors, whose interests will be acquired as part of the formation transactions with the net proceeds of this offering. Upon completion of the formation transactions, we will acquire a 100% ownership interest in the joint venture that owns the Foothills Mall.

•	Total Square Feet includes Rentable Square Feet and the square feet occupied by non-owned anchor tenants.

•
Rentable Square Feet for the Harrisburg Mall includes 266,367 square feet of rentable shop tenant space. Rentable Square Feet for the Foothills Mall includes 193,602 square feet of rentable shop tenant space. Rentable Square Feet for Colonie Center includes 381,941 square feet of rentable shop tenant space. Rentable Square Feet for Foothills Mall and Colonie Center excludes approximately 210,000 square feet and 580,000 square feet, respectively, of non-owned anchored space.

•
Percentage Leased is calculated based on leases executed as of September 30, 2004 and includes owned anchor tenant space. Percentage figure for the Foothills Mall and Colonie Center excludes approximately 210,000 square feet and 580,000 square feet, respectively, of non-owned anchor tenant space.

•
Shop Tenants Percentage Leased is calculated based on leases executed as of September 30, 2004 by shop tenants and non-anchor tenants. These figures exclude leases to tenants under temporary leases, which are leases for a term of less than one year.

Back to Contents

•
Annualized Base Rent is calculated based on monthly base rent derived from 100% of our existing lease agreements executed as of September 30, 2004 and annualized for a 12-month period, except as set forth below. The Annualized Base Rent figures appearing in the table above are based on net rent (which means that the rent shown above does not include certain additional charges that are passed on to the tenants, including common area maintenance charges and real estate taxes). Annualized Base Rent includes leases that expire prior to September 30, 2005, which constitute less than 4% of our Annualized Base Rent. Annualized Base Rent does not include (a) any additional revenues from temporary or month-to-month tenants, (b) lease-up of vacant space, (c) rental increases occurring after September 30, 2004 or (d) pass through of operating expenses to tenants. Annualized Base Rent at the Foothills Mall does not include approximately $150,000 of annualized rental income receivable under percentage rent lease provisions as of September 30, 2004 or approximately $320,000 of annualized income receivable from temporary and month-to-month tenants as of September 30, 2004.

•
Shop Tenant Base Rent Per Leased Square Foot is calculated based on monthly base rent derived from shop tenant leases executed as of September 30, 2004 and annualized for a 12-month period, with the product divided by the rentable square feet leased to shop tenants as of such date.

•	Anticipated Remaining Renovation Costs represents our estimate of the remaining costs of the project renovation from October 1, 2004 through project completion.

•
Non-owned Anchor Tenants are anchor tenants of the mall, but we will not own their improvements or their underlying land and therefore we will not collect rent from these retailers. We refer to these retailers as “non-owned anchor tenants.” We believe non-owned anchor tenants are important to a property because the attractiveness of the anchor retailers at the property (whether or not we collect rent from them) may significantly affect the leasing of owned space and shop tenant sales at the property. Wal-Mart is a non-owned anchor tenant of the Foothills Mall and occupies and owns a super center consisting of approximately 210,000 square feet, which shares a common parking lot and entrance road with the Foothills Mall.

•
The Macy’s building consists of approximately 305,000 square feet and the Sears building consists of approximately 275,000 square feet. Both buildings are contiguous to Colonie Center and share common entrances with Colonie Center.

Harrisburg Mall

Overview

The Harrisburg Mall is located in Swatara Township, three miles from downtown Harrisburg, Pennsylvania. The property was originally built in 1969 and is a two-story, enclosed regional mall containing approximately 900,000 square feet. It is the largest mall in the Harrisburg market and has approximately 83 shop spaces. It is anchored by three large anchor tenants, Bass Pro Shops (a rapidly growing national retailer of hunting, fishing and boating products), Boscov’s (a regional department store chain that just completed a brand new store that opened in May 2004) and Hecht’s (a division of the May Company). The Harrisburg Mall’s specialty shop tenants include CVS, Disney Store, Foot Locker, The Limited and Victoria’s Secret. In addition, the Harrisburg Mall has a food court that includes such national tenants as Arby’s, Cosimos Pizza and McDonald’s. The renovation plans for this property include the addition of upscale restaurants on the exterior of the mall in order to create a streetscape look and feel for the property, as well as a food court renovation and additional food court tenants. Given the expected increase in shopper traffic from the recent opening of the Bass Pro Shops, we believe demand for casual dining and food court type dining will increase dramatically.

The Harrisburg Mall was at one time considered a dominant mall in its marketplace. However, due to anchor tenant vacancies and the bankruptcy of its former owner, the mall’s sales began to decline in the late 1990’s. Prior to our predecessor’s acquisition of a joint venture interest in the property in September 2003, the Harrisburg Mall had an effective occupancy rate of 50% because two key anchor tenants, Lord & Taylor and JCPenney, had either completely ceased operations or had indicated an intention to do so. As a result of

Back to Contents

our predecessor’s leasing efforts, the Harrisburg Mall is now over 90% leased. Our intention is to focus our leasing efforts on national and regional shop tenants as mall traffic increases.

Renovation

Our predecessor is currently nearing completion of the renovation and repositioning project for the Harrisburg Mall. The renovation and repositioning plan for this mall, which is designed to convert the mall from a Class C mall to a Class A mall, includes the following:

•
New Anchors and Key Renewals. Our predecessor signed two new long-term leases and renewed a third lease with proven high traffic anchor tenants. Bass Pro Shops, which occupies the space vacated by Lord & Taylor, expanded and converted its space into a 200,000 square foot super store consisting of fishing, hunting and boating products. Our predecessor also signed a long-term lease with Boscov’s, a regional discount department store chain with 41 stores and annual sales in excess of $1 billion. In addition, the May Company, a national department store chain which owns Hecht’s department stores and has annual sales in excess of $13 billion, renewed its long-term lease. All three anchor tenants have agreed to operate their stores continuously for an extended period following completion of the renovation.

•
Entertainment. We are focusing a significant portion of our leasing efforts towards leasing to tenants that are entertainment and tourist destinations, such as Bass Pro Shops. The Bass Pro Shops store is our most important anchor tenant in the Harrisburg Mall, serving both as a retailer and as an entertainment destination. At approximately 200,000 square feet, the Bass Pro Shops Harrisburg store is the second largest Bass Pro Shops store in the nation and features a 60,000-gallon aquarium, rock climbing walls, a live trout stream, waterfalls and an indoor archery range. According to the Springfield, Missouri Visitors and Convention Bureau, the Bass Pro Shops store in Springfield, Missouri, the chain’s flagship store, is the number one tourist destination in the State of Missouri. Including the Harrisburg Mall store, Bass Pro Shops currently has 26 stores across the United States and Canada and attracts over 66 million visitors annually. Based upon these figures, we believe that the Bass Pro Shops store is likely to be ranked as one of the most visited tourist destinations in the Commonwealth of Pennsylvania.

•	Accessibility. Our predecessor improved the mall’s access by arranging for the Pennsylvania Department of Transportation to provide a direct exit ramp to the property from Interstate 83.

•
Local Government Support. Our predecessor negotiated and arranged for government grants and other economic incentives which in the aggregate are expected to produce approximately $8 million in economic benefits to the joint venture.

•	Appearance. We are improving the appearance of the mall by undertaking major renovations of the interior of the two new anchor stores, the interior and exterior of the mall and mall entrances.

•
Signage. We are improving visibility of the mall by adding significantly upgraded signage, including a 150 foot pylon sign which is visible from Interstate 83 and nearby local roads. In addition, we are installing a digital color video screen at the entrance to the mall. The digital color video screen will be programmable from a computer inside our mall management office and will be available to notify the public about such special events, and other mall promotions. Working in collaboration with local officials, our predecessor succeeded in adding “Bass Pro Drive” to the name of a nearby local street, which will allow us to identify the retailer on multiple sign locations along Interstate 83.

•	Lighting and Security. We are improving lighting and security by installing brighter energy-efficient lighting and increasing security in parking lots with regular patrols.

•
Heating, Ventilation and Air Conditioning. We are reducing operating expenses by replacing the main air conditioning central plant with new modern energy efficient units that we estimate will result in a significant reduction in the cost of energy.

As a result of these renovation and repositioning efforts at the Harrisburg Mall, leased square footage has grown from 428,703 at acquisition to 811,661 as of September 30, 2004, after giving effect to executed

Back to Contents

leases as of such date. Given the attractiveness of the new anchor tenants at the Harrisburg Mall, additional revenue growth from the property is expected as occupancy levels and rental rates rise above current levels.

Joint Venture and Financing

In September 2003, our predecessor acquired an ownership interest in the Harrisburg Mall through Feldman Lubert Adler Harrisburg LP, the joint venture with affiliates of the Lubert Adler Funds based in Philadelphia. The Lubert Adler Funds control over $2 billion in equity which is primarily focused on opportunistic real estate investments. The joint venture paid $17.5 million, or approximately $20.00 per square foot, for the property, which was financed through both equity capital and a loan. Our joint venture partner provided approximately $10.8 million, or 75%, of the equity capital and our predecessor provided approximately $3.6 million, or 25%, of the equity capital. The remaining $3.1 million of the purchase price was financed through a construction loan with Commerce Bank.

As of September 30, 2004 the joint venture had spent approximately $36 million on the renovation and repositioning of this property and we estimate that the total additional investment required to renovate and reposition the property is approximately $18.8 million. The joint venture intends to fund the additional $18.8 million investment from the remaining proceeds of the construction loan with Commerce Bank (approximately $17.2 million) and approved state and local government grants and other economic incentives (approximately $8 million). Net of cash flow from property operations applied to project costs of approximately $8.6 million, and government grants and incentives, the total net project cost is estimated to be approximately $55.7 million or $62.40 per square foot, which we believe is greatly below the replacement cost of building a new mall.

The joint venture that owns the Harrisburg Mall has entered into a construction loan with Commerce Bank with a maximum funding commitment of $46.9 million, of which the joint venture has borrowed $29.7 million as of September 30, 2004. Through November 17, 2004, the loan bore interest at a rate of LIBOR plus 325 basis points. The loan currently bears interest at a rate of LIBOR plus 250 basis points. Interest on the outstanding principal balance of this loan is payable on the first day of each month. No payments of principal are required on this loan until December 31, 2005, at which time the entire principal balance together with any accrued interest thereon will be due. This loan can be repaid in whole or in part at any time without penalty and may be extended for up to three additional one year periods. This loan presently has a limited recourse of $10 million, of which affiliates of the Lubert Adler Funds are liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman for any loss incurred with respect thereto. In addition, pursuant to the terms of this loan, at any time the joint venture is entitled to receive a loan advance, the lender shall reduce the amount of such advance by the amount of the joint venture’s net cash flow after operating expenses and debt service.

We have an option, exercisable at any time prior to July 19, 2005, to purchase our joint venture partner’s 75% capital interest in the joint venture for $27.6 million in cash. Although we have the right to purchase 100% of our joint venture partner’s interest in the property, if we exercise our option, we will have a continuing contractual obligation to make one additional payment to our joint venture partner in the event we elect to develop a land parcel located directly in front of the mall property. We are not required to make such payment unless we are successful at securing tenants such as restaurants or other out-parcel users. Under the terms of the option agreement, if we exercise our option to purchase our partner’s interest, the maximum total amount of any such additional payments will be approximately $1.35 million. No payment is due to our joint venture partner for such land parcel if we elect not to exercise our option. In addition, no payment is due to our joint venture partner if such parcel is developed for the sole purpose of building an additional anchor tenant of 50,000 square feet or more.

Under the terms of the limited partnership agreement of Feldman Lubert Adler Harrisburg LP, the general partner (a wholly owned subsidiary of our predecessor) manages the day-to-day operations of the property. Upon completion of the formation transactions, the general partner will become our wholly owned subsidiary. The general partner and limited partners share equally in decision-making authority over major

Back to Contents

decisions affecting the property, including property sales and financings, leasing, and budget approval and amendments. The limited partners are certain entities affiliated with the Lubert Adler Funds that are ultimately controlled by Ira Lubert and Dean Adler.

We and our joint venture partner each have the right to receive a preferred return from the operating cash flow of the property equal to 12%, computed on an annual compounded basis, on invested capital. Once operating cash flow exceeds 12%, we will be entitled to receive an additional 20% of the excess cash flow. Upon a sale of the property, and after both partners receive a return of their capital contributions to the joint venture (an aggregate of approximately $16.8 million as of September 30, 2004) plus a 12% preferred return thereon, we will have the right to receive an additional 20% of the available cash, if any, plus our 25% share of the remaining 80% interest. In addition, in the event that a sale of the property produces an overall return in excess of 20% to our joint venture partner, we will be entitled to a 30% share of such excess, if any, plus our 25% share of the remaining 70% interest. To the extent that the partners are required to make additional capital contributions to the joint venture, the amount of the 12% preferred return, which operating cash flow must exceed in order for the partners to receive the additional 20% of excess cash flow, will increase. Therefore, if partners are required to make additional capital contributions, receipt of the additional 20% will become more difficult.

The fees we are entitled to earn as manager of the Harrisburg Mall include a management fee of 3.5% of annual gross revenues paid monthly, a construction management fee of 3% of the amount of capital improvements, and customary leasing fees for a mall leasing agent. For the nine months ended September 30, 2004, these fees totaled $442,000.

The joint venture agreement includes a “buy-sell” provision allowing either joint venture partner to acquire the interests of the other beginning on September 30, 2005. Either partner to the joint venture may initiate a “buy-sell” proceeding which may enable it to acquire the interests of the other partner. However, the partner receiving an offer to be bought out will have the right to buy out such offering partner at the same price offered. The joint venture agreement does not limit our ability to enter into real estate ventures or co- investments with other third parties. However, the agreement restricts our ability to enter into transactions relating to the joint venture with our affiliates without the prior approval of our joint venture partner.

Location and demographics

The property is located east of the Harrisburg capital region in Pennsylvania adjacent to major thoroughfares, including Interstate 83. The following are key demographic and other information that we expect will benefit the Harrisburg Mall:

•	Population. The Harrisburg metropolitan statistical area population was 629,401 according to the US Census Bureau Census 2000.

•
Population Growth.     The population within a 10 mile radius of the Harrisburg Mall is estimated to have grown by approximately 7.9% from 1990 to 2000 and is projected to grow by 2.2% from 2003 to 2008, according to Claritas.

•
Household Income.     For the year ended December 31, 2003, the average household income within a 10 mile radius of the Harrisburg Mall is estimated to be approximately $63,000 and is expected to increase by 13.2% from 2003 to 2008, according to Claritas.

•	Traffic Count. The average annual daily traffic count in 2002 for Interstate 83 near the Harrisburg Mall was approximately 103,000 vehicles according to the Pennsylvania Department of Transportation.

•
Local Market Characteristics.     The Harrisburg region’s economy is dominated by State and Federal Government which tends to insulate the region from major economic downturns in the national economy. The Harrisburg Mall is located within a 10 minute drive from the city of Hershey and Hershey Park, which is a national tourist destination.

Back to Contents

Competition

The primary competitors of the Harrisburg Mall include two regional malls that jointly comprise approximately 1.4 million square feet of shop space. Four power centers that comprise approximately 1.7 million square feet are located within seven miles of the property. In addition we expect to compete with a new lifestyle center within four miles of the property. We believe there are no major regional mall projects under construction or planned for the near future. No competitor has a unique anchor tenant similar to Bass Pro Shops. The significant competitors within a 10 mile radius include:

•
Colonial Park Mall. The Colonial Park Mall, opened in 1960 and is located approximately five miles north of the Harrisburg Mall. It contains approximately 745,000 square feet of leaseable area, 95 shops, and is anchored by Bon Ton, Sears and Boscov’s. This center was renovated and expanded with a food court and some specialty shops during 1990.

•
Capital City Mall. The Capital City Mall is located 10 miles to the west of the Harrisburg Mall. It contains approximately 600,000 square feet of leaseable area and 94 shops. This center opened in 1974 and is anchored by Hecht’s, JCPenney and Sears. The center was first renovated in 1986 and a second renovation was completed in 1998, which included new flooring, plantings, seating, skylights and a food court area.

•
Camp Hill. The Camp Hill shopping center is a former community center originally constructed in 1958 and was completely enclosed and renovated in 1986. It contains approximately 523,000 square feet of leaseable area and is anchored by Boscov’s. This center is located 10 miles west of the Harrisburg Mall. This property is being reconverted back into its original use as a community center and will no longer be an enclosed mall.

•
The Shoppes at Susquehanna. The Shoppes at Susquehanna is a 108,000 square foot open air lifestyle center that opened in October 2004. It is approximately four miles from the Harrisburg Mall and is approximately 63% leased to such tenants as Ann Taylor Loft, Children’s Place, Coldwater Creek, J. Jill, Jos. A Banks and Williams Sonoma. This center has dining establishments including Damon’s and Macaroni Grill.

Average Occupancy Rate and Base Rent—Harrisburg Mall(1)

Fiscal Year	Average Occupancy Rate(2)(3)	Average Annual Rent per Sq. Ft.(3)

2003	70%	$15.40
2002	81%	$13.42
2001	80%	$14.72
2000	82%	$17.29
1999	82%	$17.05

(1)
The information in this chart for the periods prior to our predecessor’s investment in the Harrisburg Mall in September 2003 was supplied by or derived from information provided by the previous owner of the property.

(2)	Excludes temporary leases, which are leases for a term of less than one year.
(3)	Calculated based on rentable shop tenant space.

As of the date of this prospectus, the Harrisburg Mall is now over 90% leased.

Foothills Mall

Overview

The Foothills Mall is located in the Tucson, Arizona area and is a single level, enclosed regional mall containing approximately 500,000 square feet originally built in 1983. In addition, Wal-Mart occupies and owns a new 210,000 square foot super center which shares a common parking lot and road entrance with the Foothills Mall. The Foothills Mall is anchored by a series of big box anchor tenants, including Barnes & Noble, Linens ’N Things, a Loews Cineplex 15 screen stadium theatre, Ross Dress For Less, and Saks Off

Back to Contents

5th. The Foothills Mall’s specialty stores include a large Nike factory outlet store, Bath & Body Works, Claire’s, Haggar, Levi’s, Old Navy, PacSun, Quicksilver, Samsonite and Sunglass Hut. In addition, the Foothills Mall includes numerous restaurants such as Applebees, Fox and Hound, Gavi Italian Restaurant, Keatons Restaurant, Melting Pot, Outback Steakhouse and Thunder Canyon Brewery.

Our predecessor acquired an interest in the joint venture that acquired the Foothills Mall in April of 2002 for $54 million. At that time, the Foothills Mall was experiencing low tenant sales per square foot, and as a result, the previous ownership had difficulty attracting new tenants despite the mall’s solid location in the Tucson suburban area, one of the strongest growth markets in the United States.

Renovation

Our predecessor is currently near completion of the renovation and repositioning project for the Foothills Mall. We estimate that the cost of the renovation and repositioning will total approximately $11 million, which will result in a total project cost of approximately $65 million or $130 per square foot. As of September 30, 2004, the joint venture had spent approximately $6.7 million on this project. The renovation and repositioning is being financed through a combination of debt and equity financing. The renovation and repositioning plan, which is designed to convert the mall from a Class B mall to a Class A mall, includes the following:

•
Redirecting Loews Cineplex Traffic. Our predecessor sharply increased shopper traffic by sealing off an exterior entrance to the Loews Cineplex theatre and thereby redirecting theatre patrons through the interior of the mall. The 15 screen Loews Cineplex is one of the Foothills Mall’s major anchor tenants and is the largest tenant in the Foothills Mall by rental revenue.

We estimate that during peak weeks, the Loews Cineplex is attended by up to 40,000 patrons, most of whom previously entered and exited directly through the theatre’s parking lot entrance without entering the mall. With the objective of driving up tenant sales, we are providing $3.7 million to Loews to facilitate the conversion of the remaining unconverted theatres to stadium seating. In exchange, Loews has agreed to close its existing parking lot entrance and is now redirecting all patrons through an entrance inside the mall at the end of the main mall corridor. We believe that the conversion to stadium seating will boost box office attendance, and the redirecting of all of Loews patrons into the interior of the mall, will have a dramatic effect on overall mall shopper traffic. As a result, shop sales throughout the mall are expected to increase sharply.

•
Mall Expansion. Our predecessor increased the size of the mall by constructing approximately 27,000 square feet of additional space, including new space for Famous Footwear, and developing five out-parcels which have collectively added over 40,000 square feet of new area and have attracted such tenants as Baskin Robbins, Chipotle Grill, Compass Bank, Starbucks, Subway and Thomasville Furniture. Over 90% of the newly constructed expansion area of approximately 67,000 square feet has been leased or sold to tenants.

•
Leasing Initiatives. We are conducting an intensive leasing initiative which includes the following: (i) filling missing product categories and attracting strong brand name tenants such as Old Navy, who recently executed a new lease for approximately 15,000 square feet, (ii) renewing existing high volume tenants at the best possible market rental rates, (iii) eliminating unhealthy, low volume or unprofitable stores, (iv) filling certain difficult-to-lease vacant spaces with temporary tenants until leases with long-term tenants are in place and (v) focusing on obtaining at least one additional major anchor tenant on the southwest corner of the mall.

•
Exterior Entrance Signage. Our predecessor significantly improved all of the mall entrance signs facing the public roadways with new, highly visible signs at all mall entrances. In addition, our predecessor installed a brightly lit, 25 foot pylon sign at the main mall entrance. This sign is used to promote mall events and is programmable from our management office.

•	Improved Visibility of Interior Mall Corridors. Previously, two of our anchor tenants, Barnes & Noble and Saks Off 5th, had only limited visibility to the main mall corridor. In order to increase the

Back to Contents

visibility of these key anchor tenants, our predecessor raised the mall’s ceiling and reconfigured the main mall corridor.

•
New Mall Entrances. Our predecessor constructed a new large rotunda entrance at the south end of the mall to increase shopper traffic and improve pedestrian circulation at that end of the mall, and we are currently renovating two other mall entrances and are installing new entrance signage to our food court.

•	New “Lifestyle” Component. Our predecessor installed numerous outdoor and indoor seating areas, including an outdoor Starbucks café seating area.

•
Food Court and Amenities. We are improving shopper comfort and amenities, including high quality restrooms, a new floor, new tables and new seating areas in the food court, and new seating areas in other parts of the mall. Some of these seating areas will feature large flat screen televisions and are designed to induce patrons to stay in the mall while their friends or family continue to shop.

•
Public Marketing Campaigns. We are conducting special public marketing campaigns with the objective of having community and other group events in the mall on a regular basis, such as car sales, rock groups, sports promotions, radio station events, and civic and charitable functions.

•
Potential Expansion. The Foothills Mall property has the potential to be expanded by approximately 80,000 rentable square feet. We are in discussions with several potential anchor tenants for the pre-leasing of this space.

These renovation and repositioning efforts have already impacted the operating performance of the Foothills Mall. Leased square footage as a percentage of total rentable area was maintained at approximately 90% throughout the renovation process which added approximately 27,000 square feet of rentable area. Additional revenue growth from the property is expected as rentable area is added and occupancy levels rise above current levels. Since September 30, 2004, our predecessor has leased 29,572 square feet of shop space totaling approximately $403,000 of annualized base rent to retailers including Old Navy.

Financing

Our predecessor acquired an ownership interest in the Foothills Mall through a joint venture which acquired the Foothills Mall in April 2002 for $54 million. There is an outstanding mortgage loan on the Foothills Mall in the amount of $54.8 million at a fixed rate of 5.09%. There is no amortization requirement on this loan. The mortgage loan was originated by Archon Group, LP and later sold to a bondholder trust and is currently serviced by General Motors Acceptance Corp. on behalf of the bondholder trust. The term of the loan commenced on October 30, 2003 and matures on November 1, 2008. The loan is closed to prepayment during a lockout period until the first to occur of (i) three years following commencement of the loan or (ii) two years following the sale of the loan to a bondholder trust. After the end of the lockout period, the loan is open to prepayment by defeasance (providing treasury bonds as substitute collateral for the property) only. The loan was sold to a bondholder trust in May 2004. Therefore, we may not defease the loan until May 2006. Assuming no payments are made on the principal amount of this loan prior to November 1, 2008, the balance to be due at such date will be approximately $54.8 million.

Our predecessor has a mezzanine loan which bears interest at a rate of 10.5% per annum and is due in December 2008 in the amount of $5.4 million owed to Massachusetts Mutual Life Insurance Company in connection with the redevelopment of the Foothills Mall which we expect to repay with the proceeds from this offering.

Location and Demographics

The Foothills Mall is located in the Northwest sector of Pima County in the greater Tucson, Arizona market and is near a busy thoroughfare which makes it accessible to significant local and tourist traffic. The following are key demographic and other information that we expect will benefit the Foothills Mall:

•	Population. Tucson is Arizona’s second largest city with a metropolitan statistical area population of 843,746, according to the US Census Bureau Census 2000.

Back to Contents

•
Population Growth.     Tucson is estimated to be one of the fastest-growing cities in the United States. The population within a 10 mile radius of the Foothills Mall is estimated to have grown by 27% from 1990 to 2000 and is projected to grow by 10.1% from 2003 to 2008, according to Claritas.

•
Household Income.     For the year ended December 31, 2003, the average household income within a 10 mile radius of the Foothills Mall is estimated to be $59,000 and is projected to increase by 17% from 2003 to 2008, according to Claritas.

•	Traffic Count. The daily traffic count in March 2004 on Ina Road near the Foothills Mall was approximately 37,000 vehicles according to Arizona Department of Transportation.

•	Local Market Characteristics. A new community college has recently opened within walking distance of the Foothills Mall with approximately 4,000 students.

Competition

The primary competitors of the Foothills Mall include three regional malls described below that jointly comprise approximately 3.5 million square feet of shop space. Seven power centers that comprise approximately 2.5 million square feet are located within ten miles of the property. Tucson’s expanding economy, tourism and strong population growth have created a strong retail market, including the regional mall sector. Accordingly, there is a strong demand for retail property in the Tucson area evidenced by a 90% occupancy level for shop space. We expect the construction of new retail properties to increase modestly and in proportion to demand so that vacancy levels remain low. We believe the Foothills Mall is the only value and entertainment oriented mall in its trade area. Competitors of the Foothills Mall include:

•
El Con Mall. The El Con Mall is a 1.2 million square foot mall and is located approximately 12 miles southeast of the Foothills Mall. The mall was originally built in 1962 and partially renovated in 1996. It has a 20-screen Century Theatre, Home Depot and is seeking to add an additional discount retailer. Existing anchor tenants include JCPenney and Robinsons-May.

•
Park Place Mall. The Park Place Mall is a single level enclosed mall, which contains approximately 1.0 million square feet and is located 12 miles from the Foothills Mall. It is approximately 97% occupied and is anchored by Dillard’s, Macy’s and Sears. Other tenants in the mall include Borders Books, Century Theatre and Old Navy. This mall recently completed a renovation process, which included the addition of “street” retailers, a food court, mall shops, restaurants, theaters and a new Dillard’s.

•
Tucson Mall. The Tucson Mall is a 1.3 million square foot mall that has been considered the dominant mall in Tucson for nearly 20 years. The property is located approximately five miles southeast of the Foothills Mall. This mall was constructed in 1982 and renovated in 1991. Dillard’s, JCPenney, Macy’s, Mervyns, Robinsons-May and Sears are the anchor tenants.

Average Occupancy Rate and Base Rent—Foothills Mall(1)

Fiscal Year	Average Occupancy Rate(2)(3)	Average Annual Rent per Sq. Ft.(3)

2003	82%	$16.89
2002	82%	$16.80
2001	82%	$17.65
2000	84%	$16.13
1999	85%	$16.23

(1)
The information in this chart for the periods prior to our predecessor’s acquisition of the Foothills Mall in April 2002 was supplied by or derived from information provided by the previous owner of the property.

(2)	Excludes temporary leases, which are leases for a term of less than one year.
(3)	Calculated based on rentable shop tenant space.

Back to Contents

Colonie Center

Overview

In September 2004, we entered into a binding agreement to acquire Colonie Center for a base purchase price of $84.2 million. The agreement, which is subject to customary closing conditions, provides for an increase to the purchase price if, prior to June 30, 2005, certain pending lease transactions are executed and tenants under such leases take occupancy and commence rental payments. The maximum amount of the purchase price increase is approximately $9 million so that the maximum purchase price is $93.2 million. In addition, the agreement provides for the seller to bear all expenses incurred in connection with such leases, including tenant improvements, leasing commissions and other tenant inducements. We also plan to invest an additional $9.6 million in the renovation and repositioning plan for Colonie Center for a maximum total project cost of $102.8 million. We anticipate that this acquisition will close within 30 days following the closing of this offering. We believe it is probable that this transaction will be consummated; however, there can be no assurance that this transaction will close.

Colonie Center is a 1.2 million square foot super-regional mall serving Albany, New York and its surrounding areas. Colonie Center is anchored by four major stores; Macy’s, Sears, Boscov’s, and Christmas Tree Shops (a wholly owned subsidiary of Bed Bath & Beyond). In addition, the mall has two important “junior anchors;” Steve & Barry’s and an f.y.e. super store. The mall’s anchor tenants are complemented by numerous nationally recognized retailers such as Abercrombie & Fitch, American Eagle, Bath & Body Works, Bombay Company, The Children’s Place, The Gap, Limited Too and Victoria’s Secret. The 110 shops are comprised of approximately 381,000 square feet and are accessed on two levels, with a central food court, restaurants and cafés.

Colonie Center features Albany’s only Christmas Tree Shops store and Steve & Barry’s store, each of which distinguishes it from its competitors and attracts a large number of visitors. The mall features attractive, well-maintained improvements, a successful anchor tenant line-up and a highly convenient location with immediate access to Interstate 87.

Colonie Center’s user-friendly design enables it to successfully target the more affluent, more mature, professional, and family-oriented shopper. The communities bordering the property in all directions provide a growing and loyal shopper base, and as Albany is the seat of New York state government, Colonie Center benefits from a stable and growing employment pool.

Anchor Tenant Sales Versus Shop Tenant Sales

Shop tenant sales for Colonie Center in 2003 were $285 per square foot, which categorizes this mall as a Class B mall. However, the mediocre shop sales are in sharp contrast to the mall’s strong anchor tenant sales.

We believe that in 2003 the Colonie Center Macy’s had approximately $60 million in sales and Sears had approximately $49 million in sales and each will continue to operate as anchor tenant strongholds for Colonie Center. We believe Boscov’s at Colonie Center had annual sales of $28 million in 2003. In addition, Christmas Tree Shops (a wholly owned subsidiary of Bed Bath & Beyond), reported sales in 2003 of $23 million, which equates to sales of over $400 per square foot. Collectively, the Colonie Center anchor tenants reported approximately $160 million in combined sales in 2003. We believe that there is an opportunity to sharply increase shop tenant sales per square foot and thereby grow the property’s rental revenue.

Financing

We plan to finance the acquisition and renovation of Colonie Center out of the net proceeds from this offering. In addition, following the acquisition, we may elect to place mortgage financing on the property and use the proceeds from such financing to acquire additional properties.

Renovation and Repositioning Plan

Our opportunity with respect to Colonie Center is to take advantage of the mall’s unusually strong anchor tenant sales and leveraging such sales into higher shop tenant sales. In addition, with approximately 95,000 square feet of shop space available, there is an opportunity to create value for our stockholders

Back to Contents

through an ongoing leasing program. The following is a preliminary outline of our strategic plan to accomplish this goal:

•
New Upscale Junior Anchor Tenants.     Negotiations are in an advanced stage with a junior anchor tenant which will be the first of its kind in the Albany region. In addition, we are also negotiating with another potential junior anchor tenant whose use and shopper appeal is ideally suited to the repositioning plan. If successful, these two additional junior anchor tenants will bring the total number of mall anchor tenants to eight (four major anchors and four junior anchor tenants). Similar to our Foothills Mall property, the concept we are utilizing in connection with Colonie Center is to strengthen the in-line shop area with a series of powerful, drawing junior anchor tenants that will help draw shoppers from the larger anchor tenants into the main mall.

•
Redirecting Anchor Tenant Traffic.     We will improve the appearance and ambiance of the mall by undertaking major renovations of the interior common areas and the mall entrances. The objective with respect to this renovation will be to create a unique series of indoor mall features that will attract the already very high volume of anchor tenant shoppers to come into the main mall. Present design concepts call for possible attractions such as a large indoor aquarium or series of aquariums, television viewing areas with comfortable leather sofa seating and modern full size flat screen televisions, and a large scale, high-end children’s play area featuring an innovative climbing apparatus. In addition, indoor and outdoor restaurant seating will be encouraged throughout the mall, with a café style seating overlooking the mall corridors. A full time piano player to be located in a prominent location inside the mall is also being considered to help add to the lifestyle theme.

•	Appearance. We intend to improve the appearance of the mall by undertaking major renovations of the interior common areas and the mall entrances.

•
Signage.     We will improve the visibility of the mall by adding significantly upgraded signage, including a new pylon sign (subject to municipal approvals) which will be visible from nearby local roads and possibly from Interstate 87. In addition, we intend to install a digital color video screen at the entrance to the mall. The digital color video screen will be programmable from a computer inside our mall management office and will be available to notify the public about such special events and other mall promotions.

•	Entertainment. We will focus a significant portion of our leasing efforts towards tenants that are entertainment and tourist destinations, such as restaurants, arcades and movie theaters.

We expect these renovation and repositioning efforts will impact the financial performance of Colonie Center by drawing the already high volume of anchor tenant shoppers into the main mall and attracting more affluent shoppers. We expect our revenues to grow as more shoppers spend more time in the main mall which we expect will increase shop tenant sales per square foot. The overall objective will be to convert this mall from a Class B mall to a Class A mall.

Location and Demographics

Colonie Center is located in the greater Albany, New York area adjacent to major thoroughfares including Interstate 87. The following are key demographic and other information that we expect will benefit Colonie Center:

•	Population. The Albany metropolitan statistical area population within a 30 mile radius of Colonie Center is approximately 875,000 according to the US Census Bureau Census 2000.

•
Population Growth.     The population within a 30 mile radius of Colonie Center is estimated to have grown by approximately 1.77% from 1990 to 2000 and is projected to grow by 1.86% from 2004 to 2009 according to Claritas.

•	Household Income. For the year ended December 31, 2003, the average household income within a 30 mile radius of the Colonie Center is estimated to be $62,564 according to Claritas.

•	Traffic Count. The average annual daily traffic count on Wolf Road near Colonie Center was approximately 30,000 vehicles according to the New York State Department of Transportation.

Back to Contents

•
Local Market Characteristics.     The Albany region is home to a growing state government workforce which tends to insulate the region from major economic downturns. In the next decade, the number of government employees is expected to increase, due to fiscal stimulus packages, which will have a positive impact on the Albany area. In addition, the region is home to 21 colleges with over 65,000 students. This student population and stable government workforce provides a steady pool of consumers for area retailers.

Competition

The primary competitors of Colonie Center include three regional malls described below that comprise approximately 3.2 million square feet of shop space. Four power centers that comprise approximately 2.2 million square feet are located within five miles of the property. With four established anchor tenants, two unique junior anchor tenants and a well-balanced mix of shop tenants, Colonie Center is one of the dominant super-regional malls in its trade area. Competitors of Colonie Center include:

•
Crossgates Mall.     The Crossgates Mall, located three miles south on Interstate 87, is Colonie Center’s closest and strongest competitor. The property was originally built in 1984 and underwent a renovation in 1994. It is the largest mall in the Albany region with over 1.6 million square feet and is anchored by Cohoes, Filene’s, H&M, JCPenney, Lord & Taylor and Macy’s. Other tenants in the mall include Best Buy, DSW Shoe Warehouse, a 30 screen Hoyt’s Cinemas, The Gap, Hollister, Pottery Barn and Williams-Sonoma. This mall has a large food court and much of its tenant mix is targeted toward teenagers.

•
Latham Circle Mall.     The Latham Circle Mall is located four miles northeast of Colonie Center. The property was built in 1957 and renovated in 1994 and contains 677,000 square feet. It is anchored by Burlington Coat Factory, JCPenney, Klein’s and includes other major retailers such as Baby Depot and Malt River Brewing Company.

•
Clifton Park Center.     Clifton Park Center is an 875,000-square-foot regional mall located 15 miles northwest of Colonie Center. The property was constructed in 1976 and was renovated in 2001. It is anchored by Boscov’s, JCPenney and Mega Marshall’s and includes a food court, day spa and a six screen Hoyt’s Cinemas.

Average Occupancy Rate and Base Rent—Colonie Center(1)

Fiscal Year	Average Occupancy Rate(2)(3)	Average Annual Rent per Sq. Ft.(3)

2003	73%	$20.36
2002	76%	$21.84
2001	77%	$20.65
2000	78%	$22.67
1999	80%	$17.64

(1)	The information in this chart was supplied by or derived from information provided by the seller of the property.
(2)	Excludes temporary leases, which are leases for a term of less than one year.
(3)	Calculated based on rentable shop tenant space.

Back to Contents

Tenant Diversification

Upon completion of this offering and the other formation transactions, we will have leases with more than 250 distinct tenants, many of which are nationally recognized retailers. The following table sets forth information regarding the 10 largest tenants in our portfolio based on annualized base rent as of September 30, 2004.

Top 10 Tenants by Annualized Base Rent

Tenant(1)	Principal Nature of Business	Lease Expiration	Renewal Options	Rentable Sq. Feet	% of Total Rentable Sq. Feet(2)	Annualized Base Rent	% of Total Annualized Base Rent	Base Rent Per Sq. Ft.

Loews Cineplex	Multi Screen Movie	Oct. - 2017	(4) - 5 Year	77,283	3.76%	$1,178,556	6.87%	$15.25
	Theatre
Boscov’s (Colonie Center and Harrisburg Mall)	Department	Oct. - 2018	(5) - 5 Year	411,810	20.2	1,104,996	6.44	2.68
	Store	(Colonie Center)	(Colonie Center)
		Mar-2024 (Harrisburg)	(1) - 10 year/
			(5) - 5 year
			(Harrisburg)
Christmas Tree Shops	Discount Merchandise	Dec. - 2018	(4) - 5 Year	57,207	2.78	875,268	5.10	15.30
	and Gifts
Bass Pro Shops	Sportsman’s	Dec. - 2019	(5) - 5 Year	200,000	9.72	822,868	4.79	4.11
	Superstore
Linens ‘N Things	Soft Home Goods	Jan. - 2013	(3) - 5 Year	41,480	2.02	414,804	2.42	10.00
	Supplier
Toys R Us	Toy Store	Jan. - 2013	(5) - 5 Year	45,950	2.23	410,328	2.39	8.93
Barnes & Noble	Book Store	Feb. - 2012	(2) - 5 Year	40,472	1.97	407,136	2.37	10.06
South Dakota Assoc. for the Deaf	Telecommunication	Dec. - 2008	(1) - 3 Year	20,357	0.99	353,328	2.06	17.36
	Service
Ross Dress for Less	Discount Clothes	Jan. - 2008	(4) - 5 Year	30,056	1.46	330,612	1.93	11.00
	Retailer
Steve & Barry’s	Sportswear	Jan. - 2011	(1) - 7 Year	25,095	1.22	326,232	1.90	13.00

Total/Weighted Average				949,710	46.17%	$6,224,128	36.27%	$6.55

(1)	The list of Top 10 Tenants includes all tenants at each property occupying 10% or more of the rentable square feet at any of our properties.
(2)	The percentage of Total Rentable Square Feet excludes approximately 790,000 square feet with respect to non-owned anchor tenants.

Lease Expiration

The following table sets forth information regarding lease expirations at our properties based on executed and occupied leases as of September 30, 2004.

Back to Contents

Lease Expiration Table—Total Portfolio

Lease Expiration Year	Number of Expiring Leases	Expiring Rentable Area (1)	% of Total Sq. Ft. Expiring	Expiring Base Rent (2)	% of Total Base Rent	Expiring Base Rent Per Sq. Ft.

2004	12	34,800	1.69%	$57,429	0.33%	$1.65
2005	37	108,660	5.28	939,502	5.47	8.65
2006	24	99,332	4.83	1,458,894	8.50	14.69
2007	26	101,320	4.93	1,663,224	9.69	16.42
2008	28	118,644	5.77	2,200,740	12.82	18.55
2009	31	90,159	4.38	1,436,340	8.37	15.93
2010	4	13,708	0.67	298,788	1.74	21.80
2011	14	80,636	3.92	1,473,924	8.59	18.28
2012	14	75,884	3.69	1,214,892	7.08	16.01
2013 and thereafter	26	1,089,788	52.98	6,417,700	37.40	5.89

Total/Weighted Average		1,812,931	88.14%	$17,161,433	100.00%	$9.47

(1)	Expiring rentable area excludes approximately 244,000 square feet of unleased space as of September 30, 2004.
(2)	Annualized base rent as of September 30, 2004 (leases executed as of that date). Excludes revenues from leases to tenants under temporary leases.

Our Financing Strategy

While our charter does not limit the amount of debt we can incur, we intend to maintain a strong and flexible financing position by maintaining a prudent level of leverage consistent with the level of debt typical of publicly-traded mall REITs. We intend to finance our acquisition, renovation and repositioning projects with the most advantageous source of capital available to us at the time of the transaction. These sources may include traditional floating rate construction financing. We expect that once we have completed our renovation and repositioning of a specific mall asset, we will replace construction financing with medium- to long-term fixed rate financing. In addition, we may also finance our activities through sales of common or preferred shares or debt securities or through additional secured or unsecured borrowings and our proposed line of credit. We will consider a number of factors in evaluating our actual level of indebtedness, both fixed and variable rate, and in making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	financial and operating covenants;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable rate debt.

Back to Contents

In addition, we may also finance some of our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures. We may also acquire properties in exchange for OP units.

Competition

There are eight publicly-traded mall REITs and several large private mall companies, any of which under certain circumstances could compete against us for an acquisition, an anchor tenant or a shop tenant. In most cases, we do not expect to compete with publicly- traded REITs during our acquisition process. This was the case regarding our purchase of the Harrisburg Mall and the Foothills Mall and with respect to Colonie Center. However, in some cases we may compete with other REITs for shop tenants or anchor tenants to occupy space.

We may also compete with other owners and operators of malls in all of our markets. However, we believe that we will be the only publicly-traded REIT in the United States focused exclusively on the renovation and repositioning of underperforming or distressed mall properties. Nevertheless, the number of competing malls in a particular market could have a material adverse effect on the success of our renovation and repositioning strategies and on the occupancy levels, and rental rates of certain of our properties. We believe that the primary competition for potential tenants at any of our malls comes from other malls within a three to 25 mile radius of that mall.

We also may compete with numerous other potential private buyers when pursuing a possible property for acquisition or redevelopment and this can cause an increase in the potential cost of an acquisition. These competing bidders also may possess greater resources than us and therefore may be in a better position to acquire a property. Some of these entities may seek financing through similar sources. Therefore, we will continue to compete with other investors in a market where funds available for real estate investment could decrease in the future.

We believe that because we are the only publicly-traded REIT solely focused on the renovation and repositioning of distressed malls, we have less competition in acquiring these properties. According to the International Council of Shopping Centers, in 2003 REITs owned or had an interest in 538 malls. The typical REIT strategy is to purchase assets with predictable cash flow and to consolidate such assets into a portfolio of similar quality assets. Accordingly, we believe that the existing REITs are not primarily focused on the acquisition, renovation and repositioning of underperforming or distressed malls.

In contrast, we believe that REITs are more likely to sell distressed malls in order to re-deploy capital in alternative investments. For example, over the past several months, we have considered and are continuing to consider the acquisition of two underperforming malls from two large REIT owners, where we believe there are no other REITs bidding for the properties. This tendency for a REIT to increase the percentage of stable, fully valued Class A malls in its portfolio creates opportunities for us and reduces our competition from established REITs for future acquisitions. Since other REITs are usually not competing against us for the purchase of underperforming or distressed malls, we believe that we are one of very few buyers that can offer a tax deferred sale to private sellers through our OP units. This may be an ideal way for owners to sell us their older, fully depreciated malls with a low tax basis.

We believe that our senior management’s experience and reputation in the industry, coupled with our unique turnaround strategies, will enable us to effectively compete against other mall companies.

Offices

Our corporate headquarters are located at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012. We also maintain an office at 1010 Northern Boulevard, Suite 314, Great Neck, New York 11021.

Back to Contents

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Employees

Currently, all of our employees are employed by Feldman Equities Management, LLC a wholly owned subsidiary of our predecessor. Upon completion of this offering and the formation transactions, our employees will be jointly employed by Feldman Equities Management, Inc., our taxable REIT subsidiary, and us, and perform various property management, maintenance, acquisition, renovation and management functions. As of September 30, 2004, we had approximately 40 employees in total. None of our employees are represented by a union. We consider our relations with our employees to be good.

Regulation

Generally, the ownership and operation of real properties are subject to various laws, ordinances and regulations, including regulations relating to lien sale rights and procedures. Changes in any of these laws or regulations, such as the Comprehensive Environmental Response and Compensation Liability Act, or CERCLA, increasing the potential liability for environmental conditions or circumstances existing or created by tenants or others on properties or laws affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of regional mall sites or other impairments to operations, which would adversely affect our cash flows from operating activities.

Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws also exist that may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature and in substantial capital expenditures. To the extent our properties are not in compliance, we are likely to incur additional costs to comply with the ADA.

Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto.

Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

Environmental Matters

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at or emanating from such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow using the property as collateral.

In connection with the ownership, operation and management of our current or past properties and any properties that we may acquire and/or manage in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we conduct an

Back to Contents

environmental assessment of each property prior to acquisition and manage our properties in accordance with environmental laws while we own or operate them. Our predecessor engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to materially impact the operations of any property. See “Risk Factors—Risks Related to the Real Estate Industry—Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.”

Phase I Environmental Reports were completed more than two years ago in connection with our predecessor’s investments in the Harrisburg Mall and the Foothills Mall. A Phase I Environmental Report was recently completed for Colonie Center. The Harrisburg Mall has an active 30,000 gallon underground heating oil storage tank which will require ongoing monitoring and testing to ensure continued compliance with environmental laws. In addition, the Harrisburg Mall has a limited amount of asbestos-containing building materials that will need to be removed in accordance with applicable laws and regulations if encountered during any renovation or maintenance activities. We do not believe the costs associated with this compliance to be material. The Phase I Environmental Report for each of the Foothills Mall and Colonie Center did not reveal any existing material environmental conditions.

Insurance

We believe that our properties are covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance as well as commercial liability insurance provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and business assets are likewise adequately insured against casualty loss and third party liabilities. Changes in the insurance market since September 11, 2001 have caused increases in insurance costs and deductibles, and have led to more active management of our insurance component.

Back to Contents

MANAGEMENT

Directors, Director Nominees and Executive Officers

Upon completion of this offering, our board of directors will consist of five individuals. Our board of directors has determined that three of our director nominees will satisfy the listing standards for independence of the NYSE. Certain information regarding our executive officers, directors and director nominees upon completion of this offering is set forth below.

Name	Age	Position

Larry Feldman	50	Chairman and Chief Executive Officer
Jim Bourg	49	Executive Vice President and Chief Operating Officer and Director
Scott Jensen	46	Executive Vice President of Leasing
Jeffrey Erhart	47	Executive Vice President and General Counsel
Thomas Wirth	41	Executive Vice President and Chief Financial Officer
Paul H. McDowell	44	Director Nominee
Bruce E. Moore	61	Director Nominee
Lawrence S. Kaplan	62	Director Nominee

The following are biographical summaries of the experience of our executive officers, directors and certain other senior officers.

Larry Feldman. Mr. Feldman is our Chairman and Chief Executive Officer. From 1999 to 2004, he served as Chairman and Chief Executive Officer of Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1998, he served as Chairman of the Board, Chief Executive Officer and President of Tower Realty Trust. From 1990 until 1997, Mr. Feldman served as President and Chief Executive Officer of Feldman Equities where he was employed since 1985. Mr. Feldman is also the founder and former Chairman of the Midtown West Association of New York City and a member of the International Council of Shopping Centers and National Association of Real Estate Investment Trusts. Mr. Feldman is also currently the Chairman of the Buildings & Grounds Committee and a member of the Board of Trustees of East Woods School in Oyster Bay Cove, New York. Mr. Feldman graduated from Windham College in 1976 with a Bachelor of Science degree in Economics.

Jim Bourg. Mr. Bourg is our Executive Vice President and Chief Operating Officer. From 1999 to 2004, he served in various partnership capacities with Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1999, he served as Vice President of Development and Acquisitions — Southwest Region of the Tower Realty Trust. Prior to joining Tower Realty Trust, he served as the Vice President of Development & Acquisitions — Southwest Region of Tower Equities. Prior to that, Mr. Bourg was a Real Estate Investment Sales Specialist at Grubb & Ellis with emphasis on financial and real estate evaluation for institutional sellers and he has over 16 years of real estate experience. Mr. Bourg graduated from California State Polytechnic University in 1978 with a Bachelor of Science degree in accounting. Mr. Bourg was a Certified Public Accountant in the State of Arizona from 1980 to 1985.

Scott Jensen. Mr. Jensen is our Executive Vice President of Leasing. From 1999 to 2004, he served in various partnership capacities with Feldman Equities and, since April 2002, Feldman Equities of Arizona. From 1997 until 1999, he served as Managing Director — Southwest Region of Tower Realty Trust. From 1995 to 1997, Mr. Jensen served as Regional Vice President of Leasing at Tower Equities. From 1983 to November 1995, Mr. Jensen was an office leasing and sales specialist at Grubb & Ellis, where he received several productivity-based awards. Mr. Jensen graduated from the University of Arizona in 1980 with a Bachelor of Science degree in Finance and Real Estate.

Jeffrey Erhart. Following this offering, Mr. Erhart will be our Executive Vice President and General Counsel. From 1991 to 2004, he was a Partner in the law firm of Van Wagner, Erhart & Hubbard, LLP where his practice focused on the sale, purchase, leasing, development and financing of office buildings, shopping centers, malls and other real property. Mr. Erhart has a Bachelor of Arts in mathematics from the University of Arizona and a JD from Arizona State University College of Law.

Back to Contents

Thomas Wirth. Mr. Wirth is our Executive Vice President and Chief Financial Officer. Mr. Wirth served as a Vice President and Principal Accounting Officer of SL Green Realty Corp. from February 2004 to August 2004, Chief Financial Officer of SL Green Realty Corp. from June 1999 to February 2004 and Vice President of Finance of SL Green Realty Corp. from 1997 to 1999. Prior to joining SL Green Realty Corp., Mr. Wirth was Vice President of Financial Reporting and Analysis for Greenwich, Connecticut-based United Waste System, Inc., a waste management company acquired in 1997 by USA Waste Services, Inc. Mr. Wirth also spent ten years with Ernst & Young LLP in various positions, including Senior Manager. Mr. Wirth received his B.A. degree in business management and accounting from Gettysburg College and is a CPA.

Paul H. McDowell. Mr. McDowell is a founder of Capital Lease Funding, Inc., or CapLease, a NYSE listed REIT, where he has been continuously employed since 1994, including as chief executive officer since March 2001, and as senior vice president, general counsel and secretary from 1994 until February 2001. He has served on the board of directors of CapLease since November 2001, where he is also a member of the investment committee and the investment oversight committee. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters, including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a Bachelor of Arts from Tulane University in 1982.

Bruce E. Moore. Mr. Moore has been a Director of American Land Lease, a NYSE listed publicly-traded REIT, since February, 1998. From 1998 to 2001, Mr. Moore served as President and Chief Operating Officer of American Land Lease. Mr. Moore is the founder and the Chief Executive Officer of Brandywine Financial Services Corporation and its affiliates, or Brandywine, a private real estate firm specializing in various aspects of the real estate industry, including asset management, consulting, development, property management, brokerage and capital formation. Mr. Moore and his affiliates own and/or manage six million square feet of grocery-anchored and neighborhood shopping centers which are primarily located in the Southeastern United States. Mr. Moore is a certified public accountant, holds a Masters in Accounting and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania. Mr. Moore is a member of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

Lawrence S. Kaplan. Mr. Kaplan is a Certified Public Accountant and retired as a partner from Ernst & Young LLP in September of 2000 where he was the national director of that firm’s REIT Advisory Services group. Mr. Kaplan joined Ernst & Young LLP as a partner in 1995 and was actively involved in the formation of numerous publicly-traded REITs while there. After his retirement, Mr. Kaplan was retained by Ernst & Young LLP as a consultant during 2000 and 2001. Mr. Kaplan has served on the board of governors of the National Association of Real Estate Investment Trusts and has been actively involved in REIT legislative and regulatory matters for over 20 years. Mr. Kaplan is a member of the board of directors of Highwoods Properties, Inc., a publicly-traded REIT, where he serves as chairman of the Audit Committee. Mr. Kaplan is also a member of the board of directors of Maguire Properties, Inc., a publicly-traded REIT, where he also serves as chairman of the Audit Committee. In addition, he is a member of the board of directors of Endeavour Real Estate Securities Limited, a privately-held REIT. Mr. Kaplan holds a Bachelor of Science degree from the University of Chicago and an MBA from Columbia University. Mr. Kaplan will serve as one of our independent directors and as chair of our audit committee.

Corporate Governance Profile

In connection with this offering and the formation transactions, we have established our organizational structure and corporate governance in a manner we believe closely aligns our interests with those of our stockholders as follows:

•	We do not have a stockholder rights plan.

Back to Contents

•
Of our five directors, three have been determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Our board of directors is not staggered and all of our directors are subject to re-election annually.

•
Pursuant to the Maryland Business Combination Act, we have, by resolution, exempted business combinations (1) between us and Larry Feldman, his affiliates and associates and all persons acting in concert with any of the foregoing and (2) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above.

•	We have adopted a code of ethics relating to the conduct of our business by our employees, officers and directors.

•	Our bylaws currently contain a provision exempting from the Maryland control share acquisition statute any and all acquisitions by any person of our common stock.

Board Committees

Upon consummation of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, as required by and defined in the rules, regulations and listing standards of the NYSE.

Audit Committee. The audit committee will be responsible for the engaging of an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Mr. Kaplan, an independent director, will chair our audit committee and serve as our audit committee financial expert as that term is defined by the Securities and Exchange Commission. Mr. McDowell and Mr. Moore have been appointed as members of the audit committee.

Compensation Committee. The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Moore has been designated as chair and Mr. McDowell and Mr. Kaplan have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish investment criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors, and formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. McDowell has been designated as chair and Mr. Moore and Mr. Kaplan have been appointed as members of the nominating and corporate governance committee.

Our board of directors may from time to time establish other committees to facilitate the management of our company.

Back to Contents

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

Board Compensation

Following completion of this offering, each member of our board of directors who is not an employee of our company will be entitled to receive annual compensation for service as a director as follows:

Each independent director will be paid an annual fee of $50,000. The audit committee chairman will be paid an additional fee of $30,000 per year, and the compensation committee chairman and the nominating and corporate governance committee chairman will each receive an additional $2,500 per year. In addition, each independent director will receive an automatic annual grant of 1,000 restricted shares of our common stock. The first grant will be made upon completion of this offering and each subsequent grant will be made the first business day following each annual meeting of stockholders. Directors who are employees of our company will not receive any compensation for their services as directors. Each member of our board of directors will be reimbursed for out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including travel expenses.

Executive Compensation

Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid for the year ended December 31, 2004 to our Chief Executive Officer and our next four most highly compensated executive officers, which we refer to herein collectively as the named executive officers.

Summary Compensation Table (1)

			Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Base Salary ($)	Expected Bonus ($) (2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)	All Other Compensation ($)

Larry Feldman, Chairman and Chief Executive Officer	2004	$250,000	—	$6,000	—	—

Jim Bourg, Executive Vice President and Chief Operating Officer	2004	225,000	—	6,000	—	—

Scott Jensen, Executive Vice President of Leasing	2004	225,000	—	6,000	—	—

Jeffrey Erhart, Executive Vice President and General Counsel	2004	225,000	—	6,000	—	—

Thomas Wirth, Executive Vice President and Chief Financial Officer	2004	225,000	—	6,000	1,000,000	—

(1)	Amounts given are annualized projections for the year ending December 31, 2004 based on employment agreements that will become effective in connection with the consummation of this offering.
(2)
Bonuses for 2004 will be awarded by our compensation committee after the end of this fiscal year. Bonuses will be based on corporate factors or individual factors (or a combination of both) selected before the end of the applicable performance year by our compensation committee. The compensation committee may provide for partial or full bonus payments. Bonuses in respect of 2004 will reflect a partial work year.

(3)	Represents estimated value of employer-provided automobile allowance.

Back to Contents

Upon completion of this offering, a number of shares of our common stock equal to                             shares, or            % of the shares of common stock to be outstanding upon completion of this offering, (including for this purpose shares of common stock that may be issued (i) upon full exercise of the underwriters’ over-allotment option, (ii) under our 2004 equity incentive plan and (iii) upon redemption of any OP units issued in the formation transactions) will be available for issuance to our executive officers, directors and director nominees.

Employment Agreements

We will enter into or have entered into written employment agreements with each of our executive officers. Pursuant to the agreements, Messrs. Larry Feldman, Jim Bourg, Scott Jensen, Jeffrey Erhart and Thomas Wirth have agreed to serve, respectively, as (i) Chairman and Chief Executive Officer, (ii) Executive Vice President and Chief Operating Officer, (iii) Executive Vice President of Leasing, (iv) Executive Vice President and General Counsel and (v) our Executive Vice President and Chief Financial Officer. The employment agreements require the executives to devote substantially all of their business attention and time to our affairs.

The employment agreements generally are for three-year terms (four years in the case of Mr. Feldman); provided, however, that the terms are automatically extended for successive one-year periods unless, not later than six months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial annual base salary of $250,000 to Larry Feldman, $225,000 to each of Jeffrey Erhart, Jim Bourg, Scott Jensen and Thomas Wirth, and for bonuses, which in some cases may be up to three times the executive’s annual salary, generally subject to the achievement of performance goals determined by our board of directors, or, as appropriate, a committee of our board of directors. Additionally, as of the effective date of this offering, Thomas Wirth will be granted restricted stock (or other equity-based compensation of equivalent value) valued at $1,000,000 the period of forfeiture of which will lapse in equal portions over five years, or immediately upon a change in control.

Upon the termination of an executive officer’s employment either by us for “cause” (as defined in the applicable employment agreement) or by the executive officer without “good reason” (as defined in the applicable employment agreement) during the term of his employment agreement, such executive officer will be entitled to receive his base salary and bonus accrued through the date of termination of the executive officer’s employment.

Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a lump-sum cash payment equal to 2.99 multiplied by the sum of (i) the executive officer’s then-current annual base salary; and (ii) the executive’s bonus payable for the fiscal year (subject to certain minimum amounts) in which the termination occurs;

•	salary and other benefits accrued and earned prior to the termination;

•	the full vesting of all outstanding equity-based awards held by the executive officer; and

•
for three years after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination.

Under Mr. Feldman’s employment agreement, we have agreed to make an additional tax gross-up payment if any amounts paid or payable to him are subject to the excise tax imposed on “excess parachute payments” under Section 4999 of the Internal Revenue Code. Other agreements contain provisions whereby the executive officer will receive, in the case of certain severance following a change in control, either his full severance payment or an amount limited to the amount payable that would not result in an “excess

Back to Contents

parachute payment” under Section 280G of the Internal Revenue Code, whichever results in the greater amount payable to the executive officer.

Each employment agreement also contains non-competition provisions that continue for a one-year period after termination of employment, as well as confidentiality and non-solicitation provisions.

2004 Equity Incentive Plan

We have adopted a 2004 equity incentive plan. The purpose of the 2004 equity incentive plan is to provide us with the flexibility to use stock options and other equity based awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours, our subsidiaries and our affiliates would be eligible to be granted stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2004 equity incentive plan.

Administration

The 2004 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2004 equity incentive plan, to authorize the granting of awards, to determine the eligibility of key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2004 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2004 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2004 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the time of a public offering, the 2004 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we and the 2004 equity incentive plan are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the compensation committee include a reference to the board for those periods in which the board is acting.

Eligibility and Types of Awards

Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2004 equity incentive plan. Eligibility for awards under the 2004 equity incentive plan is determined by the compensation committee.

Available Shares

Subject to certain corporate transactions or events, the total number of shares of our common stock subject to awards under the 2004 equity incentive plan may not exceed 415,970 plus, other than with respect to incentive stock options, an additional amount, if any, equal to 4.5% of the amount by which our fully diluted shares of common stock outstanding upon completion of this offering exceeds 12.8 million shares. Of the equity-based awards under the 2004 equity incentive plan, we have granted (i) 66,667 shares of restricted stock (or other equity-based compensation of equivalent value) to Thomas Wirth, our Executive Vice President and Chief Financial Officer and (ii) a total of 3,000 shares of restricted stock to our independent directors. Prior to the closing of this offering, we may grant awards covering up to an additional 75,000 shares. Any common stock withheld or surrendered by plan participants in connection with the payment of an

Back to Contents

option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for reissuance under the 2004 equity incentive plan. If an option or other award granted under the 2004 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2004 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.

Awards Under the 2004 Equity Incentive Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100%, or 110% in the case of an incentive stock option granted to a 10% stockholder of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder). Options will be exercisable at such times and subject to such terms as determined by the compensation committee.

Restricted Stock. A restricted stock award is an award of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock. Although dividends are paid on all restricted stock, whether or not vested, at the same rate and on the same date as our common stock, holders of restricted stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of our common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of common stock (as may be elected by the participant or the compensation committee, as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive, as settlement of the phantom shares, installments over a period not to exceed 10 years. In addition, the compensation committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value of dividends declared on common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards. Our 2004 equity incentive plan authorizes the granting of other awards which may be based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and subject to terms and conditions established at the time of grant.

Adjustments in General; Certain Change in Control Provisions

In the event of certain corporate reorganizations or other events, the compensation committee may make certain adjustments, in its discretion, to the manner in which the 2004 equity incentive plan operates

Back to Contents

(including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. In addition, restrictions and conditions on each share of restricted stock and dividend equivalent rights shall automatically lapse, all awards under the 2004 equity incentive plan shall be deemed fully vested, and the settlement date for all phantom shares shall be the date of such change in control.

Amendment and Termination

Our board of directors may generally amend the 2004 equity incentive plan as it deems advisable, except in certain respects regarding outstanding awards. In addition, the 2004 equity incentive plan may not be amended without stockholder approval if the absence of such approval would cause the 2004 equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

2004 Incentive Bonus Plan

We have adopted the 2004 incentive bonus plan. Annual bonuses under our 2004 incentive bonus plan are awarded by the compensation committee to selected key employees based on corporate factors or individual factors (or a combination of both or any other criteria selected by the compensation committee). Subject to the provisions of the 2004 incentive bonus plan, the compensation committee will determine (i) those key employees to whom bonuses are to be granted under the plan; (ii) the amount of the bonus any key employee shall be granted under the 2004 incentive bonus plan for the applicable period; and (iii) the terms and conditions of each bonus. Bonuses may be awarded by the compensation committee prior to the commencement of, during or after any performance period. The compensation committee may provide for partial bonus payments based upon the achievement of target (or such other) levels of performance. Any corporate performance hurdles for bonuses may be adjusted by the compensation committee in its discretion to reflect (i) dilution from corporate acquisitions and share offerings and (ii) changes in applicable accounting rules and standards. The compensation committee may determine that bonuses shall be paid in cash or stock (or other equity-based grants), or a combination thereof. The compensation committee may also provide that any such stock grants be made under our 2004 equity incentive plan or any other equity-based plan or program we may establish. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The compensation committee has the power to construe, interpret and administer the 2004 incentive bonus plan. The compensation committee or the board of directors may, at any time, amend, suspend or terminate the 2004 incentive bonus plan.

Unless otherwise determined by the compensation committee, the compensation committee will establish annual goals and targets for each executive. The achievement of such goals and targets shall form the basis for the payment of bonuses and other management incentives. Initially, the goals and targets set for the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President and General Counsel and Executive Vice President of Leasing may be based upon certain objective criteria as determined by the compensation committee of our board of directors. One method that our compensation committee may adopt is to determine whether the executive(s) have achieved the earnings targets given by us to the Wall Street analyst community. For example, if such earnings targets are met or are below projection then annual bonuses determined by the compensation committee may be substantially less than if such targets are exceeded. Notwithstanding the aforementioned, the compensation committee may evaluate other factors in its determination of whether or not to pay any bonus compensation, including but not limited to our available cash to pay such bonuses, our stock price performance over a given year and other factors that it deems appropriate.

As of the date of this prospectus, no bonuses have been awarded under our 2004 incentive bonus plan. Bonuses for 2004 will be based on a partial work year.

Back to Contents

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide that:

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of our company, by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•
If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in the right of our company to procure a judgment in our company’s favor by reason of such director’s or executive officer’s status as a director, officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•
the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify such director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of a director or executive officer of our company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•
the court determines that such director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

•
the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that our indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of our company or in which the officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•
Notwithstanding, and without limiting, any other provisions of the agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of our company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection

Back to Contents

with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•
We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by our company has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

•	We must pay all indemnifiable expenses to the director or executive officer within 20 calendar days following the date the director or executive officer submits proof of the expenses to us.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Back to Contents

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contribution Agreements and Tax Protection Agreement

Our operating partnership will acquire interests in certain of the property entities pursuant to contribution agreements with the contributors. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement, including the completion of this offering. The contributors have transferred their direct or indirect interests in the property entities to us or our operating partnership (or to a wholly owned subsidiary of our operating partnership) for equity securities, cash and/or the assumption of certain indebtedness. We will assume or succeed to all of the contributors’ rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements contain customary representations and warranties, and are subject to customary closing conditions. The agreements also provide that Larry Feldman, Jim Bourg and Scott Jensen will retain all right, title and interest held by the contributed entities to amounts held in certain cash impound accounts established pursuant to the $54.8 million mortgage loan due in 2008 and originated by Archon Group, LP, which is secured by the Foothills Mall. Funds held in these accounts accrue interest and will be released or reimbursed to Larry Feldman, Jim Bourg and Scott Jensen promptly upon their release from the impound accounts. As of September 30, 2004, the balances in these accounts totaled approximately $7.6 million. See “Benefits To Related Parties.”

In connection with the formation transactions, we will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred in the formation transactions, if those tax liabilities are triggered either as a result of a taxable disposition of a property by us, or if we fail to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of our debt for tax purposes, which we refer to as the contributor-guaranteed debt. With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% of the aggregate liability on each of the next five following year ends thereafter. In addition, for property sales, the indemnity will cover 100% of their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of this offering (and tax liabilities incurred as a result of the reimbursement payment), but will not apply to any post-contribution appreciation. These tax indemnities would not apply in the event of a tax-deferred disposition of a restricted property if the restricted property is disposed of in a transaction in which no gain is required to be recognized (for example, a Section 1031 like-kind exchange, or a tax-free partnership merger or contribution). However, the tax protection then would apply to the replacement property (or the partnership interest received in the exchange), to the extent that the sale or other disposition of that replacement asset would result in the recognition of any of the built-in gain that existed for that property at the time of our formation transactions.

We also have agreed to maintain approximately $10 million of indebtedness, and to offer the contributors the option to guarantee $10 million of the operating partnership’s indebtedness, in order to enable them to continue to defer certain tax liabilities. The obligation to maintain such indebtedness extends to 2013, but will be extended by an additional five years for any contributor that holds (together with his affiliates) at that time at least 25% of the OP units issued to them in the formation transactions. The tax indemnity applies to the gain that would be recognized by the contributors if we were to fail to maintain the contributor-guaranteed debt for the required period.

We do not anticipate that the tax indemnities granted to the contributors will materially affect the way in which we conduct our business. We have no intention to fail to maintain the required amount of contributor-guaranteed debt or to sell or otherwise dispose of the properties or interests therein in taxable transactions that would result in an indemnification requirement under this agreement, and we would expect to implement our strategy to recycle our capital into higher yielding investments with respect to these properties by undertaking Section 1031 like-kind exchanges and other tax-deferred transactions. Nevertheless, if we were to sell any of these properties in transactions that would trigger these tax indemnification obligations, we would be liable for damages in the amount of the tax indemnity described above. In addition, our bylaws and the tax protection agreement provide that property dispositions that would give rise to an indemnification obligation under the tax protection agreement must be approved by the unanimous vote of our independent directors.

Back to Contents

Finally, we do not expect that the requirement to maintain the contributor-guaranteed debt will materially impair our liquidity or the manner in which we finance our business.

Employment Agreements

We will enter into an employment agreement with each of our executive officers and certain other members of our senior management team, providing for salary, bonus and other benefits, including severance upon a termination of employment under certain circumstances, as described under “Management—Employment Agreements.”

Repayment of Affiliated Indebtedness and Release of Guarantees

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by he and his family) in the amount of $5.9 million. Of the total amount of this loan, $1.9 million will be converted into equity securities and $4.0 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and to pay overhead expenses.

The joint venture that owns the Harrisburg Mall entered into a construction loan with Commerce Bank that has a maximum funding commitment of approximately $46.9 million, of which the joint venture has borrowed $29.7 million as of September 30, 2004. This loan presently has a limited recourse of $10 million, of which affiliates of the Lubert Adler Funds are liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. We will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If we are unsuccessful in assuming any such recourse liabilities, we will indemnify Larry Feldman for any loss incurred with respect thereto. The terms of this loan are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Harrisburg Mall Loan.”

We expect to cause a contingent personal guaranty previously made by Larry Feldman with respect to the Foothills Mall and a personal guaranty under the line of credit with Marshall and Ilsley bank which, was used by our predecessor to return funds advanced by existing owners in our two properties for acquisition costs and capital improvements to be released concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we will indemnify Larry Feldman for any loss incurred with respect to such guaranty.

Registration Rights Agreement

As holders of OP units and/or common stock, Larry Feldman and our other officers and directors will receive registration rights with respect to shares of our common stock acquired by them in connection with their exercise of redemption rights with regard to their OP units under the partnership agreement. See “Shares Eligible For Future Sale—Registration Rights.”

Back to Contents

BENEFITS TO RELATED PARTIES

Benefits to Related Parties

Upon completion of this offering and the formation transactions, certain of our directors, director nominees and members of our senior management will receive material financial and other benefits, as described below. Unless otherwise indicated, the information set forth below assumes a per share value of $15.00, which is the mid-point of the price range indicated in the front cover of this prospectus.

Larry Feldman or Feldman Partners, LLC, an entity controlled by Larry Feldman and owned by him and his family	In the case of Larry Feldman, our Chairman and Chief Executive Officer and Feldman Partners, LLC:

•	(i) an estimated 56% economic interest in Feldman Equities of Arizona and (ii) a 51% interest in each of Feldman Mall Partners Inc. and Feldman Equities General Partner, Inc. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $23,000. These interests will be exchanged for 123,228 shares of common stock and 966,456 OP units (with a combined aggregate value of approximately $16.3 million);
•	the release of guarantees to repay indebtedness of approximately $3.7 million or, if the release is not obtained, an indemnity from us;
•	a distribution from our predecessor in the amount of $450,652;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	repayment of an intercompany loan of approximately $5.9 million due to Feldman Partners, LLC, of which $4 million will be paid in cash and $1.9 million will be converted into equity securities, that was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses;
•	the right to receive additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall;
•	retention of approximately $5.7 million of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Jim Bourg	In the case of Jim Bourg, our Executive Vice President and Chief Operating Officer:

•	an estimated 15.5% indirect economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $5,500. These ownership interests will be exchanged for 233,504 OP units (with an aggregate value of approximately $3.5 million);

Back to Contents

•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	the right to receive additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall;
•	retention of approximately $1 million of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Scott Jensen	In the case of Scott Jensen, our Executive Vice President of Leasing:

•	an estimated 15.5% indirect economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had an aggregate net book value of approximately $5,500. These ownership interests will be exchanged for 233,504 OP units (with an aggregate value of approximately $3.5 million);
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us or if we fail to offer the opportunity to guarantee certain indebtedness for tax deferral purposes;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;
•	the right to receive additional OP units for ownership interests contributed as part of the formation transactions upon the achievement of certain performance thresholds relating to the Harrisburg Mall;
•	retention of approximately $1 million of restricted cash and impound accounts in connection with the formation transactions; and
•	registration rights afforded by the registration rights agreement.

Back to Contents

Jeffrey Erhart	In the case of Jeffrey Erhart, our Executive Vice President and General Counsel:

•	an estimated 13.1% economic interest in Feldman Equities of Arizona. As of September 30, 2004, these ownership interests had nominal net book value. The ownership interests will be exchanged for 160,000 OP units (with a combined aggregate value of approximately $2.4 million) and which exchange has reduced the shares of restricted stock reserved for issuance under the 2004 equity incentive plan;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	a tax protection agreement that provides for indemnification against certain tax liabilities arising out of taxable dispositions of a property by us;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director; and
•	registration rights afforded by the registration rights agreement.

Thomas Wirth	In the case of Thomas Wirth, our Executive Vice President and Chief Financial Officer:

•	66,667 shares of restricted stock issued under the 2004 equity incentive plan (or other equity-based compensation of equivalent value) valued at $1,000,000;
•	an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director; and
•	registration rights afforded by the registration rights agreement.

Paul H. McDowell	In the case of Paul H. McDowell, a member of our board of directors:

•	1,000 shares of restricted stock; and
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

Bruce E. Moore	In the case of Bruce E. Moore, a member of our board of directors:

•	1,000 shares of restricted stock; and
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

Lawrence S. Kaplan	In the case of Lawrence S. Kaplan, a member of our board of directors:

•	1,000 shares of restricted stock; and
•	indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director.

Back to Contents

PRIOR PERFORMANCE INFORMATION

Tower Realty Trust, Inc., or Tower, was organized as a Maryland corporation in March 1997 and operated as a REIT for federal income tax purposes. From 1997 to August 1998, Larry Feldman, our Chairman and Chief Executive Officer, served as Chairman, Chief Executive Officer and President of Tower. In addition, Jim Bourg, our Executive Vice President and Chief Operating Officer and Scott Jensen, our Executive Vice President of Leasing, also served as members of the senior management team of Tower from 1997 to March 1999.

The following information is based on Tower’s annual report filed on Form 10-K for the fiscal year ended December 31, 1998.

On October 16, 1997, Tower consummated an initial public offering of 13,817,250 shares of common stock, par value $0.01 per share (including the exercise of the underwriters’ overallotment option of 1,802,250 shares) at a price of $26.00 per share and effected concurrent private placements of 1,153,845 shares of common stock and 1,949,360 shares of common stock in connection with the purchase of certain properties at a price of $26.00 per share and realized net proceeds from the offering and the concurrent private placements of $353.4 million. Tower’s common stock commenced trading on the NYSE on October 16, 1997 under the symbol “TOW.”

Tower adopted a policy of paying regular quarterly distributions on its common and preferred stock and OP units. Cash distributions were paid on Tower’s common stock and OP units with respect to the period since its inception. The following table sets forth information regarding the declaration and payment of distributions by Tower from its commencement of operations on October 16, 1997 through the quarter in which the members of our senior management team resigned from Tower.

Period To Which Distribution Relates	Distribution Record Date	Distribution Payment Date	Per Share Distribution Amount(1)

October 16, 1997 – December 31, 1997	12/31/97	1/15/98	$0.3536
January 1, 1998 – March 31, 1998	03/31/98	4/15/98	$0.4225
April 1, 1998 – June 30, 1998	06/30/98	7/15/98	$0.4225
July 1, 1998 – September 30, 1998	09/30/98	10/15/98	$0.4225

(1)	Represents the pro rata portion (for the period from October 16, 1997 (date of offering) through December 31, 1998) of a quarterly distribution of $0.4225 per share.

As of December 31, 1998, Tower’s portfolio of property consisted of 25 office buildings containing approximately 4.6 million square feet and had a weighted average occupancy rate of approximately 94.6%. In addition, Tower managed approximately 800,000 square feet of shop space. Substantially all of Tower’s properties were located either in New York, New York; Orlando, Florida; or Phoenix, Arizona. The properties acquired by Tower were funded through a combination of cash proceeds from its initial public offering, issuance of equity securities by its operating partnership and mortgage financing.

The foregoing information represents the historical experience of certain members of our senior management team. Tower did not invest in mall properties. Investors in our Company should not assume that they will experience returns, if any, comparable to those experienced by investors in Tower. Investors who purchase shares of our common stock will not thereby acquire any ownership interest in any corporation to which the above information relates.

Back to Contents

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. Our policies with respect to these activities have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate. We intend to focus on increasing our investments by pursuing targeted acquisitions of underperforming malls. We intend to renovate and reposition our malls in generally attractive markets with strong economic and demographic characteristics. In evaluating future investments in malls, we seek a convenient and easily accessible location with abundant parking facilities, with excellent visibility for our tenants and easy access for shoppers. We will also consider future opportunities to invest in other properties that do not meet our general investment criteria on a case-by-case basis. In evaluating future investments in properties other than malls, we will seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include (a) situations in which a key anchor tenant invites us to acquire and/or redevelop a particular non-mall property, (b) adjacent neighborhood/community centers and/or power centers in close proximity to one of our malls, (c) a portfolio of mall properties which may have other assets included in such portfolio that must be purchased as a package, (d) in some cases the conversion of an acquired mall from an enclosed structure to an open air format, which we refer to as “de-malling” and (e) a corporate acquisition of another company in which a variety of other assets are acquired.

We currently expect to incur additional debt in connection with any future acquisitions of real estate.

We expect to conduct substantially all of our investment activities through our operating partnership and our other affiliates. Our primary investment objectives are to:

•	enhance stockholder value over time by generating strong returns on invested capital;

•	consistently pay attractive distributions to our stockholders;

•	achieve long-term appreciation in the value of our retail property investments; and

•	provide quarterly cash distributions.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or type of retail property. Additional criteria with respect to our retail property investments is described in “Our Business and Properties.”

Investments in Mortgages, Structured Financings and Other Lending Policies. We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. In general, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. In

Back to Contents

any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

Subject to REIT qualification rules and avoidance of the 100% “prohibited transactions tax,” and the agreement of our joint venture partner if we decide to dispose of the Harrisburg Mall, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the historical and anticipated operating performance of the property, the tax consequences of the sale, the opportunities for us to reinvest the sale proceeds and other factors and circumstances surrounding the proposed sale.

Financing Policies

We may incur additional debt in order to fund our redevelopment and acquisition activities. Upon completion of this offering, we expect to have total consolidated indebtedness of approximately $54.8 million on a pro forma basis as of September 30, 2004. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

Generally speaking, although we may incur any of the forms of indebtedness described below, initially, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or redevelopment of new properties. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow to make distributions (including distributions that may be required under the Internal Revenue Code) if we do not have sufficient cash available to make those distributions.

In addition, we may also finance some of our acquisition, renovation and repositioning projects through joint ventures with institutional investors. Through these joint ventures, we will seek to enhance our returns by supplementing the cash flow we receive from our properties with additional management, leasing, development and incentive fees from the joint ventures.

Equity Capital Policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of directors has the power, without further stockholder approval, to issue additional shares of common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may acquire property in exchange for OP units.

Back to Contents

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. Additionally, preferred stock could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no current intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflicts of Interest Policies

Following completion of this offering and the formation transactions, conflicts of interest will exist between our directors and executive officers and our company as described below.

We have entered into tax protection agreements with the contributors which may limit our ability to sell certain of our properties because we are obligated, pursuant to the terms of these agreements, to indemnify the contributors for certain tax liabilities intended to be deferred through the formation transactions.

Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing and Jeffrey Erhart, our Executive Vice President and General Counsel, have direct or indirect ownership interests in certain entities to be contributed to our operating partnership in the formation transactions. Accordingly, to the extent these individuals are parties to any of our contribution agreements, we may pursue less vigorous enforcement of the terms of these agreements.

We did not obtain third party appraisals of the initial properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed fair market value or the value that may be indicated by third party appraisals. The terms of the contribution agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any holder of OP units, on the other hand. For example, in connection with a proposed sale or refinancing of a property that has been contributed by a holder of OP units, that holder may have different and more adverse tax consequences with respect to that sale as compared to our stockholders. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned business trust subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to its limited partners under Delaware law. To the extent that conflicts exist between the interests of our company and our stockholders, on the one hand, the duties of our directors and officers to our company and to our stockholders may conflict with our duties as general partner to our operating partnership and its partners. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Back to Contents

Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that neither we, our direct wholly owned business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof. However, such transaction will not be void or voidable only if:

•
the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•
the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Back to Contents

Policies with Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. We have authority to offer shares of our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. Similarly, we may offer additional OP units, which are redeemable, in exchange for property. Although we have not made loans to third parties, we may in the future make loans to third parties, including joint ventures in which we participate, subject to the REIT asset test requirements. As described in “Feldman Equities Operating Partnership, LP,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their respective redemption rights. Our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Stock—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT unless, because of circumstances or changes in the Internal Revenue Code (or the regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to continue to have us qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940, as amended. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

Reporting Policies

Generally speaking, we intend to make available to our stockholders annual audited financial statements and annual reports. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties which the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Back to Contents

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock, following completion of this offering and the formation transactions, with respect to:

•	each person who is the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors and our director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

	Shares Beneficially Owned After This Offering(1)

Name and Address (2)	Number	Percentage

Directors, Director Nominees and Executive Officers:
Larry Feldman (3)(4)	1,129,684	9.5%
Jim Bourg (3)	241,837	2.2%
Scott Jensen (3)	241,837	2.2%
Jeffrey Erhart (3)	161,667	1.5%
Thomas Wirth (3)	75,000	*
Paul McDowell (3)	1,000	*
Larry Kaplan (3)	1,000	*
Bruce Moore (3)	1,000	*
All directors, director nominees and executive officers as a group	1,853,025	14.8%

5% Stockholders:

None.

*	Less than one percent.
(1)
Assumes 10,917,880 shares of our common stock outstanding immediately after completion of this offering and the formation transactions. In addition, share amounts for individuals, directors, director nominees and officers as a group assume that all OP units held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.

(2)	The address for each of the persons named above is 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012.
(3)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Larry Feldman’s shares are held through Feldman Partners, LLC, an entity controlled by Larry Feldman and owned by him and his family.

(4)
Includes 163,228 shares of common stock and 966,456 OP units, of which 123,228 shares of common stock and 843,229 OP units are held by Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family.)

Back to Contents

DESCRIPTION OF STOCK

The following is a summary of the material terms of the stock of our company. Our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to           shares of our common stock, $0.01 par value per share, or common stock, and           shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Upon completion of this offering and the formation transactions, 10,917,880 shares of our common stock will be issued and outstanding (12,517,880 if the underwriters’ over- allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us. The holders of our common stock are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and amendments to the charter) may be approved by the board of directors and by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our stockholders.

Power to Reclassify Unissued Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions

Back to Contents

on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Restrictions on Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the ownership limit. However, different ownership limits apply to Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. This ownership limit will allow Larry Feldman, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, to hold 13.5% (by value or by number of shares, whichever is more restrictive) of our common stock or 13.5% (by value or number of shares, whichever is more restrictive) of our outstanding capital stock. Furthermore, certain designated investment entities, as defined in our charter, including pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% (by value or number of shares, whichever is more restrictive) of our common stock, or 9.8% (by value or number of shares, whichever is more restrictive) of our outstanding capital stock, provided that the beneficial owners of the common stock or capital stock, as applicable, held by such entity would satisfy the 9.0% ownership limit after application of the relevant constructive ownership rule. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a purported beneficial transferee if, had the

Back to Contents

violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a purported record transferee if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than (i) 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or (ii) 9.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own shares constructively in excess of the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limits with respect to a particular stockholder if:

•
our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

•
such stockholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, a 10% or greater interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and certain designated investment entitites, as defined in our charter to include pension funds, mutual funds and certain investment management companies; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five individuals could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our status as a REIT. A reduced ownership limit will not apply to any person or designated investment entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or designated investment entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

Back to Contents

Our charter provisions further prohibit:

•
any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•
any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to elect to qualify, as a REIT.

Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution by the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the excess shares will be void.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of our common stock have been transferred to a trust, such shares of common stock are sold by a purported record

Back to Contents

transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our common stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Back to Contents

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualified.

Pursuant to our bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least a majority of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain business combinations (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation), or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested

Back to Contents

stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and Larry Feldman, his affiliates and associates and all persons acting in concert with any of the foregoing and (2) between us and any person who has not otherwise become an interested stockholder, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

Back to Contents

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the board the exclusive power to fix the number of directorships and (ii) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

Amendment to Our Charter and Bylaws

Except for amendments relating to the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only: (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only: (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter, bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Back to Contents

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Back to Contents

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner through our wholly owned business trust subsidiary, and our officers and directors are indemnified to the fullest extent permitted by law. See “Feldman Equities Operating Partnership, LP—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the 1933 Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to elect to qualify as a REIT.

Back to Contents

FELDMAN EQUITIES OPERATING PARTNERSHIP, LP

The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of Feldman Equities Operating Partnership, LP through our wholly owned business trust subsidiary.

General; Management

Our operating partnership is a Delaware limited partnership that was formed on August 6, 2004. Through a wholly owned business trust subsidiary, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledged that, as general partner of our operating partnership through a wholly owned business trust subsidiary, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Management Liability and Indemnification

The general partner of our operating partnership, and its trustees and officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as the general partner, trustee or officer acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our officers or employees or those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

The partnership agreement expressly limits our liability by providing that we and our officers and directors are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, and both our officers and employees and those of the operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Back to Contents

Distributions

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class of OP units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in the operating partnership unless the holders of limited partners entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in the general partner’s sole discretion. However, Larry Feldman, Jim Bourg, Scott Jensen and Jeff Erhart may transfer their interests, in whole or in part, without the prior consent of the general partner.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with

Back to Contents

designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly owned business trust subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

The term of the operating partnership commenced on August 6, 2004 and will continue until December 31, 2104. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•
the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the general partner’s assets;

•	redemption (or acquisition by us) of all OP units held by the general partner; or

•	an election by the general partner in its capacity as the sole general partner of our operating partnership.

Resale Registration Statement for the Limited Partners of Our Operating Partnership

Subject to certain conditions, we must prepare a registration statement to be filed with the Securities and Exchange Commission to register the resale by the limited partners of our operating partnership holding OP units of any of our securities issued to the limited partners upon a redemption of their OP units. The registration statement must be filed no later than 60 days following the date when we first become eligible for use of a registration statement on Form S-3 and we must use our reasonable best efforts to have it declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their OP units until: (i) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the Securities and Exchange Commission during the period and (ii) our securities are, at that time, listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the third anniversary of the date on which the registration statement becomes effective. We will have the right in our sole discretion, based on valid business purposes, to delay the filing or amendment of the shelf registration statement prior to its effectiveness or, if effective, to suspend the use of this prospectus comprising a part of the shelf registration statement, for a reasonable length of time and from time to time provided that the aggregate number of days in all delay periods occurring in any period of twelve consecutive months shall not exceed 105 days.

Back to Contents

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering and the formation transactions, we expect to have outstanding 10,917,880 shares of our common stock (12,517,880 shares if the underwriters’ over-allotment option is exercised in full), including 127,985 shares of restricted stock with an approximate value of $1.9 million (based upon an offering at the mid-point of the range of prices set forth on the front cover of this prospectus) issued to our officers, directors and other employees.

Of these shares, the 10,666,667 shares sold in this offering (12,266,667 shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the 1933 Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the 1933 Act. The remaining 251,213 shares issued to our officers, directors and other employees plus any shares purchased by affiliates in this offering and up to 1,593,464 shares of our common stock that may be owned by affiliates upon redemption of OP units (excluding additional OP units that may be issued to certain of our affiliates upon the occurrence of certain events or the achievement of certain performance thresholds relating to the Harrisburg Mall) will be “restricted shares” as defined in Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•
1% of the shares of our common stock then outstanding, which will equal approximately 109,178 shares immediately after this offering (approximately 125,179 shares if the underwriters’ over-allotment option is exercised in full); or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

We have granted those persons who will receive common stock and OP units in the formation transactions certain registration rights with respect to the shares of our common stock that may be acquired by them in the formation transactions or in connection with the exercise of the redemption/exchange rights under the partnership agreement. These registration rights require us to seek to register all such shares of our common stock no later than 13 months following the completion of this offering and during a period of time that we are eligible to use a registration statement on Form S-3. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any out-of-pocket expenses of the persons exercising the redemption/exchange rights or conversion rights or transfer taxes, if any, relating to such shares, any underwriting or brokerage commissions or discounts.

2004 Equity Incentive Plan

We have adopted a 2004 equity incentive plan. The purpose of the 2004 equity incentive plan is to provide us with the flexibility to use stock options and other equity based awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, trustees, officers, advisors, consultants or other personnel of ours and our subsidiaries would be eligible to be granted stock options, restricted stock, phantom stock, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2004 equity incentive plan.

Back to Contents

We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2004 equity incentive plan following the consummation of this offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the 1933 Act unless held by affiliates.

Lock-Up Agreements

Our senior officers and directors, who collectively will own 1,853,025 shares of equity securities in the aggregate following completion of this offering, have agreed that, for a period of 180 days after the date of this prospectus, they will not, without in each case the prior written consent of Friedman, Billings, Ramsey & Co., Inc.:

•
offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement; or

•	make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

We have agreed that, for a period of 180 days after the date of this prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement (except a registration statement on Form S-8 relating to the restricted share awards or a registration statement on Form S-4 relating to our acquisition of another entity under the 1933 Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. other than, issuances of our common stock in connection with redemptions of OP units and issuances of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions.

Back to Contents

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Feldman Mall Properties, Inc. and not its predecessor, subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with our applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR

Back to Contents

PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ending December 31, 2004. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that beginning with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for the taxable year ended December 31, 2004 and subsequent taxable years. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP subsequent to this offering. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification— General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate

Back to Contents

and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to in this prospectus as the 2003 Act, was enacted in May 2003. Among other provisions, the 2003 Act generally lowered the rate at which stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends to a maximum rate of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which income tax is paid at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

Back to Contents

•
Pursuant to the contemplated transactions, we will acquire appreciated assets from two corporations that hold direct or indirect interests in the Harrisburg Mall, representing a less than two percent ownership interest in the property, that are not REITs in transactions in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation. We will, therefore, be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We will have taxable REIT subsidiaries or may own interests in other lower-tier entities that are subchapter C corporations, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

Back to Contents

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

To qualify as a REIT, we cannot have at the end of any taxable year, any undistributed earnings and profits that are attributable to a taxable year in which we or a subsidiary was a non-REIT entity. Although, pursuant to the transactions, the Company will inherit the earnings and profits of two corporations holding interests in the Harrisburg Mall, it is not expected that these corporations will have a meaningful amount of earnings and profits, and the Company intends to eliminate any such earnings and profits by the end of the first taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or

Back to Contents

indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (i) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (ii) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (iii) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (iv) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Initially, we expect that we and three of our corporate subsidiaries, Feldman Equities Management, Inc., Feldman Pads Partner Inc. and Feldman Mall Partners Inc. will make an election for these subsidiaries to be treated as a TRS for U.S. federal income tax purposes. In addition, we may form one or more additional corporate subsidiaries in the future and elect for each of them to be treated as a TRS for U.S. federal income tax purposes.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross

Back to Contents

income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property and certain payments under certain interest rate hedging instruments.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease.

Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a TRS or an independent contractor without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Finally, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•
charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•
rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•
derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

Back to Contents

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy one or both of the tests. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon certain amounts by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our total gross assets. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain securities that fall within a safe harbor. Under the safe harbor, the following are not considered “securities”

Back to Contents

held by us: (i) straight debt securities, which generally constitute a written unconditional promise to pay on demand or at a specific date a fixed principal amount, (ii) any loan of an individual or an estate, (iii) certain rental agreements for the use of tangible property, (iv) any obligation to pay rents from real property, (v) any security issued by a state or any political subdivision thereof, foreign government or Puerto Rico only if the determination of any payment under such security is not based on the profits of another entity or payments on any obligation issued by such other entity, or (vi) any security issued by a REIT. The timing and payment of interest or principal on a security qualifying as straight debt may be subject to a contingency provided that (i) such contingency does not change the effective yield to maturity, not considering a de minimis change which does not exceed the greater of 1/4 of 1% or 5% of the annual yield to maturity or we own $1,000,000 or less of the aggregate issue price or value of the particular issuer’s debt and not more than 12 months of unaccrued interest can be required to be prepaid or (ii) the contingency is consistent with commercial practice and the contingency is effective upon a default or the exercise of a prepayment right by the issuer of the debt. If we hold indebtedness from any issuer, including a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying real estate asset or otherwise satisfies the safe harbor.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. After the 30-day cure period, we can dispose of sufficient assets to cure such a failure, provided the failure is due to ownership of assets the total value of which does not exceed the lesser of (i) 1% of our asssets at the end of the relevant quarter or (ii) $10,000,000, and we dispose of such assets within six months after the quarter in which the failure is identified. For violations due to reasonable cause that are larger than this amount, we can avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets within six months after the quarter in which the failure is identified to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the after-tax net income, if any, from foreclosure property (as described below), minus

(b)      the sum of specified items of non-cash income that exceeds five percent of our REIT taxable income without regard to the dividends paid deduction and excluding any net capital gain.

These distributions must be paid in the taxable year to which they relate or before the end of January of the following taxable year if such distributions are declared in October, November or December of the taxable year to which they relate and are payable to stockholders of record on a specified date in any such month. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, we may declare a distribution for a taxable year before we timely file our tax return for the year provided such distribution is paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period

Back to Contents

following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year, subject to the discussion above, at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, pursuant to the 2003 Act, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions such as the provision providing relief for violations due to reasonable cause where we pay a penalty of $50,000 for each failure to qualify as a REIT, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Back to Contents

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to tenants in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long- term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to tenants in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when the REIT did not intend to foreclose and the REIT did not know or have reason to know that a default would occur and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that we enter into hedging transactions with respect to indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions will not be included in determining compliance with the 95% gross income test. Such income continues to be considered non-qualifying income for purposes of the 75% gross income test.

Foreign Investments

To the extent that our company and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. As discussed above under “—Hedging Transactions,” recent legislation excludes from the 95% income test calculation, but not from the 75% gross income test, foreign currency gains arising from transactions to hedge risks associated with debt incurred to acquire or carry real estate assets.

Back to Contents

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships. See “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of partnership units held by each such unit holder. Certain limited partners have agreed, or may agree in the future, to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, such limited partners could under limited circumstances be allocated net loss that would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury regulations promulgated under this section of the Code.

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference

Back to Contents

between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the formation transactions, appreciated property will be contributed to our operating partnership by both (i) us as a result of our contribution to the operating partnership of the Feldman Equities Operating Partnership, LP ownership interests contributed to us by the owners of our contributed entities and (ii) other partners of our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (i) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (ii) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations pursuant to the 2003 Act.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our

Back to Contents

company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect the applicable provisions of the Internal Revenue Code, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)      the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

(b)      the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)      the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders

Back to Contents

from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on any such gains and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will, pursuant to the 2003 Act, be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may use capital losses to offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long- term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to

Back to Contents

taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Internal Revenue Code, and (iii) that owns more than 10% of the value of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of such stock and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated as owned directly by the beneficiaries of such trust for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation of non-U.S. stockholders.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions. Distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax unless (i) our common stock constitutes a U.S. real property

Back to Contents

interest, or USRPI, or (ii) either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such distribution) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on any gain attributable to such distribution). If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits and the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Currently under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. New legislation effective for taxable years beginning after October 22, 2004, provides that the above rules apply to capital gains dividends unless the non-U.S. shareholder did not own more than 5% of our stock at any time during the taxable year, in which case, the dividend will be taxed as a dividend that is not from the sale of or exchange of a U.S. real property interest (as described above under “Taxation of Non-U.S. Stockholders—Ordinary Dividends” and “Taxation of Non-U.S. Stockholders—Non-Dividend Distributions”). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. Distributions that are not considered to be from the sale or exchange of a U.S. real property interest, under the new legistation, will not be subject to the branch profits tax. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor.

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.

Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually and constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

Back to Contents

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on such gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of any capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted outside the United States through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Back to Contents

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction.

The Department of Labor, or the DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the 1933 Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the 1933 Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Company expects the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” We believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Back to Contents

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., RBC Capital Markets Corporation and BB&T Capital Markets, a division of Scott & Stringfellow, Inc. are acting as the underwriters. This offering is being made on a firm commitment basis. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the shares offered by this prospectus in the amount set forth below:

Underwriter	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.
RBC Capital Markets Corporation
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

Total	10,666,667

Each underwriter is obligated to take and pay for all shares of our common stock offered by it (other than those covered by the over-allotment option described below) if any of such shares are taken.

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 1,600,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, severally and not jointly, subject to certain conditions, to purchase all of the shares for which the option is exercised.

The following table shows the amount per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,600,000 additional shares of our common stock to cover over-allotments.

Total

	Per Share	No Exercise	Full Exercise

Public offering price
Underwriting discounts and commissions to be paid by us(1)
Proceeds, before expenses, to us

(1)
Certain members of our senior management team intend to make an aggregate investment of $1 million in this offering, including a $600,000 investment by Larry Feldman, our Chairman and Chief Executive Officer, a $125,000 investment by each of Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing, and Thomas Wirth, our Executive Vice President and Chief Financial Officer, and a $25,000 investment by Jeffrey Erhart, our Executive Vice President and General Counsel. The underwriters will not receive a discount on any shares purchased by Messrs. Feldman, Bourg, Jensen, Wirth and Erhart in this offering.

Each of our executive officers and directors has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock owned by such officer or director, including any interests in the operating partnership, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. We estimate that 1,853,025 shares of common stock (including shares issuable upon redemption of OP units) will be subject to this lock-up agreement. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our 2004 equity incentive plan), without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., except that we may make grants of stock options or stock awards under our 2004 equity incentive plan and issue shares upon exercise of those options and we may issue shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. However, Friedman, Billings,

Back to Contents

Ramsey & Co., Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

The underwriters propose to offer our common stock directly to the public at $           per share and to certain dealers at this price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $           per share to certain other dealers. In connection with this offering, we expect to incur expenses of approximately $           million.

We have agreed to indemnify the underwriters against liabilities arising out of:

•	breaches under the underwriting agreement;

•	failures by us to comply with laws, rules or regulations relating to this offering;

•	untrue statements or omissions contained in this prospectus, the related registration statement or any related audio or visual materials related to this offering; or

•	applications or documents filed in order to comply with securities or blue sky laws or with any securities association or securities exchange;

or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in connection with this offering, neither the underwriters nor their affiliates have provided us with any investment banking, financial advisory or commercial banking services. The underwriters and their

Back to Contents

affiliates may provide us with such services in the future, for which they may receive customary compensation. In this regard, we have agreed, in addition to the items of compensation to be paid to the underwriters in connection with this offering, until the first anniversary of the date of completion of this offering, to offer to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offering of our equity securities (excluding OP unit transactions with property sellers) or debt securities (excluding the issuance of mortgage debt).

The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

Our shares of common stock have been approved for listing, subject to official notice of issuance, on the NYSE under the symbol “FMP.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations among us and the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the value and historical performance of our initial properties;

•	the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other web-site maintained by the underwriters or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Back to Contents

LEGAL MATTERS

Certain legal matters, including our qualification as a real estate investment trust, will be passed upon for us by Clifford Chance US LLP, New York, New York and for the underwriters by King & Spalding LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law. Clifford Chance US LLP may rely upon the opinion of Venable LLP.

EXPERTS

The balance sheet of Feldman Mall Properties, Inc. as of August 5, 2004, and the consolidated financial statements of Feldman Equities of Arizona, LLC as of December 31, 2003 and 2002, and for the year ended December 31, 2003 and the period from April 1, 2002 to December 31, 2002, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Feldman Lubert Adler Harrisburg L.P. as of December 31, 2003 and for the period from September 24, 2003 to December 31, 2003, and the statements of revenues and certain operating expenses of Colonie Center Mall for the year ended December 31, 2003 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the 1933 Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Back to Contents

INDEX TO FINANCIAL STATEMENTS

Feldman Mall Properties, Inc. and Subsidiaries:

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-2
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2004	F-3
Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2004	F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003	F-5
Notes to Pro Forma Condensed Consolidated Financial Statements	F-6

Historical Financial Statements:
Report of Independent Registered Public Accounting Firm	F-13
Balance Sheet as of August 5, 2004	F-14
Notes to Balance Sheet	F-15

Feldman Equities of Arizona, LLC (Predecessor Entity):

Report of Independent Registered Public Accounting Firm	F-17
Consolidated Balance Sheets as of September 30, 2004 (unaudited), and December 31, 2003 and 2002	F-18
Consolidated Statements of Operations for the nine months ended September 30, 2004 and 2003 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-19
Consolidated Statements of Members’ Equity for the nine months ended September 30, 2004 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-20
Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003 (unaudited) and the year ended December 31, 2003 and the period from April 1, 2002 (date of inception) to December 31, 2002
F-21
Notes to Consolidated Financial Statements	F-22

Feldman Lubert Adler Harrisburg, LP:

Independent Auditors’ Report	F-34
Balance Sheet as of December 31, 2003	F-35
Statement of Operations for the period from September 24, 2003 (date of inception) to December 31, 2003	F-36
Statement of Partners’ Capital for the period from September 24, 2003 (date of inception) to December 31, 2003	F-37
Statement of Cash Flows for the period from September 24, 2003 (date of inception) to December 31, 2003	F-38
Notes to Financial Statements	F-39

Colonie Center Mall:

Independent Auditors’ Report	F-47
Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2004 (unaudited) and the year ended December 31, 2003	F-48
Notes to Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2004 (unaudited) and the year ended December 31, 2003	F-49

Back to Contents

FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The unaudited pro forma condensed consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and the year ended December 31, 2003 are presented as if this offering, the formation transactions, and the financing transactions all had occurred on September 30, 2004 for the pro forma condensed consolidated balance sheet and on January 1, 2003 for the pro forma condensed consolidated statements of operations. Additionally, the pro forma condensed consolidated statements of operations are presented as if the investment in the Harrisburg Mall joint venture and the acquisition of the Colonie Center Mall had been made on January 1, 2003.

The pro forma adjustments reflect acquisition of the minority interest held by unaffiliated third parties in the Foothills Mall. Pro forma purchase accounting adjustments are calculated pursuant to the same methodology described in Note 2 of the Consolidated Financial Statements of the Predecessor Entity on page F-23.

With the exception of the Colonie Center Mall, the pro forma adjustments do not include adjustments relating to the exercise of any of our options to make additional investments as it is not currently probable that any of these properties will be acquired by us. We cannot predict when, if at all, these properties will be acquired by us.

The pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of the Predecessor Entity, including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed consolidated financial statements do not purport to represent our financial position or the results of operations that would actually have occurred assuming the completion of this offering, the formation transactions, the financing transactions, the acquisition of the Colonie Center Mall and the acquisition of additional interest in the Foothills Mall all had occurred by September 30, 2004 or on the first day of the periods presented; nor do they purport to project our financial position or results of operations as of any future date or for any future period.

Back to Contents

FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2004
(Unaudited)

(amounts in thousands)	Predecessor Historical September 30, 2004 (Unaudited)	Acquisition of Minority Interest in Foothills Mall	Acquisition of Colonie Center Mall	Financing Transactions	Other Pro Forma Adjustments		Subtotal	This Offering and Related Transactions		Company Pro Forma

	(A)	(B)	(C)	(D)
Assets:
Investments in real estate, net of accumulated depreciation	$52,157		79,640				$131,797			$131,797
Investment in unconsolidated real estate partnership	4,479				500	(E)	4,979			4,979
Cash and cash
equivalents	1,214	(4,500)	(84,239)	(154)	(500	)(E)	—	142,572	(K)	40,265
				(9,684)	(451	)(F)		(102,307	)(L)
					(3,993	)(P)
					102,307	(J)

Restricted cash	8,481						8,481			8,481

Rents, deferred rents and other receivables, net of allowance for doubtful accounts	2,087						2,087			2,087
Acquired lease rights, net of accumulated amortization	849		4,148				4,997			4,997
Deferred charges, net	1,726	3,670	6,233	(258)			11,371			11,371
Deferred offering costs	1,940						1,940	(1,940	)(K)	—
Due from affiliates	1,000		(1,000)				—			—
Other assets	307						307			307

Total Assets	$74,240	(830)	4,782	(10,096)	97,863		$165,959	38,325		$204,284

Liabilities and Owners’/Stockholders’ Equity:
Mortgages and other loans payable	$64,434			(9,684)			$54,750			$54,750
Due to affiliates	5,915				7,676	(G)	7,706			7,706
					(1,892	)(P)
					(3,993	)(P)
Accounts payable, accrued expenses and other liabilities	1,588				102,307	(J)	103,895	(102,307	)(L)	1,588
Acquired lease obligations, net of accumulated amortization	1,439		4,782				6,221			6,221
Accrued earnout liability	—				7,652	(H)	7,652			7,652
Minority interest	830	(830)			2,300	(I)	16,094			16,094
					13,794	(P)

Owners’ equity	34			(412)	(2,300	)(I)	(30,359)	(1,848	)(M)	—
					(7,652	)(H)		32,207	(N)
					(7,676	)(G)
					(451	)(F)
					(13,794	)(P)
					1,892	(P)

Common stock and additional paid-in capital	—							1,920	(O)	112,193
								1,848	(M)
								(32,207	)(N)
								140,632	(K)

Unearned compensation	—						—	(1,920	)(O)	(1,920)

Total owners’/stockholders’ equity	34	—	—	(412)	(29,981)		(30,359)	140,632		110,273

Total Liabilities and Owners’/Stockholders’ Equity (deficit)	$74,240	(830)	4,782	(10,096)	97,863		$165,959	38,325		$204,284

See accompanying notes to pro forma condensed consolidated financial statements

Back to Contents

FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(Unaudited)

(amounts in thousands, except share and per share data)	Predecessor Historical September 30, 2004 (Unaudited)	Acquisition of Minority Interest in Foothills Mall	Acquisition of Colonie Center Mall	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma

	(AA)	(BB)	(CC)	(DD)
Revenue:
Rental	$4,913		7,465				$12,378
Tenant reimbursements	3,192		3,349				6,541
Management, leasing and development services	799						799
Interest and other income	206		54				260

Total Revenue	9,110	—	10,868		—		19,978

Expenses:
Rental property operating and maintenance	3,364		3,156				6,520
Real estate taxes	947		1,368				2,315
Interest (including amortization of deferred financing costs)	3,336			(1,148)	309	(HH)	2,497
Depreciation and amortization	1,206	688	1,928				3,822
General and administrative	512		466		289	(EE)	2,004
					737	(FF)
Other	34						34

Total Expenses	9,399	688	6,918	(1,148)	1,335		17,192

Equity in earnings of unconsolidated real estate partnership	300						300

Income before minority interest	11	(688)	3,950	1,148	(1,335)		3,086
Minority interest	68	(68)			393	(II)	393

Net income (loss)	$(57)	(620)	3,950	1,148	(1,728)		$2,693

Pro forma basic earnings per share							$0.25
Pro forma diluted earnings per share							$0.25
Pro forma weighted average common shares outstanding — basic							10,834,689
Pro forma weighted average common shares outstanding — diluted							10,917,880

See accompanying notes to pro forma condensed consolidated financial statements

Back to Contents

FELDMAN MALL PROPERTIES, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(Unaudited)

(amounts in thousands, except share and per share data)	Predecessor Historical December 31, 2003	Acquisition of Minority Interest in Foothills Mall	Acquisition of Colonie Center Mall	Financing Transactions	Other Pro Forma Adjustments		Company Pro Forma

	AA	BB	CC	DD
Revenue:
Rental	$6,720		10,666				$17,386
Tenant reimbursements	4,446		4,679				9,125
Management, leasing and development services	461						461
Interest and other income	67		49				116

Total Revenue	11,694	—	15,394	—	—		27,088

Expenses:
Rental property operating and maintenance	4,193		4,461				8,654
Real estate taxes	1,225		1,823				3,048
Interest (including amortization of deferred financing costs)	4,904			(959)	410	(HH)	4,355
Depreciation and amortization	1,442	889	2,569				4,900
General and administrative	672		623		2,685	(EE)	4,962
					982	(FF)
Other	161						161

Total Expenses	12,597	889	9,476	(959)	4,077		26,080

Equity in earnings of unconsolidated real estate partnership	197				757	(GG)	954

Income (loss) before minority interest	(706)	(889)	5,918	959	(3,320)		1,962
Minority interest	30	(30)			250	(II)	250

Net income (loss)	$(736)	(859)	5,918	959	(3,570)		$1,712

Pro forma basic earnings per share							$0.16
Pro forma diluted earnings per share							$0.16
Pro forma weighted average common shares outstanding — basic							10,815,492
Pro forma weighted average common shares outstanding — diluted							10,917,880

See accompanying notes to pro forma condensed consolidated financial statements

Back to Contents

FELDMAN MALL PROPERTIES, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Dollar amounts in thousands, except per share data)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

The adjustments to the pro forma condensed consolidated balance sheet as of September 30, 2004 are as follows:

(A)     Reflects the historical condensed consolidated balance sheet as of September 30, 2004 of Feldman Equities of Arizona, LLC (the Predecessor).

Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed on August 13, 2004, the Operating Partnership will receive a contribution of interests in the Predecessor, which includes the property management, leasing, and real estate development operations in exchange for limited partnership interests in the Operating Partnership.

As of August 13, 2004, Mr. Larry Feldman, Chairman and Chief Executive Officer of the Company, is the ultimate owner of 100% of the Company. Mr. Feldman (including members of his family) and three other members of management of the Company (Messrs. Bourg, Jensen and Erhart) own 100% of the Predecessor. They are contributing their ownership interests in the Predecessor to the Operating Partnership pursuant to contribution agreements. Collectively, these contributors will own 12.7% of the Operating Partnership, as limited partners, upon consummation of this offering. The exchange of their contributed interests will be accounted for as a reorganization of entities under common control; accordingly the contributed assets and assumed liabilities will be recorded at the Predecessor’s historical cost basis.

Upon consummation of this offering and the formation transactions, Feldman Holdings Business Trust I and Feldman Holdings Business Trust II, business trusts owned by the Company, as general and limited partners, will own 87.3% of the Operating Partnership and will have control over major decisions of the Operating Partnership, including decisions related to sale or refinancing of the properties. Accordingly, the Company will consolidate the assets and liabilities of the Operating Partnership in accordance with AICPA Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”). As of August 13, 2004, Feldman Holdings Business Trust I owns 0.01% of the Operating Partnership as general partner, and Jim Bourg, our Executive Vice President and Chief Operating Officer, and Scott Jensen, our Executive Vice President of Leasing, own 99.99% as limited partners.

In connection with the formation transactions, the Company will enter into agreements with the contributors that indemnify them with respect to certain tax liabilities intended to be deferred in the formation transactions if those liabilities are triggered either as a result of a taxable disposition of a property by the Company or if the Company fails to offer the opportunity for the contributors to guarantee or otherwise bear the risk of loss with respect to certain amounts of the Company’s debt for tax purposes (the “contributor-guaranteed debt”). With respect to tax liabilities arising out of property sales, the indemnity will cover 100% of any such liability until December 31, 2009 and will be reduced by 20% of the aggregate liability on each of the five following year ends thereafter. The Company also has agreed to maintain approximately $10 million of indebtedness, and to offer the contributors the option to guarantee $10 million of the Operating Partnership’s indebtedness, in order to enable them to continue to defer certain tax liabilities. The obligation to maintain such indebtedness extends to 2013, but will be extended by an additional five years for any contributor that holds (together with his affiliates) at that time at least 25% of the OP units issued to them in the formation transactions.

In connection with the formation transactions, we will extinguish an intercompany loan owed to Feldman Partners, LLC (an entity controlled by Larry Feldman and owned by him and his family), in the amount of $5.9 million. Of this loan, $1.9 million will be converted into equity securities and $4.0 million will be repaid in cash. This loan was used to invest in the Harrisburg Mall and the Foothills Mall and pay overhead expenses.

The Harrisburg Mall joint venture entered into a construction loan with Commerce Bank that, as of the date of this prospectus, has a maximum funding commitment of $46.9 million, of which the joint venture has

Back to Contents

borrowed $29.7 million as of September 30, 2004. This loan presently has a limited recourse of $10 million, of which our joint venture partner is liable for $6.3 million, or 63%, and Larry Feldman is liable for $3.7 million, or 37%. The Company will assume Larry Feldman’s recourse liabilities under this loan upon completion of this offering and the formation transactions. If the Company is unsuccessful in assuming any such recourse liabilities, the Company will indemnify Larry Feldman with respect to any loss incurred thereto.

(B)     Reflects acquisition of all the minority interests in the Foothills Mall owned by unaffiliated third party investors. This acquisition is a purchase and will be accounted for at fair value.

Cash paid	$4,500
Reversal of minority interest recorded by Predecessor	(830)

Acquisition of minority interest — allocated to in-place lease value	$3,670

(C)     On September 29, 2004, the Company entered into an agreement to purchase the Colonie Center Mall. The following represents the adjustments to the balance sheet for the proposed acquisition:

Contractual purchase price		$84,200
Estimated closing costs		1,039

Initial purchase price		85,239
Less: deposit		(1,000)

Net cash required		$84,239

The initial purchase price has preliminarily (subject to appraisal) been allocated as follows:
Land	$9,045
Building (40 year life)	70,595

Real estate	79,640
Acquired lease rights (7.4 years average life)	4,148
Acquired lease obligations (4.6 years average life)	(4,782)
In-place leases/customer relationship value (11.5 years average life)	6,233

		$85,239

We expect to acquire the property with the proceeds of the initial public offering. The agreement, which is subject to customary closing conditions, provides for an increase in the purchase price up to $93.2 million in the event that certain leases are signed prior to June 30, 2005. If such additional payments are made, we will add them to the in-place leases value and amortize them over the lives of the respective leases. We believe it is probable that this transaction will be consummated; however, there is no guarantee that this transaction will close.

(D)     The Company will repay or defease certain mortgage and other indebtedness upon completion of this offering:

	Foothills Mezzanine Loan	Line of Credit	Total

Principal (at September 30, 2004)	$5,684	$4,000	$9,684
Prepayment penalties	154	—	154

Total	$5,838	$4,000	$9,838

Write-off of unamortized deferred loan costs	$258	$—	$258

(E)     Payment to acquire minority interest of an unaffiliated third party in the Harrisburg Mall joint venture.

Back to Contents

(F)     On September 30, 2004, our predecessor declared a distribution in the amount of $451.

(G)     To reflect obligation to make distributions to certain owners of the Predecessor upon release of funds from restricted cash accounts totaling $7,676.

(H)     Messrs. Feldman, Bourg and Jensen have the right to receive additional OP units for ownership interest contributed as part of the formation transactions achievement of a 15% internal rate of return from the Harrisburg joint venture on or prior to December 31, 2009. The present value, discounted at the Company’s incremental borrowing rate of 5.1%, is $7,652. The right to receive such additional OP units are financial instruments which are recorded as an obligation of the Company at the formation date and adjusted to fair value each reporting period until the thresholds have been achieved.

(I)     As part of the contribution, merger and related agreements, Jeffrey Erhart made an investment of $100 in our Predecessor. He will contribute his interest to us as part of the formation transaction in exchange for 160,000 OP units with a value of $2,400 based on the assumed offering price of $15 per share. The excess of the value of the OP units over his cash contribution is reflected as compensation expense for accounting purposes in the 2003 pro forma Statement of Operations.

(J)     Reflects the reclassification of the deficit cash balance to a liability arising in connection with (i) the acquisition of Colonie Center Mall noted in (C) above, (ii) the acquisition of minority interests in the Foothills Mall in (B) above, and (iii) the repayment or defeasance of the Foothills Mall mezzanine loan.

(K) Sale of shares in connection with this offering:

Proceeds from this offering	$160,000
Less costs associated with this offering ($11,200 of underwriters’ discounts and commissions, $4,168 of other costs)	15,368
Less distribution to contributing members	4,000

Increase to common stock and additional paid in capital	140,632
Add offering costs paid prior to September 30, 2004	1,940

Net cash proceeds	$142,572

(L)     Reflects the elimination of the deficit cash balance as a result of proceeds of this offering.

(M)     To reflect issuance of 123,228 shares of common stock at initial public offering price of $15 per share to Larry Feldman and Feldman Partners, LLC as part of formation transactions in exchange for approximately 11.3% of his ownership interest in the Predecessor.

Common stock and additional paid-in capital	$1,848

(N)     In connection with the recapitalization in the formation transactions (see note A) the owners’ deficit balance should be eliminated. In order to eliminate the owners’ deficit, this reclassifies owners’ deficit to common stock and additional paid-in capital.

(O)     Award of 127,985 unvested restricted stock to certain employees of the Company, other than the contributors, at an assumed price of $15 per share. The actual value of the shares will depend on the initial public offering price of our common stock. As the stock award vests ratably over a 5-year period, we will amortize the value of the awards over such period.

Stock Awarded

Common stock and additional paid-in capital	$1,920

Unearned compensation	$(1,920)

Back to Contents

(P)     Recording of minority interest in the Operating Partnership as a result of issuing 1,593,464 OP units to Messrs. Feldman (including members of his family), Bourg, Jensen and Erhart in exchange for approximately 89.4% of their combined interests in the Predecessor. The balance in the account, due to affiliates, will be (i) repaid to the extent of $3,993, and (ii) the rest will be exchanged for 121,867 of operating partnership units included in the above.

Pro forma equity (after all adjustments before allocation to minority interest	$126,367
Percentage allocable to minority interest	12.7%

$16,094
Less: minority interest included in (I) above	(2,300)

$13,794

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

The adjustments to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 are as follows:

(AA)     Reflects the Predecessor historical condensed consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003. As discussed in note (A), the interests in the Predecessor contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership will be recorded at the Predecessor’s historical cost. As a result, expenses such as depreciation and amortization to be recognized by the Operating Partnership related to the contributed interests are based on the Predecessor’s historical cost of the related assets.

As discussed in note (A), upon consummation of this offering and the formation transactions, the Company will own 87.3% of the Operating Partnership and will have control over major decisions of the Operating Partnership. Accordingly, the Company will consolidate the revenues and expenses of the Operating Partnership. See note (II) for the pro forma adjustment to allocate 12.7% of the net income of the Operating Partnership to the limited partners of the Operating Partnership.

(BB)     Reflects purchase accounting and elimination entries resulting from acquisition, upon completion of this offering, of the minority interest previously owned by third parties in the Foothills Mall, a consolidated property in the Predecessor’s historical consolidated financial statements. The pro forma adjustments are comprised of the following:

(i)	Increase in amortization of in-place lease value resulting from purchase accounting adjustment.

(ii)	Elimination of allocation of income to minority investor.

Back to Contents

(CC)     Reflects the pro forma adjustment of the Colonie Center Mall for the nine months ended September 30, 2004 and the year ended December 31, 2003. As discussed in note (C), on September 29, 2004, the Company entered into an agreement to acquire the Colonie Center Mall. We are not aware of any material factors other than those disclosed under the caption “Business and Properties — Our Properties” elsewhere in the prospectus that would cause the reported financial information of Colonie Mall not to be necessarily indicative of future operating results.

	Colonie Center Mall Historical for the Nine Months Ended September 30, 2004	Adjustments Resulting from Purchase Accounting		Pro Forma Adjustment

Revenues:
Rental	$6,707	758	(1)	$7,465
Tenant reimbursements	3,349	—		3,349
Other	54	—		54

Total revenues	10,110	758		10,868

Expenses:
Rental property operating and maintenance	3,156	—		3,156
Real estate taxes	1,368	—		1,368
Depreciation and amortization	—	1,928	(2)	1,928
General and administrative	466	—		466

Total expenses	4,990	1,928		6,918

Net income	$5,120	(1,170)		$3,950

(1)	Increase in rental revenue to reflect net amortization of above/below market leases resulting from purchase accounting.
(2)	Increase in depreciation of buildings and improvements and amortization of in place lease values resulting from purchase accounting.

	Colonie Center Mall Historical for the Year Ended December 31, 2003	Adjustments Resulting from Purchase Accounting		Pro Forma Adjustment

Revenues:
Rental	$9,657	1,009	(1)	$10,666
Tenant reimbursements	4,679	—		4,679
Other	49	—		49

Total revenues	14,385	1,009		15,394

Expenses:
Rental property operating and maintenance	4,461	—		4,461
Real estate taxes	1,823	—		1,823
Depreciation and amortization	—	2,569	(2)	2,569
General and administrative	623	—		623

Total expenses	6,907	2,569		9,476

Net income	$7,478	(1,560)		$5,918

(1)	Increase in rental revenue to reflect net amortization of above/below market leases resulting from purchase accounting.
(2)	Increase in depreciation of buildings and improvements and amortization of in place lease values resulting from purchase accounting.

Back to Contents

(DD)     Decrease in interest expense as a result of the repayment of certain indebtedness from the proceeds of the offering.

For the nine months ended September 30, 2004:
Foothills Mall (1)	Interest related to mezzanine loan to be repaid	$(475)
	Related amortization of deferred financing costs	(48)
Due to Affiliates (2)	Interest related to loan to be repaid or converted to equity	(585)
Line of Credit (3)	Interest related to borrowings to be repaid	(40)

		$(1,148)

For the year ended December 31, 2003:
Foothills Mall (1)	Interest related to mezzanine loan to be repaid	$(194)
	Related amortization of deferred financing costs	(53)
Due to Affiliates (2)	Interest related to loan to be repaid or converted to equity	(711)
Line of Credit (3)	Interest related to borrowings to be repaid	(1)

		$(959)

(1)	Amounts represent historical interest and amortization of mezzanine loan costs.
(2)	Amounts represent historical interest expense on loan due to an affiliate at a rate of 15% per annum.
(3)	Amounts represent interest at the prime rate plus 1.50% per annum.

(EE)     Record compensation expense related to:

	Nine months ended 9/30/04	Year ended 12/31/2003

Issuance of OP units to Jeffrey Erhart	$—	$2,300
Stock awards that vest during the period	289	385

	$289	$2,685

(FF)     Increase in general and administrative expenses as a result of becoming a self-administered REIT and a public company

	Nine months ended 9/30/04	Year ended 12/31/2003

Incremental salaries and estimated bonuses (10% of incremental salaries) based on employment agreements for senior management who were hired as a result of becoming a public company or existing management who will have new employment contracts	$557	$742
Estimate of annual director and committee fees and expenses for three independent directors, at $240 per year	180	240

	$737	$982

Back to Contents

(GG)     Recognize equity in earnings of unconsolidated real estate partnership for the period January 1, 2003 to September 29, 2003 as if we had acquired our 25% interest on January 1, 2003.

(HH)     Reflects interest expense related to the accretion of the Company’s earn out liability totaling $309 for the nine months ended September 30, 2004 and $410 for the year ended December 31, 2003, representing the Company’s estimate of the change in the fair value of such financial instrument described in note (H).

(II)     Allocate minority interest in net income (loss) of the Operating Partnership as a result of issuing 1,593,464 limited partnership units in the Operating Partnership to Messrs. Feldman (including members of his family), Bourg, Jensen and Erhart in exchange for a portion of their interests in the Predecessor:

	Nine months ended 9/30/04	Year ended 12/31/2003

Total income (after adjustments BB-HH) before allocation to minority interest	$3,086	$1,962
Percentage allocable to minority interest	12.7%	12.7%

	$393	$250

Back to Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Feldman Mall Properties, Inc.:

We have audited the accompanying balance sheet of Feldman Mall Properties, Inc. as of August 5, 2004. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Feldman Mall Properties, Inc. as of August 5, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
August 5, 2004, except for
note 5 which is as
of September 29, 2004

Back to Contents

FELDMAN MALL PROPERTIES, INC.

BALANCE SHEET
August 5, 2004

Assets:
Cash	$1,000

Total Assets	$1,000

Stockholder’s equity
Common stock, $0.01 par value; 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in-capital	999

Total Stockholder’s Equity	$1,000

See accompanying notes to balance sheet.

Back to Contents

FELDMAN MALL PROPERTIES, INC.

NOTES TO BALANCE SHEET
August 5, 2004

(1)	Organization and Description of Business

Feldman Mall Properties, Inc. (the Company) was incorporated in Maryland on July 14, 2004. The Company will file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. Through two wholly owned business trust subsidiaries, the Company will be the owner and sole general partner of Feldman Equities Operating Partnership, LP (the Operating Partnership), which will be formed in anticipation of the Offering. The Operating Partnership will be the sole owner of Feldman Equities Management, Inc. (the Services Company), which will be formed prior to the Offering. The Company, the Operating Partnership and the Services Company are formed to continue to operate and expand the business of Feldman Equities of Arizona, LLC (the Predecessor). The Predecessor is engaged in the business of owning, managing, leasing, acquiring, and renovating retail shopping malls. None of the Company, the Operating Partnership and the Services Company have had any operations. The operations are planned to commence upon completion of the Offering.

Concurrent with the Offering, the Company, the Operating Partnership and the Services Company, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

The operations of the Company will be carried on primarily through the Operating Partnership and its wholly owned subsidiary, the Services Company. The Company will hold a majority interest in the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which are to be executed prior to the Offering, the Operating Partnership will receive a contribution of 100% of the interests in the Predecessor, in exchange for units. The Operating Partnership may acquire additional interests in certain properties from unaffiliated third parties, to be paid in cash. In connection with the formation transactions the Operating Partnership will assume debt and other obligations. This exchange of interests will be accounted for as a reorganization of entities under common control; accordingly, the Company will record the contributed assets and liabilities at the Predecessor’s historical cost. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock. The Company will be fully integrated, self-administered, and self-managed.

(2)	Summary of Significant Accounting Policies

The accompanying balance sheet has been prepared on the accrual method of accounting in accordance with the US generally accepted accounting principles.

Back to Contents

(3)	Income Taxes

As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(4)	Offering Costs

In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

(5)	Subsequent Events

On September 29, 2004 the Operating Partnership entered into an agreement to acquire the Colonie Center Mall for $84.2 million. The purchase price may increase up to a maximum amount of $93.2 million based upon certain prospective leasing transactions. The Colonie Center Mall, located in Albany New York, is a super-regional Mall consisting of approximately 664,000 square feet of rentable area.

Back to Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
Feldman Equities of Arizona, LLC:

We have audited the accompanying consolidated balance sheets of Feldman Equities of Arizona, LLC and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2003, and the period from April 1, 2002 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Feldman Equities of Arizona, LLC and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the year ended December 31, 2003 and the period from April 1, 2002 to December 31, 2002, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

New York, New York
August 5, 2004

Back to Contents

FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004 (Unaudited)	December 31, 2003	December 31, 2002

	(amounts in thousands)
Assets:
Investments in real estate, net of accumulated depreciation	$52,157	$50,473	$48,729
Investment in unconsolidated real estate partnership	4,479	3,808	—
Cash and cash equivalents	1,214	3,977	346
Restricted cash	8,481	8,095	3,424
Rents, deferred rents and other receivables, net of allowance for doubtful accounts	2,087	1,240	579
Acquired lease rights, net of accumulated amortization	849	1,145	1,488
Deferred charges, net	1,726	1,799	1,858
Deferred offering costs	1,940	—	—
Due from Affiliate	1,000	—	—
Other assets	307	239	1,847

Total Assets	$74,240	$70,776	$58,271

Liabilities and Members’ Equity:
Mortgages and other loans payable	$64,434	$61,278	$46,528
Due to affiliates	5,915	5,533	4,772
Accounts payable, accrued expenses and other liabilities	1,588	1,511	1,547
Acquired lease obligation, net of accumulated amortization	1,439	1,601	1,833

Total liabilities	73,376	69,923	54,680
Minority interest	830	762	2,764
Members’ equity	34	91	827

Total Liabilities and Members’ Equity	$74,240	$70,776	$58,271

See accompanying notes to consolidated financial statements.

Back to Contents

FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2004 (Unaudited)	Nine Months Ended September 30, 2003 (Unaudited)	Year Ended December 31, 2003	Period from April 1, 2002 (date of inception) to December 31, 2002

	(amounts in thousands)
Revenue:
Rental	$4,913	$5,175	$6,720	$4,881
Tenant reimbursements	3,192	3,319	4,446	3,385
Management, leasing and development services	799	339	461	248
Interest and other income	206	93	67	51

Total Revenue	9,110	8,926	11,694	8,565

Expenses:
Rental property operating and maintenance	3,364	3,081	4,193	2,950
Real estate taxes	947	987	1,225	1,017
Interest (including amortization of deferred financing costs)	3,336	3,031	4,904	3,264
Depreciation and amortization	1,206	1,051	1,442	964
General and administrative	512	319	672	1,218
Other	34	47	161	249

Total Expenses	9,399	8,516	12,597	9,662

Equity in earnings of unconsolidated real estate partnership	300	—	197	—

Income (loss) before minority interest	11	410	(706)	(1,097)
Minority interest	68	344	30	107

Net income (loss)	$(57)	$66	$(736)	$(1,204)

See accompanying notes to consolidated financial statements

Back to Contents

FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(amounts in thousands)

Balance at April 1, 2002 (date of inception)	$—
Capital contributed	2,031
Net loss	(1,204)

Balance at December 31, 2002	827
Net loss	(736)

Balance at December 31, 2003	91
Net loss (unaudited)	(57)

Balance at September 30, 2004 (unaudited)	$34

See accompanying notes to consolidated financial statements

Back to Contents

FELDMAN EQUITIES OF ARIZONA, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2004 (Unaudited)	Nine Months Ended September 30, 2003 (Unaudited)	Year Ended December 31, 2003	Period from April 1, 2002 (date of inception) to December31, 2002

	(amounts in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$(57)	$66	$(736)	$(1,204)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,206	1,051	1,442	964
Amortization of deferred financing costs	115	415	860	460
Provision for doubtful accounts	57	86	258	28
Minority interest	68	344	30	107
Equity in earnings of unconsolidated real estate partnership	(300)	—	(197)	—
Net change in revenue related to acquired lease rights/obligations	134	83	111	34
Changes in operating assets and liabilities:
Rents, deferred rents and other receivables	(904)	(733)	(925)	(607)
Restricted cash relating to operating activities	(355)	(422)	43	(492)
Other deferred costs	(160)	(52)	(100)	(107)
Other assets	(77)	(72)	8	(216)
Accounts payable, accrued expenses and other liabilities	77	474	(36)	1,547

Net cash provided by (used in) operating activities	(196)	1,240	758	514

Cash Flows From Investing Activities:
Investment in unconsolidated real estate partnership	(372)	(1,608)	(3,611)	—
Real estate acquisition deposit	(1,000)	—	—	(54,383)
Expenditures for real estate improvements	(2,762)	(1,379)	(3,027)	(367)
Cash proceeds from sale of pads	—	1,600	1,600	2,755
Change in restricted cash relating to investing activities	(18)	1,488	(1,606)	(2,536)

Net cash provided by (used in) investing activities	(4,152)	101	(6,644)	(54,531)

Cash Flows From Financing Activities:
Repayment of mortgage payable	—	—	(43,500)	—
Proceeds from mortgage payable	—	—	54,750	43,500
Repayment of loans payable	(766)	(3,028)	(3,028)	—
Proceeds from loans payable	—	—	6,450	3,028
Increase in revolving line of credit borrowings	3,922	1,599	78	—
Increase in due to affiliates	382	501	761	4,772
Change in restricted cash relating to financing activities	(13)	265	(3,108)	(396)
Payment of deferred financing costs	—	(297)	(854)	(1,229)
Deferred offering costs	(1,940)	—	—	—
Capital contributions	—	—	—	2,031
Contributions from minority interest	—	—	—	2,657
Distributions to minority interest	—	—	(2,032)	—

Net cash provided by (used in) financing activities	1,585	(960)	9,517	54,363

Net change in cash and cash equivalents	(2,763)	381	3,631	346
Cash and cash equivalents, beginning of period	3,977	346	346	—

Cash and cash equivalents, end of period	$1,214	$727	$3,977	$346

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$2,635	$2,131	$3,375	$2,264

See accompanying notes to consolidated financial statements.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

1. Organization and Description of Business

Feldman Equities of Arizona, LLC (the “Company”) was organized under the laws of the state of Arizona on April 1, 2002. The Company, its affiliates and subsidiaries are principally engaged in the acquisition and management of retail malls. Tenants include national and regional retail chains as well as local retailers. The Company commenced operations on April 1, 2002 and is to continue until such time as it shall be terminated pursuant to the operating agreement or by law. As of December 31, 2003 and 2002, members of the Company and their respective percentage interests are Feldman Partners, LLC 70%, Mr. Jim Bourg 15%, and Mr. Scott Jensen 15%. On August 13, 2004 (unaudited), the operating agreement of the Company was amended as a result of certain events including the following: 1) the contribution by Messrs. Bourg and Jensen of their membership interests in the Company to Feldman Equities Operating Partnership, LP (the Operating Partnership) in exchange for a combined 99% interest in the Operating Partnership, and 2) the admission of Mr. Jeffrey Erhart as a class B member in exchange for a capital contribution of $100 (to be funded in the fourth quarter of 2004).

Each member’s liability for the debts and obligation of the Company shall be limited as set forth in Arizona law and other applicable law.

Concurrent with the consummation of an initial public offering (the Offering) of the common stock of Feldman Mall Properties, Inc. (the REIT), which is expected to be completed in 2004, the REIT and the Operating Partnership, together with the partners and members of the affiliated partnerships and limited liability companies of the Company and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Company, (ii) enable the REIT to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the REIT to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

The operations of the REIT will be carried on primarily through the Operating Partnership. It is the intent of the REIT to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The REIT, through a wholly owned business trust, will be the sole general partner in the Operating Partnership. Pursuant to contribution agreements among the owners of the Company and the Operating Partnership, which were executed in August 2004, the Operating Partnership will receive a contribution of interests in the Company, which owns the real estate properties, as well as the property management, leasing, and real estate development operations of Feldman Equities Management, LLC, in exchange for units of limited partnership interest in the Operating Partnership and/or cash and the assumption of debt and other specified liabilities. The REIT will be fully integrated, self-administered and self-managed.

The real estate entities included in the accompanying consolidated financial statements have been consolidated for only the periods that such entities were under control by the Company. The equity method of accounting is utilized to account for investments in real estate entities over which the Company has significant influence, but not control over major decisions including the decision to sell or refinance the properties. The accompanying consolidated financial statements do not include investments in real estate entities owned by Mr. Feldman, the owner of Feldman Partners, LLC, that will not be contributed to the Operating Partnership upon consummation of the Offering.

Feldman Equities Management, LLC (a wholly owned subsidiary of the Company) provides property management, leasing, and real estate development services to the real estate entities invested in by the Company and to affiliates of the owners of the Company.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

1. Organization and Description of Business — (Continued)

As of December 31, 2003, the Company was invested in two real estate properties: a 67% controlling interest in the Foothills Mall in Tucson, Arizona acquired in April 2002; and a minority ownership interest in a partnership owning the Harrisburg Mall in Harrisburg, Pennsylvania acquired in September 2003.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual method of accounting in accordance with U.S. generally accepted accounting principles.

Principles of Consolidation and Equity Method of Accounting

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries which are wholly owned, and all partnerships in which the Company has a controlling interest. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates its investments in partially-owned entities in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, or FIN 46R. If the partially-owned entity is a “variable interest entity,” or a “VIE,” and that the Company is the “primary beneficiary” as defined in FIN 46R, the Company accounts for such investment as if it were a consolidated subsidiary.

For a joint venture investment which is not a VIE or in which the Company is not the primary beneficiary, the Company follows the accounting set forth in AICPA Statement of Position No. 78-9 — Accounting for Investments in Real Estate Ventures (“SOP 78-9”). In accordance with this pronouncement, investments in joint ventures are accounted for under the equity method when our ownership interest is less than 50% and we do not exercise direct or indirect control. Factors that we will consider in determining whether or not we exercise control include important rights of partners in significant business decisions, including dispositions and acquisitions of assets, financing and operating and capital budgets, board and management representation and authority and other contractual rights of our partners. To the extent that we are deemed to control these entities, these entities are consolidated.

The Company has determined that the Foothills Mall and the Harrisburg Mall joint ventures are not VIEs. It consolidates the entity owning the Foothills Mall as it is the majority owner and exercises control over all significant decisions. It accounts for its investments in the Harrisburg Mall partnership under the equity method of accounting as the other limited partners have important rights as defined in SOP 78-9. This investment is recorded initially at cost and subsequently adjusted for equity in earnings or losses and cash contributions and distributions.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investment in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent assets

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

and liabilities at the date of the consolidated financial statements. They also affect reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation allowance of receivables and acquired lease rights and obligations. Actual results could differ from those amounts.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail property are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. As of September 30, 2004 (unaudited), and December 31, 2003 and 2002, approximately $796, $579 and $290, respectively, has been recognized as straight-line rents receivable (representing the current net cumulative rents recognized prior to the date when billed and collectible as provided by the terms of the lease). These amounts are included in deferred rents receivable in the accompanying consolidated financial statements. “Percentage rent” or rental revenue which is based upon a percentage of the sales recorded by the Company’s tenants is recognized in the period such sales were earned by the respective tenants.

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees, which are included in interest and other income in the accompanying consolidated statements of operations, are recognized when the related leases are cancelled, the tenant surrenders the space, and the Company has no continuing obligation to provide services to such former tenants.

The Company’s other source of revenues comes from the provision of management services to third parties, including property management, brokerage, leasing and development. Management fees generally are a percentage of cash receipts from managed property and are recorded when earned as services are provided. Leasing and brokerage fees are earned and recognized upon the consummation of new leases. Development fees are earned and recognized over the time period of the development activity. These activities are referred to as “management, leasing and development services” in the consolidated statements of operations.

Additionally shortly after the acquisition of the Foothills Mall, the Company sold parcels of land (pads) to third parties. Revenue is recognized in the period the sale is consummated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 66. There was no profit or loss on such sales in 2003 or 2002.

The Company provides an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Tenant receivables in the accompanying consolidated balance sheets are shown net of an allowance for doubtful accounts of $343, $286 and $28 at September 30, 2004 (unaudited), and December 31, 2003 and 2002, respectively.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

Activity in the allowance for doubtful accounts follows:

Balance at April 1, 2002 (date of inception)	$—
Provision	28

Balance at December 31, 2002	28
Provision	258

Balance at December 31, 2003	286
Provision (unaudited)	57

Balance at September 30, 2004 (unaudited)	$343

Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method.

Deferred Offering Costs

Deferred offering costs represent expenditures related to the Offering, which are being deferred and will be charged to equity of the REIT upon completion of the offering.

Real Estate and Depreciation

Real estate is stated at historical cost, less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 39 years. Tenant improvements are being depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on a straight-line basis over the estimated useful lives of 5 to 7 years.

It is the Company’s policy to capitalize interest, real estate taxes and salaries related to properties under redevelopment and to depreciate these costs over the life of the related assets. $68 of interest was capitalized in the nine months ended September 30, 2004 (unaudited). No interest was capitalized in 2003 and 2002.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

The Company assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicated the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate and investment in unconsolidated real estate partnership has occurred.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

Purchase Accounting for Acquisition of Interests in Real Estate Entities

The Company allocates the purchase price of properties to tangible and identified intangible assets acquired based on their fair value in accordance with the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations. The fair value of the tangible assets of an acquired property (which includes land, building and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in acquired lease rights in the accompanying consolidated balance sheets) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligation in the accompanying consolidated balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. The Company’s leases do not currently include fixed-rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by the Company because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the real estate property, which the Company acquired on April 10, 2002. The Company acquired a majority interest of the partnership which purchased the Foothills Mall in the Tuscon, Arizona area. The results of operations of the Foothills Mall are included in the accompanying consolidated statements of operations of the Company since April 10, 2002. The purchase price of the property, including acquisition costs, was $54,383. The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

below-market leases, other value of in-place leases and value of tenant relationships if any, based in each case on their fair values.

The following are the amounts assigned to each major asset and liability caption at the acquisition date:

Land	$11,447
Building and improvements	42,111
Acquired lease rights(1)	1,786
Acquired lease obligations(1)	(2,097)
In-place lease value(1)	1,136

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are 7.6 years, 10 years and 10.4 years, respectively.

Income Taxes

The Company and its subsidiaries are limited liability companies or limited liability partnerships. As a result, no federal or state income tax expense was recorded as the items of income and expenses are reported on the respective members’/partners’ individual tax returns.

Unaudited Interim Consolidated Financial Information

The consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

3. Restricted Cash

Restricted cash includes escrowed funds and other restricted deposits in conjunction with the Company’s loan agreements.

4. Real Estate

Following is certain information related to the Company’s investments in real estate as of December 31, 2003:

Foothills Mall

Initial cost of the acquired or purchased property:
Land	$11,447
Buildings and improvements	42,111

Cost capitalized subsequent to acquisition:
Improvements	3,372
Land sold	(4,355)

Total Costs:
Land	7,092
Buildings and improvements	45,483
Accumulated depreciation	(2,102)

Date of acquisition	4/10/2002

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

4. Real Estate — (Continued)

At September 30, 2004 (unaudited) and December 31, 2003 and 2002, real estate consists of the following:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)

Buildings and improvements	$48,240	$45,483	$42,534
Land	7,097	7,092	7,014

Total investments in real estate	55,337	52,575	49,548
Accumulated depreciation	(3,180)	(2,102)	(819)

Net investments in real estate	$52,157	$50,473	$48,729

The following tables reconcile the historical cost of the Company’s investments in real estate and accumulated depreciation for each period from April 1, 2002 to September 30, 2004 (unaudited).

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)

Real Estate:
Balance, beginning of the period	$52,575	$49,548	$—
Acquisition of mall property	—	—	53,536
Additions during the period	2,762	3,027	367
Sale of pads during the period	—	—	(2,755)
Pads transferred to held for sale (included in other assets)	—	—	(1,600)

Balance, end of period	$55,337	$52,575	$49,548

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)

Accumulated Depreciation:
Balance, beginning of the period	$2,102	$819	$—
Depreciation during the period	1,078	1,283	819

Balance, end of period	$3,180	$2,102	$819

5. Deferred Charges

At September 30, 2004 (unaudited), December 31, 2003 and 2002, deferred charges consist of the following:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)

Deferred financing costs	$789	$789	$1,229
Deferred leasing costs	367	198	98
Acquired in-place leases	1,136	1,136	1,136

Total	2,292	2,123	2,463
Less: Accumulated amortization	(566)	(324)	(605)

Net	$1,726	$1,799	$1,858

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

6. Mortgage and Other Loans Payable

At September 30, 2004 (unaudited) and December 31, 2003 and 2002, mortgages and other loans payable consist of the following:

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)

Mortgage Loan Payable — Archon Financial L.P. interest only at 5.09% payable monthly, due November 1, 2008, secured by the real estate	$54,750	$54,750	$—
Note Payable — Massachusetts Mutual Life Insurance Company with interest at 10.5%, principal and interest payable monthly beginning January, due December 1, 2008 secured by the Company’s interest in the property	5,684	6,450	—
Line of Credit — Marshall & Ilsley Bank $4,000 line of credit interest only at prime plus 1.5% payable monthly, secured by the members’ interests in the Company	4,000	78	—
Mortgage Loan Payable — Orix Capital Market, LLC, with interest at the LIBOR rate plus 3.4%, paid in full in 2003	—	—	43,500
Note Payable — NY Life with interest at 13.5%, paid in full in 2003	—	—	3,028

Total	$64,434	$61,278	$46,528

The following is a schedule of future maturities of the mortgage and other loans payable at December 31, 2003:

Year

2004	$1,113
2005	1,149
2006	1,276
2007	1,417
2008	56,323

$61,278

The terms of the mortgage and mezzanine loans do not permit the Company to prepay the loans during the specified lockout periods.

Larry Feldman has made certain guarantees with respect to each of the Company’s and joint venture’s mortgage loans that are outstanding as of September 30, 2004 and December 31, 2003.

In accordance with the mortgage loan agreement in effect as of December 31, 2003, all cash receipts of the Foothills Mall are deposited directly into restricted lockbox accounts. These receipts are then allocated and held in restricted cash accounts in accordance with the cash management agreements, which are part of the loan agreements.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

6. Mortgage and Other Loans Payable — (Continued)

In October of 2003, the Company repaid its original mortgage and mezzanine loans payable in the amounts of $43,500 and $3,028 respectively, secured by the Foothills Mall in Tucson, Arizona, with the proceeds of borrowings from Archon Financial L.P.

In April 2003, the Company entered into a revolving line of credit agreement with Marshall & Ilsley Bank in the maximum amount of $2,500. This line of credit is secured by, among other things, a pledge of the members’ interests in the Company and by a joint and several guaranty of Larry Feldman, and matures in April 2005. In June 2004, the agreement was amended to increase the amount available under the line of credit to $4,000. In November 2004, the agreement was further amended to increase such amount to $6,000 (unaudited).

7. Related Party Transactions

As of September 30, 2004 (unaudited) and December 31, 2003 and 2002, $5,876, $5,331 and $4,772 respectively, included in due to affiliates in the accompanying consolidated balance sheets represent advances and related accrued interest due to Feldman Partners, LLC, the majority owner of the Company. The advances were made to fund the Company’s investment in the Foothills Mall and to reimburse Feldman Partners, LLC for certain salary and overhead costs. These costs amounted to $329 and $165 for the nine months ended September 30, 2004 and 2003 (unaudited); $342 for the year ended December 31, 2003 and $144 for the period April 1, 2002 to December 31, 2002, respectively. The operating agreement of the Company provides that such advances made by its members shall bear interest at a rate of 15% per annum, are unsecured and are to be repaid before any other distribution to any member. The interest expense on such advances amounted to $585 and $533 for the nine months ended September 30, 2004 and 2003 (unaudited), respectively, $711 for the year ended December 31, 2003, and $356 for the period from April 1, 2002 to December 31, 2002.

The balance of due to affiliates represents non-interest bearing advances to the Company’s unconsolidated real estate partnership and other affiliated entities due upon demand.

On September 29, 2004 (unaudited), the Company made a deposit in the amount of $1,000, on behalf of the Operating Partnership, to acquire the Colonie Center Mall in Albany, New York.

Also included in the 2002 general and administrative expense was approximately $906 of general, administrative and abandoned project costs incurred by Feldman Partners, LLC or by Larry Feldman prior to April 2002 in connection with the formation of the Company, which the members agreed would be reimbursed to him, and included in his contribution to capital.

Since September 2003, the Company provides certain property management, leasing and development services to its unconsolidated real estate partnership for an annual management fee of 3.5% of gross receipts, as defined by their agreement. In addition, the Company earns brokerage commission fees as a percentage of contractual rents on new leases and lease renewals. Total fees earned from such partnership aggregated $442 and $64 for the nine months ended September 30, 2004 (unaudited) and for the year ended December 31, 2003, respectively. These fees are recorded in management, leasing and development services on the accompanying consolidated statements of operations.

8. Rentals Under Operating Leases

The Company receives rental income from the leasing of retail shopping center space under operating leases. The Company recognizes income from its tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

8. Rentals Under Operating Leases — (Continued)

rental amount due as reduced by amortization of capitalized above-market lease values. Amounts included in tenant receivables based on recording lease income on the straight-line basis for the nine months ended September 30, 2004 and 2003 (unaudited), and the year ended December 31, 2003, and the period from April 1, 2002 to December 31, 2002 was $267 and $196, and $289 and $290, respectively.

The minimum future base rentals under non-cancelable operating leases as of December 31, 2003 are as follows:

Year ending December 31,
2004	$5,650
2005	5,488
2006	5,344
2007	5,039
2008	3,989
Thereafter	18,126

Total future minimum base rentals	$43,636

Minimum future rentals do not include amounts which are payable by certain tenants based upon certain reimbursable shopping center operating expenses. The tenant base includes national and regional chains and local retailers, and consequently, the Company’s credit risk is concentrated in the retail industry. One tenant (movie theater) accounted for more than 10% of the Company’s rental revenues in each period. Rental income collected from this tenant aggregated $626 for each of the nine month periods ended September 30, 2004 and 2003 (unaudited) and $833 and $581 for the year ended December 31, 2003 and for the period April 1, 2002 to December 31, 2002, respectively.

9. Commitment and Contingencies

In the normal course of business, the Company becomes involved in legal actions relating to the ownership and operations of its properties and the properties it manages for third parties. In management’s opinion, the resolutions of these legal actions are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

Pursuant to signed leases as of September 30, 2004, the Company also has commitments to make tenant improvements and other capital expenditures in the amount of approximately $601 (unaudited).

The Company sponsors a 401(k) plan for its employees. The employer made no contributions for 2004, 2003, or 2002.

On September 30, 2004, the Company approved a distribution to its members, to be allocated in accordance with the operating agreement, in the amount of $451 (unaudited). The Company expects to pay such distribution in the fourth quarter of 2004.

10. Investment in Unconsolidated Real Estate Partnerships

The Company has an approximately 24% limited partnership interest in Feldman Harrisburg Limited Partnership LP (the Partnership), a 1% partnership interest in Feldman Equity GP, Inc. and a 1% interest in Feldman Harrisburg GP, Inc. The Partnership purchased a 900,000 square foot regional mall in Harrisburg, Pennsylvania on September 30, 2003. Summarized financial information as of September 30, 2004 (unaudited) and December 31, 2003 for these investments, which are accounted for by the equity method, is as follows:

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

10. Investment in Unconsolidated Real Estate Partnerships — (Continued)

	September 30, 2004 (Unaudited)	December 31, 2003

Investment in real estate	$43,671	$17,717
Receivables including deferred rents	732	501
Other assets	12,277	13,526

Total assets	$56,680	$31,744

Loan payable	$29,687	$13,388
Other liabilities	8,137	3,125
Owners’ equity.	18,856	15,231

Total liabilities and owners’ equity	$56,680	$31,744

The Company’s share of owners’ equity	$4,479	$3,808

	Nine months ended September 30, 2004 (Unaudited)	Period September 30, 2003 to December 31, 2003

Revenue	$6,926	$2,570
Operating and other expenses	3,172	1,165
Interest expense (including the amortization of deferred financing costs)	696	153
Depreciation and amortization	1,221	245
Others	587	216

Net income	$1,250	$791

The Company’s share of net income	$300	$197

The Harrisburg Mall was purchased with (i) the proceeds of a mortgage loan, secured by the mall property and an assignment of rents and leases, and (ii) cash contributions from the Company and its joint venture partner. The construction loan, as amended in December 2003, permitted the Partnership to draw up to $43,060, and was subsequently amended in October 2004 to increase the Partnership’s commitment by $3,815 to $46,875 (unaudited). The construction loan bears interest initially at LIBOR plus 3.25% per annum until certain anchor tenants occupy their space and begin paying rent, and after which the spread shall be 2.5%. The effective rate on the loan at September 30, 2004 (unaudited) and December 31, 2003 was 5.1% and 4.37%. The loan is interest-only and matures on December 31, 2005. Under certain circumstances, the Partnership may extend the maturity of the loan for three one-year periods. The Partnership may prepay the loan at any time without incurring any prepayment penalty. The loan is recourse to Larry Feldman to the extent of $3,700, and to the joint venture partner to the extent of $6,300. The balance outstanding under the loan was $29,687 and $13,388 as of September 30, 2004 (unaudited) and December 31, 2003, and the Partnership intends to continue to draw down the loan and use cash flow from property operations to fund its capital expenditure commitments, which were $18,786 at September 30, 2004 (unaudited). The loan has certain restrictions that prohibit cash distributions to the joint venture partners until the Property’s operating cash flow funds a minimum of $5,800 of capital expenditures. In August 2004, the Company and its joint venture partner made additional contributions of $594 and $1,781 (unaudited), respectively, to the Partnership to fund certain capital expenditures.

Back to Contents

FELDMAN EQUITIES OF ARIZONA LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SEPTEMBER 30, 2004 AND 2003 (Unaudited) AND DECEMBER 31, 2003 AND 2002
(Dollar amounts in thousands)

10. Investment in Unconsolidated Real Estate Partnerships — (Continued)

On July 19, 2004, the Company entered into an agreement with its joint venture partner providing the Company with the option to purchase all of the partnership interests of its joint venture partner, at any time within one year, for an amount of $27,600 in cash.

11. Fair Value of Financial Instruments

As of September 30, 2004 (unaudited) and December 31, 2003 and 2002, the fair values of the Company’s mortgage and other loans payable are approximately the carrying values as the terms are similar to those currently available to the Company for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due to affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

In May 2003, the FASB issued Statement of Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“Statement 150”). Statement 150 affects the accounting for certain financial instruments, including requiring companies having consolidated entities with specified termination dates to treat minority owners’ interests in such entities as liabilities in an amount based on the fair value of the entities. Although Statement 150 was originally effective July 1, 2003, the FASB has indefinitely deferred certain provisions related to classification and measurement requirements for mandatorily redeemable financial instruments that become subject to Statement 150 solely as a result of consolidation including minority interest of entities with specified termination dates. As a result, Statement 150 has no impact on the Company’s consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003.

Back to Contents

INDEPENDENT AUDITORS’ REPORT

The Partners
Feldman Lubert Adler Harrisburg, LP:

We have audited the accompanying balance sheet of Feldman Lubert Adler Harrisburg, LP (the Partnership) as of December 31, 2003, and the related statements of operations, partners’ capital, and cash flows for the period from September 24, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Feldman Lubert Adler Harrisburg, LP as of December 31, 2003 and the results of its operations and its cash flows for the period from September 24, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York
July 17, 2004

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP

BALANCE SHEET
DECEMBER 31, 2003
(Dollar amounts in thousands)

Assets:
Investment in real estate, net of accumulated depreciation	$17,717
Cash and cash equivalents	353
Restricted cash	51
Rents, deferred rents and other receivables	501
Acquired lease rights, net of accumulated amortization	1,388
Deferred charges, net of accumulated amortization	11,314
Due from affiliates	173
Other assets	247

Total Assets	$31,744

Liabilities and Partners’ Capital:
Mortgage loan payable	$13,388
Deferred revenue	83
Accounts payable, accrued expenses and other liabilities	416
Acquired lease obligation, net of accumulated amortization	2,626

Total liabilities	16,513
Partners’ capital	15,231

Total Liabilities and Partners’ Capital	$31,744

See accompanying notes to financial statements.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP

STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 24, 2003 (DATE OF INCEPTION)
TO DECEMBER 31, 2003
(Dollar amounts in thousands)

Revenue:
Rental	$1,650
Tenant reimbursements	910
Interest and other income	9

Total Revenue	2,569

Expenses:
Rental property operating and maintenance	1,004
Real estate taxes	161
Interest (including amortization of deferred financing costs)	153
Depreciation and amortization	245
General and administrative	150
Other	65

Total Expenses	1,778

Net income	$791

See accompanying notes to financial statements.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP

STATEMENT OF PARTNERS’ CAPITAL
FOR THE PERIOD FROM SEPTEMBER 24, 2003 (DATE OF INCEPTION)
TO DECEMBER 31, 2003
(Dollar amounts in thousands)

	General Partner	Limited Partner

	Feldman Harrisburg GP, Inc.	Feldman Harrisburg Limited Partnership, LP	Lubert-Adler Investment Partnerships	Total

Balance at September 24, 2003 (date of inception)	$—	$—	$—	$—
Capital contributed	144	3,498	10,798	14,440
Net income	8	192	591	791

Balance at December 31, 2003	$152	$3,690	$11,389	$15,231

See accompanying notes to financial statements.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP

STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 24, 2003 (DATE OF INCEPTION)
TO DECEMBER 31, 2003
(Dollar amounts in thousands)

Cash Flows From Operating Activities:
Net income	$791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	245
Amortization of deferred financing costs	57
Net change in revenue related to acquired lease rights/obligations	(289)
Changes in operating assets and liabilities:
Rents, deferred rents and other receivables	(501)
Restricted cash relating to operating activities	(51)
Other assets	(247)
Due from affiliates	(173)
Accounts payable, accrued expenses and other liabilities	416
Deferred revenue	83

Net cash provided by operating activities	331

Cash Flows From Investing Activities:
Real estate acquisition	(18,058)
Expenditures for real estate improvements	(2,595)
Expenditures for leasing costs	(400)
Tenant lease buyout payment	(6,000)

Net cash used in investing activities	(27,053)

Cash Flows From Financing Activities:
Proceeds from mortgage loan payable	13,388
Payment of deferred financing costs	(753)
Capital contributions	14,440

Net cash provided by financing activities	27,075

Net increase in cash and cash equivalents	353
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$353

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$96

See accompanying notes to financial statements.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Dollar amounts in thousands)

1. Organization and Description of Business

Feldman Lubert Adler Harrisburg, LP (the Partnership) was organized under the laws of the Commonwealth of Pennsylvania on September 24, 2003 pursuant to a partnership agreement (the Partnership Agreement). The purpose of the Partnership is to acquire, own, redevelop, operate and manage the 838,000 square foot retail mall located in the Township of Swatara, Dauphin County, Pennsylvania (the Property). The Partnership acquired the Property on September 30, 2003. Tenants include national and regional retail chains, as well as local retailers. As of December 31, 2003, partners of the Partnership and their respective percentage interests (the Percentage Interests) and initial contributions are as follow:

	Ownership Percentage	Initial Contributions

Feldman Harrisburg General Partner, Inc. – general partner	1.0%	$144
Limited Partners:
Lubert-Adler investment partnerships	75.0%	12,996
Feldman Harrisburg Limited Partnership, LP (FHLP)	24.0%	1,300

Total		$14,440

In November 2003, FHLP exercised its option to purchase an additional 15% ownership interest from other partners, and thereby increased its ownership interest from 9% to 24%.

The Partnership commenced operations on September 24, 2003 and shall continue to operate for a term of 50 years unless dissolved sooner pursuant to the Partnership Agreement or by law. The liability of each of the partners to the Partnership is limited to the amount of capital contributions that such partner shall have made to the Partnership. To the extent the Partnership has more than a de minimis amount of Distributable Cash from Operations, as defined in the Partnership Agreement, it shall distribute Distributable Cash From Operations no less frequently than quarterly as follows:

•
First, to the partners in an amount equal to the unpaid Additional Capital Contributions Preferred Return, as defined in the Partnership Agreement, owing to the partners, distributed to each partner pro rata in proportion to the amount of such partner’s unpaid Additional Capital Contributions Preferred Return;

•
Second, to the partners in an amount, pro rata in proportion to each partner’s Unreturned Additional Capital Contributions Account, as defined in the Partnership Agreement, until each partner’s Unreturned Additional Capital Contributions Account has been reduced to zero;

•
Third, to the partners in an amount equal to the unpaid Priority Return, as defined in the Partnership Agreement, owing to the partners, distributed to each partner pro rata in proportion to the amount of such partner’s unpaid Priority Return; and

•
Thereafter, (A) 20% to FHLP and (B) 80% to the partners pro rata in accordance with their respective Percentage Interests. Upon the receipt by the partners of distributions resulting to the realization of a 20% annualized internal rate of return on their investment from the inception, distributions thereafter shall be adjusted so that 30% shall be distributed to FHLP and 70% to the partners pro rata in accordance with their respective Percentage Interests.

Profits shall be allocated among the partners as follows:

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

1. Organization and Description of Business — (Continued)

•
First, to the partners, in an amount sufficient to reverse the cumulative amount of any losses allocated to the partners in the current and all prior fiscal years pursuant to the Partnership Agreement, allocated to each partner in proportion to the allocation of such losses to such partner;

•
Second, to the partners, in an amount sufficient to reverse the cumulative amount of any losses allocated to the partners in the current and all prior fiscal years pursuant to the Partnership Agreement, allocated to each partner in proportion to the allocation of such losses to such partner;

•
Third, to the partners, until the cumulative amount allocated pursuant to this section for the current and all prior fiscal years is equal to the cumulative Additional Capital Contributions Preferred Return for all partners for the current and all prior fiscal years;

•
Fourth, to the partners, until the cumulative amount allocated pursuant to this section for the current and all prior fiscal years is equal to the cumulative Priority Return of all partners in the current and all prior fiscal years;

•	Thereafter, to the partners in proportion to their respective Percentage Interests for the applicable fiscal period.

Losses shall be allocated among the partners as follows:

•
First, to the partners, in such a manner so that upon liquidation of the Partnership, each partner’s capital account shall equal the amount of cash such partner would be entitled to receive if the Partnership sold its assets for their respective book value;

•
Second, to the partners, in an amount sufficient to reverse the cumulative amount of any profits allocated to the partners in the current and all prior fiscal years, allocated to each partner in proportion to the allocation of such profits to such partner;

•	Third, to the partners, to the extent of and in proportion to the excess for each partner of its capital account over its Unreturned Additional Capital Contributions Account; and

•	Fourth, to the partners, to the extent of and in proportion to each partner’s capital account; and

•	Thereafter, to the general partner.

FHLP has an option, exercisable at any time prior to July 19, 2005, to purchase the 75% ownership interest in the Partnership from the Lubert-Adler investment partnerships for a lump sum of $27,600. Upon exercising the option, FHLP will also have a continuing contractual obligation to make one additional payment of $1,355 to the Lubert-Adler investment partnerships in the event FHLP elects to develop a land parcel located directly in front of the mall property.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of certain assets and liabilities and disclosure of contingent

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

assets and liabilities at the date of the financial statements. They also affect reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of investments in real estate, valuation of receivables and the allocation of purchase price to acquired lease rights and obligations. Actual results could differ from those amounts.

Cash and Cash Equivalents

For purposes of the statement of cash flow, the Partnership considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents.

Revenue Recognition and Tenant Receivables

Base rental revenues from rental retail property are recognized on a straight-line basis over the noncancelable terms of the related leases, which are all accounted for as operating leases. As of December 31, 2003, approximately $16 has been recognized as straight-line rents receivable (representing the current net cumulative rents recognized prior to the date when billed and collectible as provided by the terms of the lease). These amounts are included in deferred rents receivable in the accompanying financial statements. “Percentage rent” or rental revenue, which is based upon a percentage of the sales recorded by the Partnership’s tenants, is recognized in the period upon the tenants achieving their specified threshold per lease agreements. These amounts are included in rental revenue in the accompanying financial statements.

Rental income is also recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, whereby the amortization of acquired favorable leases and acquired unfavorable leases is recognized as a reduction of or an addition to base rental income, respectively, over the terms of the respective leases. The net amount included as an addition to base rental income for the period ended December 31, 2003 was approximately $289.

Reimbursements from tenants related to real estate taxes, insurance and other shopping center operating expenses are recognized as revenue, based on a predetermined formula, in the period the applicable costs are incurred. Lease termination fees are recognized when the related leases are cancelled, the tenant surrenders the space, and the Partnership has no continuing obligation to provide services to such former tenants. The Partnership did not recognize any lease termination fees for the period ended December 31, 2003.

The Partnership provides an allowance for doubtful accounts against the portion of tenant receivables which is estimated to be uncollectible. Management of the Partnership reviews its allowance for doubtful accounts monthly. Balances that are past due over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. No bad debts were recorded for the period ended December 31, 2003.

Deferred Charges

Deferred leasing commissions, acquired in-place lease value, and other direct costs associated with the acquisition of tenants are capitalized and amortized on a straight-line basis over the terms of the related leases. Loan costs are capitalized and amortized to interest expense over the term of the related loan using a method that approximates the effective-interest method.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

Real Estate and Depreciation

Real estate is stated at historical cost less accumulated depreciation. The building and improvements thereon are depreciated on the straight-line basis over an estimated useful life of 39 years. Tenant improvements are being depreciated on the straight-line basis over the shorter of the lease term or their estimated useful life. Equipment is being depreciated on the straight-line basis over estimated useful lives of 5 to 7 years.

It is the Partnership’s policy to capitalize interest, real estate taxes and salaries directly related to properties under redevelopment and to depreciate these costs over the life of the related assets. No such costs were capitalized in the period ended December 31, 2003.

Improvements and replacements are capitalized when they extend the useful life or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

The Partnership assesses whether there has been impairment in the value of its long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying values of the investments in real estate has occurred.

Purchase Accounting for Acquisition of Interests in Real Estate Entities

The Partnership allocates the purchase price of property to tangible and identified intangible assets acquired based on its fair value in accordance with the provisions of SFAS No. 141, Business Combinations. The fair value of the tangible assets of an acquired property (which includes land, building and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of the relative fair values of these assets. Management determines the “as-if-vacant” fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in acquired lease rights in the accompanying balance sheet) are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligation in the accompanying balance sheet) are amortized as an increase to rental income over the

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

2. Summary of Significant Accounting Policies — (Continued)

initial term and any fixed rate renewal periods in the respective leases. The Partnership’s leases do not currently include fixed-rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the additional interests in real estate entities acquired by the Partnership because such value and its consequence to amortization expense is immaterial for these particular acquisitions. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Purchase accounting was applied, on a pro-rata basis, to the assets and liabilities related to the Property. The results of operations of the Property since September 30, 2003 are included in the accompanying statement of operations of the Partnership. The purchase price of the Property, excluding closing costs, was $17,500. The fair value of the real estate acquired was allocated to the acquired tangible assets, consisting of land and building and improvements, and identified intangible assets and liabilities, consisting of the value of above- market and below-market leases, other value of in-place leases and value of tenant relationship, if any, based in each case on their fair values.

The following are the amounts assigned to each major asset and liability caption at the acquisition date:

Land	$6,106
Building and improvements	9,092
Acquired lease rights(1)	1,486
Acquired lease obligations(1)	(3,013)
In-place lease value(1)	4,387

(1)	These intangibles are being amortized over the remaining lease terms. The weighted average remaining lease terms are 5.2 years, 7.4 years and 16.5 years, respectively.
Income Taxes

No provision for federal or state income tax expense was made on the accompanying financial statement as the items of income and expenses are reported on the respective partners’ individual tax returns.

3. Restricted Cash

Restricted cash includes escrowed funds and other restricted deposits required in conjunction with the Partnership’s loan agreement.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

4. Real Estate

Following is certain information related to the Partnership’s investment in real estate as of December 31, 2003:

Initial cost of the acquired or purchased property:
Land	$6,106
Building and improvements	9,092

Cost capitalized subsequent to acquisition:
Improvements	2,595

Total Costs:
Land	6,106
Building and improvements	11,687
Accumulated depreciation	(76)

Date of acquisition	9/30/2003

At December 31, 2003, real estate consists of the following:

Land	$6,106
Buildings and improvements	9,136
Tenant improvements	2,551

Total investment in real estate	17,793
Accumulated depreciation	(76)

Net investment in real estate	$17,717

The following tables reconcile the historical cost of the Partnership’s investment in real estate and accumulated depreciation for the period from September 30, 2003 to December 31, 2003.

Real Estate:
Balance, beginning of the period	$—
Acquisition of mall property	15,198
Additions during the period	2,595

Balance, end of period	$17,793

Accumulated Depreciation:
Balance, beginning of the period	$—
Depreciation during the period	76

Balance, end of period	$76

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

5. Deferred Charges

At December 31, 2003, deferred charges consist of the following:

Deferred financing costs	$753
Deferred leasing costs	6,400
Acquired in-place leases	4,387

Total	11,540
Less: Accumulated amortization	(226)

Net	$11,314

6. Mortgage Loan Payable

At December 31, 2003, mortgage loan payable consists of the following:

Mortgage Loan Payable — interest only at LIBOR plus 3.25% payable monthly, due December 31, 2005, secured by the real estate and an assignment of the leases	$13,388

The mortgage loan is a line of credit whereby the Partnership can borrow up to $43,060. The outstanding principal balance of the loan shall not exceed 65% of the fair value of the Property. Advances on the loan can be made for certain tenant improvements, capital improvements, leasing commissions and other “soft” costs. The entire mortgage loan payable principal balance is due on December 31, 2005. Interest rate on the mortgage loan payable equals to LIBOR plus 3.25% per annum until certain anchor tenants occupy their space and begin paying rent at which time the spread shall become 2.5%. The effective rate on the loan on December 31, 2003 was 4.37%.

Under certain circumstances, the Partnership may extend the maturity of the loan for three one-year periods. The Partnership may prepay the loan at any time without incurring any prepayment penalty.

Larry Feldman, the majority owner of the general partner, and certain Lubert-Adler investment partnerships have made guarantees up to $3,700 and $6,300, respectively, with respect to the Partnership’s mortgage loan.

The mortgage loan has certain restrictions that prohibit cash distributions to the joint venture partners until the Property’s operating cash flow funds a minimum of $5,800 of capital expenditures.

7. Related Party Transactions

As of December 31, 2003, $173 was included in amounts due from affiliates in the accompanying balance sheet, which represents non-interest bearing advances from the Partnership to an affiliated entity, Feldman Equities of Arizona, LLC, due upon demand.

The Partnership has entered into a management agreement with an affiliate of the general partner to provide various management and leasing services to the Partnership. The agreement commenced on September 30, 2003 and shall terminate in accordance with its terms or the terms of any financing document. The Partnership pays an annual management fee equal to 3.5% of the annual gross receipt, as defined in the management agreement. In addition, the Partnership pays brokerage commission fees as a percentage of contractual rents on new leases and lease renewals. Furthermore, the Partnership is required to pay construction management fees equal to 3% of the total hard costs of all tenant improvement construction and capital renovation projects. Total fees paid by the Partnership aggregated $65 for the period from September 24, 2003 to December 31, 2003. These fees are recorded in general and administrative expenses on the accompanying statement of operations.

Back to Contents

FELDMAN LUBERT ADLER HARRISBURG, LP
NOTES TO FINANCIAL STATEMENTS — (Continued)
DECEMBER 31, 2003
(Dollar amounts in thousands)

8. Rentals Under Operating Leases

The Partnership receives rental income from the leasing of retail shopping center space under operating leases. The Partnership recognizes income from its tenant operating leases on a straight-line basis over the respective lease terms and, accordingly, rental income in a given period will vary from actual contractual rental amount due.

The minimum future base rentals under non-cancelable operating leases as of December 31, 2003 are as follows:

Year ending December 31,

2004	$4,167
2005	3,676
2006	2,769
2007	2,029
2008	1,707
Thereafter	3,715

Total minimum future base rentals	$18,063

Minimum future rentals do not include amounts which are payable by certain tenants based upon certain reimbursable shopping center operating expenses. The tenant base includes national and regional chains and local retailers, and, consequently, the Partnership’s credit risk is concentrated in the retail industry. One tenant (a toy store) accounted for more than 10% of the Partnership’s rental revenues. Rental income collected from this tenant aggregated $108 for the period from September 30, 2003 to December 31, 2003.

9. Commitment and Contingencies

In the normal course of business, the Partnership becomes involved in legal actions relating to the ownership and operations of its properties and the properties it manages for third parties. In management’s opinion, the resolutions of these legal actions are not expected to have a material adverse effect on the Partnership’s financial position or results of operations.

Pursuant to signed leases as of December 31, 2003, the Partnership also has commitments to make tenant improvements and other capital expenditures in the amount of approximately $24,298 at December 31, 2003.

10. Fair Value of Financial Instruments

As of December 31, 2003, the fair values of the Partnership’s mortgage payable are approximately the carrying values as the terms are similar to those currently available to the Partnership for debt with similar risk and the same remaining maturities. The carrying amounts for cash and cash equivalents, restricted cash, rents and other receivables, due from affiliates, and accounts payable and other liabilities approximate fair value because of the short-term nature of these instruments.

11. Subsequent Event (Unaudited)

On October 27, 2004, the Partnership amended its mortgage loan payable to increase its line of credit from $43,060 to $46,875 under the same terms as defined in footnote 6.

Back to Contents

INDEPENDENT AUDITORS’ REPORT

The Members
BRE / Colonie Center L.L.C.:

We have audited the accompanying Statement of Revenues and Certain Operating Expenses of the property known as Colonie Center Mall, located in Albany, New York (the Property) for the year ended December 31, 2003 (the Historical Summary). This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 2 and is not intended to be a complete presentation of the Property’s revenues and operating expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York
September 29, 2004

Back to Contents

COLONIE CENTER MALL
STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (Unaudited)
AND THE YEAR ENDED DECEMBER 31, 2003
(Dollar amounts in thousands)

	Nine Months Ended September 30, 2004 (Unaudited)	Year Ended December 31, 2003

Revenues:
Rental income (note 3)	$6,707	$9,657
Tenant reimbursement	3,349	4,679
Other income	54	49

Total revenues	10,110	14,385
Operating Expenses:
Utilities	1,205	1,543
Cleaning services	445	598
Repairs, maintenance, and supplies	730	1,207
Building management services	318	442
Real estate taxes	1,368	1,823
Security	302	456
Insurance	156	215
General and administrative	466	623

Total expenses	4,990	6,907

Net operating income	$5,120	$7,478

See accompanying notes to statements of revenues and certain operating expenses.

Back to Contents

COLONIE CENTER MALL
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (Unaudited)
AND THE YEAR ENDED DECEMBER 31, 2003
(Dollar amounts in thousands)

1. Nature of the Property’s Business

Colonie Center is a super-regional mall located in Albany, New York (the Property), consisting of approximately 664,000 square feet of rentable area. Two anchor tenants are retail tenants which occupy in excess of 282,000 square feet. The mall was opened in 1966 with two major expansions done in 1991 and 1998.

The Property is owned by BRE/Colonie Center, LLC (the Company), which was formed on May 30, 2002 under the laws of the State of Delaware.

On September 29, 2004, Feldman Equities Operating Partnership, LP and BRE/Colonie Center, LLC entered into a Purchase and Sales Agreement to acquire the Property from BRE/Colonie Center, LLC for $84,200. The purchase price may increase up to a maximum amount of $93,200 based upon certain prospective leasing transactions. Management believes it is probable that this transaction will be consummated; however, there can be no assurance that this transaction will close.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The Statements of Revenue and Certain Operating Expenses (Historical Summary) have been prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (the SEC), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Property, exclusive of interest income, depreciation and amortization, rental income relating to the allocation of purchase price of the property to above/below market leases, management fees and debt service (collectively, the Excluded Items), which may not be comparable to the corresponding amounts reflected in the future operations of the Property.

Revenue Recognition

The Property’s operations consist of rental income earned from tenants under leasing arrangements which generally provide for minimum rents, escalations and charges to tenants for their pro rata share of real estate taxes and operating expenses. All leases have been accounted for as operating leases. Rental income is recognized by amortizing the aggregate lease payments on a straight-line basis over the entire terms of the leases. Percentage rents are recognized as a percentage of tenant’s sales or once the tenant’s income threshold, if any, have been exceeded.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Property’s management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Bad debts are recorded under the specific identification method whereby uncollectible receivables are reserved for when identified.

Back to Contents

COLONIE CENTER MALL
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (Unaudited)
AND THE YEAR ENDED DECEMBER 31, 2003
(Dollar amounts in thousands)

2. Basis of Presentation and Summary of Significant Accounting Policies — (Continued)

Repairs and Maintenance

Expenditures for repairs and maintenance are expensed as incurred.

3. Leases

At December 31, 2003, approximately 606,000 square feet, representing approximately 91% of the Property’s gross rentable area, was leased to tenants under operating leases. Of this amount, approximately 282,000 square feet or 46.5% was leased to two anchor tenants in the retail industry, whose leases expire in October 2018. The remaining tenant leases expire in various years through 2014.

The Company has entered into non-cancelable lease agreements, subject to various escalation clauses, with tenants for shop space. As of December 31, 2003, the fixed future minimum rental income on non-cancellable operating leases expiring in various years through 2018 is as follows:

Year Ending December 31	Amounts

2004	$7,126
2005	6,672
2006	6,398
2007	6,107
2008	5,313
Thereafter	26,088

Total	$57,704

The tenant leases provide for annual rentals that include the tenants’ proportionate share of real estate taxes and certain property operating expenses. The Company’s tenant leases generally include tenant renewal options that can extend the lease terms.

Rental income on the Historical Summary includes the effect of amortizing the aggregate minimum lease payments on a straight-line basis over the entire terms of the lease, which amounted to an increase in rental income of $224 and $359 for the nine months ended September 30, 2004 (unaudited) and the year ended December 31, 2003, respectively.

4. Concentration Risks

Two anchor retail tenants whose leases expire in October 2018 account for more than 10% of the total rental income for the nine months period ended September 30, 2004 (unaudited) and for the year ended December 31, 2003, which aggregated $1,430 and $1,910, respectively.

5. Commitments and Contingencies

Adjacent to the Property are two third-party owned anchor tenant spaces whose operations are operating in tandem with the Property. The Company has entered into an operating agreement with these two anchor tenants to share certain operating expenses based on a fixed amount per square foot. The agreement terminates in July 2057.

Back to Contents

FMP
Feldman
Mall
Properties, Inc.

Moving Malls to the Head of the Class

Back to Contents

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

Until                , 2005 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,666,667 Shares

Common Stock

Feldman Mall Properties, Inc.

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

RBC CAPITAL MARKETS

BB&T CAPITAL MARKETS

     , 2004

Back to Contents

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee		$23,313
NASD filing fee		18,900
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

Prior to or concurrently with the closing of this offering, Larry Feldman, our Chairman and Chief Executive Officer, Jim Bourg, our Executive Vice President and Chief Operating Officer, Scott Jensen, our Executive Vice President of Leasing, and Jeffrey Erhart, our Executive Vice President and General Counsel, and their respective affiliates will, pursuant to contribution and related agreements, contribute their ownership interests in Feldman Equities of Arizona, LLC, and its subsidiaries and affiliates to our company and/or our operating partnership in exchange for an aggregate of 123,228 shares of common stock and 1,593,464 OP units, issued by us and/or our operating partnership.

The common stock and OP units described above will be issued in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of the company and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our

Back to Contents

bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the company to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

Maryland law requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or is threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or is threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, we may not indemnify for an adverse judgment in a suit by or in the right of the company or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, certain persons, including directors of our company, officers or employees of the operating partnership and our company are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Feldman Equities Operating Partnership LP, the partnership in which we serve as a general partner through a wholly owned business trust subsidiary.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Back to Contents

Item 36. Financial Statements and Exhibits.

(a)      Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)      Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit

1.1*	Underwriting Agreement by and among Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, and Friedman, Billings, Ramsey & Co., Inc.
3.1*	Amended and Restated Articles of Incorporation of Feldman Mall Properties, Inc.
3.2*	Amended and Restated Bylaws of Feldman Mall Properties, Inc.
3.3*	Amended and Restated Agreement of Limited Partnership of Feldman Equities Operating Partnership, LP.
3.4*	Declaration of Trust of Feldman Holdings Business Trust I.
3.5*	Declaration of Trust of Feldman Holdings Business Trust II.
3.6***	Amended and Restated Operating Agreement of Feldman Equities of Arizona, LLC, dated as of August 13, 2004, by and between Feldman Partners, LLC, Feldman Equities Operating Partnership, LP, Lawrence Feldman, Jeffrey Erhart and Edward Feldman.
5.1*	Opinion of Venable LLP.
8.1*	Tax Opinion of Clifford Chance US LLP.
10.1*	Registration Rights Agreement, dated , 2004, by and among Feldman Mall Properties, Inc. and the parties listed on Schedule I thereto.
10.2*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Lawrence Feldman.
10.3*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and James Bourg.
10.4*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Scott Jensen.
10.5*	Employment Agreement, dated August 13, 2004, by and between Feldman Mall Properties, Inc. and Jeffrey Erhart.
10.6*	Employment Agreement, dated November 6, 2004, by and between Feldman Mall Properties, Inc. and Thomas E. Wirth.
10.7***	Subscription Agreement, dated August 13, 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Equities of Arizona, LLC and Feldman Mall Properties, Inc.
10.8***	Contribution Agreement, dated as of August 13, 2004, by and between James Bourg, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.9***	Irrevocable Contribution Agreement, dated as of August 13, 2004, by and between Lawrence Feldman, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I, Feldman Mall Properties, Inc. and Feldman Equities of Arizona, LLC.
10.10***	Contribution Agreement, dated as of August 13, 2004, by and between Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.11***	Contribution and Subscription Agreement, dated as of August 13, 2004, by and between Jeffrey Erhart and Feldman Equities of Arizona, LLC.
10.12*	Dubin Ownership Interest Assignment Agreement, dated as of , 2004, by and between Dennis Dubin, Mildred Dubin and Feldman Equities of Arizona, LLC.
10.13***	Form of Ash Ownership Interests Assignment Agreement, dated as of July __, 2004, by and among Ash Foothills Investors, LLC, Bruce Ash, Paul Ash and Feldman Equities of Arizona, LLC.
10.14*	Merger Agreement, dated as of , 2004, by and between Feldman Equities General Partner Inc., Feldman Equities General Partner Merger Inc., Feldman Equities Partners, LLC and Feldman Mall Properties, Inc.
10.15*	FHGP Merger Agreement, dated as of , 2004, by and between Feldman Harrisburg General Partner Inc., Feldman Harrisburg General Partner Merger Inc., Feldman Partners, LLC and Feldman Mall Properties, Inc.

Back to Contents

10.16***	Recapitalization Agreement, dated as of August 13, 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.
10.17*	Tax Protection Agreement, dated as of , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Mall Properties, Inc. and .
10.18***	Erhart Redemption Agreement, dated as of August 13, 2004, by and between Jeffrey Erhart, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.19***	Feldman Partners, LLC Redemption Agreement, dated as of August 13, 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.20***	Purchase and Sale Agreement, dated as of September 29, 2004, by and between BRE/Colonie Center L.L.C. and Feldman Equities Operating Partnership, LP.
10.21*	Waiver and Contribution Agreement, dated as of , 2004, by and between Feldman Partners, LLC, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.22*	Waiver and Contribution Agreement, dated as of , 2004, by and between Lawrence Feldman, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.23*	Waiver and Contribution Agreement, dated as of , 2004, by and between James Bourg, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.24*	Waiver and Contribution Agreement, dated as of , 2004, by and between Scott Jensen, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.25*	Waiver and Contribution Agreement, dated as of , 2004, by and between Jeffrey Erhart, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.26***	Limited Partnership Agreement of Feldman Lubert Adler Harrisburg LP, dated as of September 30, 2003.
10.27***	First Amendment to Limited Partnership Agreement of Feldman Lubert Adler Harrisburg, LP, dated as of October 1, 2003.
10.28***	Second Amendment to Limited Partnership Agreement of Feldman Lubert Adler Harrisburg, LP, dated as of November 13, 2003.
10.29***	Agreement Regarding Feldman Lubert Adler Harrisburg LP, dated July 19, 2004.
10.30*	First Amendment to Feldman Partners, LLC Redemption Agreement, dated as of November , 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.31*	First Amendment to Recapitalization Agreement, dated as of November , 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.
21.1*	List of Subsidiaries of Feldman Mall Properties, Inc.
23.1**	Consent of KPMG LLP.
23.2**	Consent of KPMG LLP.
23.3*	Consent of Venable LLP (included in Exhibit 5.1).
23.4*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the Signature Page).
99.1***	Consent of Paul H. McDowell to being named as a director nominee.
99.2***	Consent of Bruce E. Moore to being named as a director nominee.
99.3***	Consent of Lawrence S. Kaplan to being named as a director nominee.

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.

Back to Contents

Item 37. Undertakings.

(a)      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)      The undersigned Registrant hereby further undertakes that:

(1)     For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Back to Contents

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 13th day of December, 2004.

FELDMAN MALL PROPERTIES, INC.

By:	/s/ Lawrence Feldman
Name: Lawrence Feldman Title: Chairman and Chief Executive Officer

Back to Contents

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Feldman and Thomas E. Wirth, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Amendment No. 6 to the Registration Statement, and any and all amendments thereto (including post-effective amendments), or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the 13th day of December, 2004.

Signature:	/s/ Lawrence Feldman
Title: Chairman and Chief Executive Officer Date: December 13, 2004

Name	Title

/s/ Lawrence Feldman Lawrence Feldman	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas E. Wirth Thomas E. Wirth	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Back to Contents

EXHIBIT INDEX

Exhibit

1.1*	Underwriting Agreement by and among Feldman Mall Properties, Inc., Feldman Equities Operating Partnership, LP, and Friedman, Billings, Ramsey & Co., Inc.
3.1*	Amended and Restated Articles of Incorporation of Feldman Mall Properties, Inc.
3.2*	Amended and Restated Bylaws of Feldman Mall Properties, Inc.
3.3*	Amended and Restated Agreement of Limited Partnership of Feldman Equities Operating Partnership, LP.
3.4*	Declaration of Trust of Feldman Holdings Business Trust I.
3.5*	Declaration of Trust of Feldman Holdings Business Trust II.
3.6***	Amended and Restated Operating Agreement of Feldman Equities of Arizona, LLC, dated as of August 13, by and between Feldman Partners, LLC, Feldman Equities Operating Partnership, LP, Lawrence Feldman, Jeffrey Erhart and Edward Feldman.
5.1*	Opinion of Venable LLP.
8.1*	Tax Opinion of Clifford Chance US LLP.
10.1*	Registration Rights Agreement, dated , 2004, by and among Feldman Mall Properties, Inc. and the parties listed on Schedule I thereto.
10.2*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Lawrence Feldman.
10.3*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and James Bourg.
10.4*	Employment Agreement, dated , 2004, by and between Feldman Mall Properties, Inc. and Scott Jensen.
10.5*	Employment Agreement, dated August 13, 2004, by and between Feldman Mall Properties, Inc. and Jeffrey Erhart.
10.6*	Employment Agreement, dated November 6, 2004, by and between Feldman Mall Properties, Inc. and Thomas E. Wirth.
10.7***	Subscription Agreement, dated August 13, 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Equities of Arizona, LLC and Feldman Mall Properties, Inc.
10.8***	Contribution Agreement, dated as of August 13, 2004, by and between James Bourg, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.9***	Irrevocable Contribution Agreement, dated as of August 13, 2004, by and between Lawrence Feldman, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I, Feldman Mall Properties, Inc. and Feldman Equities of Arizona, LLC.
10.10***	Contribution Agreement, dated as of August 13, 2004, by and between Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Equities of Arizona, LLC.
10.11***	Contribution and Subscription Agreement, dated as of August 13, 2004, by and between Jeffrey Erhart and Feldman Equities of Arizona, LLC.
10.12*	Dubin Ownership Interest Assignment Agreement, dated as of , 2004, by and between Dennis Dubin, Mildred Dubin and Feldman Equities of Arizona, LLC.
10.13***	Form of Ash Ownership Interests Assignment Agreement, dated as of July __, 2004, by and among Ash Foothills Investors, LLC, Bruce Ash, Paul Ash and Feldman Equities of Arizona, LLC.
10.14*	Merger Agreement, dated as of , 2004, by and between Feldman Equities General Partner Inc., Feldman Equities General Partner Merger Inc., Feldman Equities Partners, LLC and Feldman Mall Properties, Inc.
10.15*	FHGP Merger Agreement, dated as of , 2004, by and between Feldman Harrisburg General Partner Inc., Feldman Harrisburg General Partner Merger Inc., Feldman Partners, LLC and Feldman Mall Properties, Inc.
10.16***	Recapitalization Agreement, dated as of August 13, 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.

Back to Contents

10.17*	Tax Protection Agreement, dated as of , 2004, by and between Feldman Equities Operating Partnership, LP, Feldman Mall Properties, Inc. and .
10.18***	Erhart Redemption Agreement, dated as of August 13, 2004, by and between Jeffrey Erhart, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.19***	Feldman Partners, LLC Redemption Agreement, dated as of August 13, 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.20***	Purchase and Sale Agreement, dated as of September 29, 2004, by and between BRE/Colonie Center L.L.C. and Feldman Equities Operating Partnership, LP.
10.21*	Waiver and Contribution Agreement, dated as of , 2004, by and between Feldman Partners, LLC, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.22*	Waiver and Contribution Agreement, dated as of , 2004, by and between Lawrence Feldman, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.23*	Waiver and Contribution Agreement, dated as of , 2004, by and between James Bourg, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.24*	Waiver and Contribution Agreement, dated as of , 2004, by and between Scott Jensen, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.25*	Waiver and Contribution Agreement, dated as of , 2004, by and between Jeffrey Erhart, Feldman Mall Properties, Inc. and Feldman Equities Operating Partnership, LP.
10.26***	Limited Partnership Agreement of Feldman Lubert Adler Harrisburg LP, dated as of September 30, 2003.
10.27***	First Amendment to Limited Partnership Agreement of Feldman Lubert Adler Harrisburg, LP, dated as October 1, 2003.
10.28***	Second Amendment to Limited Partnership Agreement of Feldman Lubert Adler Harrisburg, LP, dated November 13, 2003.
10.29***	Agreement Regarding Feldman Lubert Adler Harrisburg LP, dated July 19, 2004.
10.30*	First Amendment to Feldman Partners, LLC Redemption Agreement, dated as of November , 2004, by and between Feldman Partners, LLC, Feldman Equities of Arizona, LLC, Feldman Equities Operating Partnership, LP, Feldman Holdings Business Trust I and Feldman Mall Properties, Inc.
10.31*	First Amendment to Recapitalization Agreement, dated as of November , 2004, by and between James Bourg, Scott Jensen, Feldman Equities Operating Partnership, LP and Feldman Mall Properties, Inc.
21.1*	List of Subsidiaries of Feldman Mall Properties, Inc.
23.1**	Consent of KPMG LLP.
23.2**	Consent of KPMG LLP.
23.3*	Consent of Venable LLP (included in Exhibit 5.1).
23.4*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).
24.1**	Power of Attorney (included on the Signature Page).
99.1***	Consent of Paul H. McDowell to being named as a director nominee.
99.2***	Consent of Bruce E. Moore to being named as a director nominee.
99.3***	Consent of Lawrence S. Kaplan to being named as a director nominee.

*	To be filed by amendment.
**	Filed herewith.
***	Previously filed.